Filed Pursuant to Rule 424(b)(1)
Registration No. 333-172980

10,000,000 Shares

Common Stock

Apollo Residential Mortgage, Inc. is a newly organized residential real estate finance company that has been formed primarily to invest in, finance and manage mortgage-backed securities, residential mortgage loans and other residential mortgage assets in the United States. We will be externally managed and advised by ARM Manager, LLC, a Delaware limited liability company, or our Manager, a recently formed indirect subsidiary of Apollo Global Management, LLC, which, together with its subsidiaries, we refer to as Apollo.

This is our initial public offering and no public market currently exists for our common stock. We are offering shares of our common stock as described in this prospectus. The initial public offering price of our common stock is $20.00 per share. Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “AMTG.” Concurrently with the closing of this offering, we will sell to certain affiliates and personnel of Apollo, including personnel of our Manager, in a separate private placement, at the initial public offering price per share, without payment of any underwriting fee, shares of our common stock representing an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2011. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common or capital stock. Different ownership limits will apply to Apollo and certain of its affiliates. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 23 of this prospectus for a discussion of the following and other risks:

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We depend on our Manager and its key personnel for our success and upon their access to Apollo’s investment professionals and partners. We may not find a suitable replacement for our Manager if our management agreement is terminated, or if key personnel leave the employment of our Manager or Apollo or otherwise become unavailable to us.

•	The termination of our management agreement may be difficult and require payment of a substantial termination fee or other amounts, including in the case of termination for unsatisfactory performance.

•	We have no operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.
•	There are various conflicts of interest in our relationship with Apollo which could result in decisions that are not in the best interests of our stockholders.
•

We may change our operational policies (including our investment guidelines, strategies and policies and the targeted assets in which we invest) with the approval of our board of directors but without stockholder consent or notice at any time, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

•

Loss of our exemption under the Investment Company Act of 1940, as amended, would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of the management agreement with our Manager.

•	Stockholders will not have input on our asset selection.
•

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

	Per share	Total
Initial public offering price	$20.00	$200,000,000
Underwriting fee(1)	$0.80	$8,000,000
Proceeds, before expenses, to Apollo Residential Mortgage, Inc.	$20.00	$200,000,000

(1)	Our Manager will pay to the underwriters the total underwriting fee of $0.80 per share for shares sold in the offering. See “Underwriting.”

We have granted the underwriters the right to purchase up to 1,500,000 additional shares of our common stock from us at the initial public offering price, less the underwriting fee, within 30 days after the date of this prospectus to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about July 27, 2011.

Morgan Stanley	Credit Suisse	J.P. Morgan
JMP Securities	Nomura	Stifel Nicolaus Weisel	RBS

The date of this prospectus is July 21, 2011

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Through and including August 15, 2011 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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GLOSSARY

“Agency” means a U.S. government agency, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, which guarantees payments of principal and interest on MBS.

“Agency certificates” means Ginnie Mae, Fannie Mae or Freddie Mac certificates.

“Agency MBS” means government agency MBS, which are mortgage pass-through certificates backed by pools of residential mortgage loans issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. Our Agency MBS may also consist of Agency CMOs, which are securities that are structured by an Agency-backed mortgage pass-through certificates.

“Alt-A mortgage loans” means residential mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to Agency underwriting guidelines. Generally, Alt-A mortgage loans allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation.

“ARMs” means adjustable-rate residential mortgage loans.

“CMO” means a collateralized mortgage obligation.

“conforming loans” means residential mortgage loans that conform to the Agency underwriting guidelines and meet the funding criteria of Fannie Mae and Freddie Mac.

“Fannie Mae” means the Federal National Mortgage Association.

“FHA” means the Federal Housing Administration.

“FHFA” means the U.S. Federal Housing Finance Agency.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“FRMs” means fixed-rate residential mortgage loans.

“Ginnie Mae” means the Government National Mortgage Association, a wholly-owned corporate instrumentality of the United States of America within the U.S. Department of Housing and Urban Development.

“highly rated” tranches of MBS refer to those tranches which we consider to be the more senior tranches of a given securitization.

“hybrid ARMs” means residential mortgage loans that have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index.

“IO strips” are a type of stripped security. IO strips receive interest-only on the underlying assets.

“jumbo mortgage loans” means residential mortgage loans with an original principal balance in excess of the maximum amount permitted by the Agency underwriting guidelines.

“MBS” means mortgage-backed securities.

“mortgage loans” means loans secured by real estate with a right to receive the payment of principal and interest on the loan (including servicing fees).

“non-Agency MBS” means MBS that are not issued or guaranteed by an Agency, including investment grade (AAA through BBB rated) and non-investment grade (BB rated through unrated) classes.

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“PO strips” are a type of stripped security. PO strips receive principal-only on the underlying assets.

“prime mortgage loans” means residential mortgage loans that generally conform to Agency underwriting guidelines.

“SIFMA” means Securities Industry and Financial Markets Association.

“single family residential” means residential single family one to four unit homes, that can be owner occupied primary residences, second homes, or investment properties, that can be detached homes, condominiums or planned-unit-development properties.

“stripped securities” are MBS structured with two or more classes that receive different distributions of principal or interest on a pool of Agency certificates, whole loans or private pass-through MBS.

“subprime mortgage loans” means residential mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting conforming loans and Alt-A mortgage loans.

“TBAs” means forward-settling Agency MBS where the pool is “to-be-announced.” In a TBA, a buyer will agree to purchase, for future delivery, Agency MBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency MBS to be delivered is not identified until shortly before the TBA settlement date.

“whole loans” means original residential mortgage loans which are sold in their entirety and are not securitized.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Apollo Residential Mortgage, Inc., a Maryland corporation, together with its consolidated subsidiaries; references in this prospectus to “Apollo” refer to Apollo Global Management, LLC, together with its subsidiaries; and references in this prospectus to “our Manager” refer to ARM Manager, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC. References in this prospectus to the expertise of the Manager refer to that of the management team employed by the Manager and its affiliates. References in this prospectus to “assets under management” refers to assets under management as defined in Appendix I. Unless indicated otherwise, the information in this prospectus assumes (1) the sale in a concurrent private placement to certain affiliates and personnel of Apollo, including personnel of our Manager, at the initial public offering price per share, without payment of any underwriting fee, of shares of our common stock representing an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million and (2) no exercise by the underwriters of their overallotment option to purchase up to an additional 1,500,000 shares of our common stock.

Our Company

Apollo Residential Mortgage, Inc. is a newly organized residential real estate finance company that will invest in residential mortgage assets in the United States. Our principal objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a portfolio of assets that will consist initially of Agency MBS, but over time will be diversified to cover a broader range of other residential mortgage assets, including non-Agency MBS, residential mortgage loans and other residential mortgage assets, which we refer to as our target assets. We believe that the diversification of our portfolio of assets over time, our expertise within our target asset classes and the flexibility of our strategy will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

We will be externally managed and advised by ARM Manager, LLC, or our Manager, a recently formed indirect subsidiary of Apollo Global Management, LLC. We intend to utilize and leverage the extensive expertise of our Manager, and its management team. Founded in 1990, Apollo is a leading global alternative asset manager with a contrarian and value-oriented investment approach, with total assets under management of over $67 billion as of December 31, 2010. Apollo has significant and longstanding experience in residential real estate markets through a number of its funds’ investments. For example, a fund managed by Apollo was formerly the owner of WMC Mortgage Corporation, a subprime mortgage originator, which it purchased in 1997 and sold in 2004 for approximately $472 million, generating a gross internal rate of return, or IRR, of 28.3%. In addition, certain funds managed by Apollo are currently the majority owner of Realogy Corporation, a global provider of residential real estate services. Most recently, in 2007, certain funds managed by Apollo founded Vantium Capital Markets, L.P. and its affiliates, or Vantium, an integrated real estate investment platform established to take advantage of dislocation in the mortgage markets, as described below.

We believe our Manager’s deep understanding of MBS market fundamentals, as well as its ability to analyze, model and set value parameters around the individual mortgages that collateralize Agency MBS and non-Agency MBS, will enable our Manager to selectively acquire assets for us that present attractive risk-adjusted return profiles and the potential for capital appreciation. Our Chief Executive Officer, Michael A. Commaroto, has over 25 years of experience in the mortgage market. Since 2008, Mr. Commaroto has been the

CEO-Capital Markets of Vantium Management, L.P. Vantium has invested over $750 million in residential mortgage assets with a combined par value of approximately $2 billion. Of these investments, Vantium has already sold assets consisting of $252 million of invested capital. Inclusive of these sales, and assuming Vantium’s remaining liquid non-Agency MBS were sold at their mark-to-market values as of December 31, 2010, and its remaining mortgage loans and illiquid non-Agency MBS with values below $500,000 were sold at their mark-to-model values as of such date, Vantium would have achieved total asset returns since inception of approximately 23.9%. See “Business—About Apollo” for a detailed discussion of the assumptions underlying this calculation.

We plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS assets following the completion of this offering. In the aftermath of the global financial crisis, the U.S. Federal Reserve has lowered the target for the Federal Funds Rate to a current targeted range of 0% to 0.25% which has kept financing for Agency MBS assets at historically low levels. At the same time, according to the Department of the Treasury and the Department of Housing and Urban Development’s recently released report to Congress entitled “Reforming America’s Housing Finance Market,” or the Housing Report, an estimated 90% of new mortgages originated in the United States are currently being funded through Agency financings, which is creating an ample supply of newly minted Agency MBS securitizations. We believe that there is a highly attractive investment opportunity in this asset class that has been created by the widening spread between the cost of funding for, and the yield on, Agency MBS assets (which is exemplified by the average spread between one-month LIBOR and the TBA current coupon Fannie Mae 30-year yield, which between December 1984 and May 2011 averaged 246 basis points and, as of March 31, 2011, was 400 basis points). The initial focus of our business plan around the Agency MBS asset class will enable us to take advantage of these favorable market conditions as we deploy the net proceeds from this offering and the concurrent private placement described below. Our Agency MBS investment activity will be led by Keith Rosenbloom, our Manager’s Agency MBS portfolio manager, who has over 18 years of experience investing in mortgage assets.

We also believe that the current level of government involvement in the U.S. mortgage market is not sustainable and that over time, current dominance of this market by the Agencies must be reduced in favor of significantly more investment by private capital sources. In this regard, we anticipate the return in the medium term of an active private non-Agency MBS market, which, according to SIFMA, has fallen from a 2005 peak volume of $740 billion to $5 billion in 2010. We anticipate the return of this market, which we believe is an essential component of any long-term housing industry recovery, is going to create additional supply of non-Agency MBS. In addition, opportunities will also exist for us to purchase legacy non-Agency MBS. Beginning with the onset of the credit crisis in 2007, there has been significant volatility in non-Agency MBS prices as a result of trends in market technicals such as prepayment rates and delinquency rates, and forced selling by hedge funds and other institutions as a result of market conditions. Although these assets have recovered some value from the lows experienced in 2008 and 2009, we believe that opportunities will exist for us to make strategic purchases of legacy non-Agency MBS at significant discounts to par. As a consequence of these factors, we anticipate that we will begin to diversify our Agency MBS portfolio by investing in non-Agency MBS assets over time. Although our Manager is newly formed, its senior personnel have proven expertise—developed in part through the investment by certain funds managed by Apollo in Vantium—in non-Agency MBS portfolio management, underwriting, due diligence and residential mortgage valuation, which we expect to enable us to identify and capitalize on opportunities in the non-Agency MBS asset class.

We also anticipate that we will purchase single family residential whole mortgage loans and other mortgage related assets over time. We plan to source our residential mortgage loans through bulk acquisitions of pools of whole loans originated by third parties that we expect to be available for purchase from existing bulk or pool sellers. In addition, we will seek to purchase legacy non-conforming mortgage loans from a range of financial institutions which according to Inside Mortgage Finance were holding an estimated $4.8 trillion in non-conforming residential mortgage loans on their balance sheets as of December 31, 2010. These loans, which were originated with a view to being sold or financed through the private non-Agency MBS securitization market, have been retained on-balance sheet due to the large-scale reduction in mortgage securitizations since 2007. Our plan is to finance these loan purchases primarily through securitizations we create as the private non-Agency MBS market begins to recover. We may, in the future, seek to originate these assets, leveraging the experience of Apollo’s operating partners.

Our Manager’s personnel will be comprised of an experienced team of senior residential mortgage trading and finance professionals, including Michael A. Commaroto, who will serve as our Chief Executive Officer, and Stuart A. Rothstein, who will serve as our Chief Financial Officer. Messrs. Commaroto and Rothstein will be supported by Keith Rosenbloom, our Manager’s Agency MBS portfolio manager, Paul Mangione, our Manager’s non-Agency MBS portfolio manager, and a team of other senior personnel who have significant experience investing in, financing and managing residential mortgage assets. Our Manager will also draw upon the extensive transactional, financial, managerial and investment skills of Apollo’s private equity, capital markets and real estate investment professionals. We believe our relationship with Apollo will provide us with significant advantages in sourcing, evaluating, underwriting and managing investments in our target assets.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2011. We generally will not be subject to U.S. federal income tax on our net taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act. We currently have no assets and will not commence operations until we have completed this offering and the concurrent private placement.

Our Manager and Apollo

Our Manager is an indirect subsidiary of Apollo Global Management, LLC. Our Manager is a direct subsidiary of Apollo Capital Management, L.P., a registered investment adviser. We believe Apollo’s and our Manager’s commitment to our success is evidenced by the agreement of certain affiliates and personnel of Apollo, including personnel of our Manager, to make in a private placement, or the concurrent private placement, that will close concurrently with the closing of this offering, an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million, at a price per share equal to the initial public offering price of the shares of common stock sold in this offering, without payment of any underwriting fee. The shares purchased in the concurrent private placement will be subject to an agreement with us that will restrict transfers of these shares for 12 months following the closing of this offering. Pursuant to the terms of a management agreement between us and our Manager, our Manager will be responsible for administering our business activities and day-to-day operations and will provide us with our management team and appropriate support personnel. Our Manager will at all times be subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. We do not expect to have employees.

Our Manager has access to Apollo’s senior management team which has extensive experience in identifying, financing, analyzing, hedging and managing real estate and real estate-related equity, debt and mezzanine investments, as well as a broad spectrum of other private equity and capital markets investments. Our Manager has formed an Investment Committee which will advise and consult with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leverage strategies and investment guidelines. In addition to Messrs. Commaroto and Rothstein, our Manager’s Investment Committee will consist of senior executives of Apollo, including Marc E. Becker (Partner of Apollo’s private equity business), Frederick N. Khedouri (Partner of Apollo Management International LLP), Eileen Patrick (Principal, Strategic Planning and Development of Apollo’s capital markets business), Justin Stevens (Principal of Apollo’s private equity business) and James Zelter (Managing Partner of Apollo’s capital markets business). Our Manager’s Investment Committee has over 115 years of investment experience in the aggregate.

Market Opportunities

We believe that our target assets currently present highly attractive risk-adjusted return profiles. Beginning in the summer of 2007, adverse changes in the financial markets have resulted in a deleveraging of the entire global financial system and the forced sale of large quantities of mortgage-related and other financial assets. As a result of these conditions, many traditional mortgage investors have suffered significant losses in their residential mortgage portfolios and a number of major market participants have failed or been impaired, resulting in a contraction in liquidity for mortgage-related assets. In addition, many traditional market participants are focused on managing their legacy portfolios of distressed real estate assets and have been subject to writedowns and losses on their assets, which we believe has created an opportunity for new entrants to the residential mortgage market.

We believe that the recent market disruptions in the U.S. housing industry, residential mortgage sector and overall credit markets have created an exceptional opportunity for us to implement our business plan as a new company based, in part, upon the following factors:

Steep Yield Curve and Attractive Spread Environment. In the aftermath of the global financial crisis, the U.S. Federal Reserve has lowered the target for the Federal Funds Rate to a current targeted range of 0% to 0.25% which has kept financing for Agency MBS at historically low levels. At the same time, according to the Housing Report, an estimated 90% of new mortgages originated in the United States are currently being funded through Agency financings, which is creating an ample supply of newly minted Agency MBS securitizations. The widening of the spread between the cost of funding for and the yield on Agency MBS assets has created a highly attractive investment opportunity in this asset class. We expect these favorable Agency MBS return dynamics to continue for the foreseeable future.

Opportunistic Non-Agency MBS and Mortgage Loans Investment Opportunities. Financial institutions were holding an estimated $4.8 trillion in non-conforming residential mortgage loans on their balance sheets as of December 31, 2010. These loans, which were originated with a view to being sold or financed through the private non-Agency MBS securitization market, are being held on-balance sheet by these financial institutions due to the virtual shut down of this market since 2007. We anticipate the return of this market, which we believe is an essential factor in a long-term housing industry recovery, is going to create additional supply of non-Agency MBS. In addition, opportunities will also exist for us to purchase legacy non-Agency MBS. Beginning with the onset of the credit crisis in 2007, there has been significant volatility in non-Agency MBS prices as a result of trends in market technicals such as prepayment rates and delinquency rates, and forced selling by hedge funds and other institutions as a result of market conditions. Although these assets have recovered some value from the lows experienced in 2008 and 2009, we believe that opportunities will exist for us to make strategic purchases of legacy non-Agency MBS at significant discounts to par.

Reduction of Government Support. We believe, and the Housing Report supports this view, that the current level of government involvement in the U.S. mortgage market is not sustainable and that over time current Agency dominance of this market must be reduced in favor of significantly more involvement by private capital. We believe that this presents an attractive opportunity for us to acquire Agency and non-Agency MBS, as a declining role by the Agencies will increase investment opportunities for private credit providers and increase yields on residential mortgage assets.

Supportive Market Trends. Macro housing trends in the current residential housing market, including declining home prices and tightening lending standards, are inhibiting borrowers’ ability to refinance their mortgage loans. We believe that declining home prices and tightening lending standards reduce the volatility of prepayment risk and will allow us to hedge our interest rate exposure more effectively. In addition, we expect the tightening of lending standards to lead to fewer defaults, which will improve our performance both in terms of lower default rates on non-Agency assets, and improve our accuracy in forecasting the duration of our Agency assets.

Our Business Strengths and Competitive Advantages

The following summarizes the key strengths and competitive advantages of our business:

•	Experienced management team

Our Manager will be comprised of an experienced team of senior residential mortgage trading and finance professionals, including Mr. Commaroto, who will serve as our Chief Executive Officer, and Mr. Rothstein, who will serve as our Chief Financial Officer. Messrs. Commaroto and Rothstein will be supported by Keith Rosenbloom, our Manager’s Agency MBS portfolio manager, Paul Mangione, our Manager’s non-Agency MBS portfolio manager, and a team of other senior personnel who have significant experience investing in, financing and managing residential mortgage assets. Our Manager’s senior personnel includes a group of seasoned investment professionals that has experience across various stages of the residential mortgage investment cycle. Since 2008, Vantium invested over $750 million in residential mortgage assets with a combined par value of approximately $2 billion. We believe our Manager’s deep understanding of MBS market fundamentals, as well as its ability to analyze, model and set value parameters around the individual mortgages that collateralize Agency MBS and non-Agency MBS, will enable our Manager to selectively acquire assets for us that present attractive risk-adjusted return profiles and the potential for capital appreciation.

•	Opportunistic and flexible investment strategy

Our Manager’s investment team is opportunistic and flexible, which will enable us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies in the residential mortgage market as attractive investment opportunities arise. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach will allow us to identify undervalued opportunities in all market cycles across our target assets, often before other investors identify such opportunities.

•	Significant benefits from our relationship with Apollo

Apollo generally operates its global franchise as an integrated investment platform with a free flow of information across its businesses. Apollo’s investment professionals interact frequently across its businesses on a formal and informal basis. We believe Apollo’s integrated investment model offers us deep industry relationships, market intelligence and execution capabilities that will support the implementation and growth of our business. Our Manager will also draw upon the experience of Apollo’s operating partners which we believe will provide us with differentiated expertise. Apollo’s managing partners have worked together for more than 20 years and lead a team of 171 investment professionals as of December 31, 2010. This team possesses a broad range of transactional, financial, managerial and investment expertise, including the creation of publicly traded vehicles.

We expect that our Manager will be able to leverage Apollo’s perspective and expertise in debt capital markets. As of December 31, 2010, Apollo’s credit-oriented capital markets funds had total assets under management of approximately $22 billion. These vehicles include six distressed and event-driven hedge funds, three mezzanine funds, seven senior credit funds, and a European non-performing loan fund. Between September 30, 2007 and December 31, 2010, Apollo’s private equity and capital markets funds have invested approximately combined $42 billion in debt securities with a face value of approximately $57 billion. The approximately $42 billion invested includes approximately $29 billion of capital from the funds managed by Apollo and approximately $13 billion of additional leverage. We believe that Apollo’s broad participation in real estate and debt capital markets provides our Manager with insights to evaluate opportunities across the spectrum of our target assets, including Agency MBS, non-Agency MBS and residential mortgage loans, and identify those opportunities offering the most compelling risk-return profile.

•	Comprehensive investment process and risk management

Our Manager’s senior personnel have extensive experience analyzing and managing the interest rate risk, maturity risk, prepayment risk and liquidity risk associated with owning a leveraged portfolio of residential mortgage assets. Our Manager’s expertise includes the ability to effectively finance these assets in order to enhance the returns from our target assets and appropriately hedge our financing to protect against adverse changes in interest rates.

Consistent with Apollo’s credit-oriented investment approach, the foundation of our investment strategy will be based on a deep understanding of the collateral that we purchase as part of residential mortgage loan pools as well as the collateral underlying our non-Agency MBS. While at Vantium, Mr. Commaroto and his team primarily invested in two assets types, non-Agency residential mortgage loans and non-Agency MBS. Vantium’s investments were made following an in-depth, asset level evaluation and risk assessment of each investment opportunity using rigorous quantitative and qualitative analysis. Risk assumptions were driven by detailed proprietary modeling, incorporating Mr. Commaroto and his team’s proprietary views on house price appreciation or depreciation by region, prepayment speeds, and the potential costs and timing of foreclosures. Underwriting was based on “hold-to-maturity” assumptions on valuation, which resulted in Vantium realizing sales on the majority of its MBS assets at returns significantly in excess of the original modeled investment analysis following the increase in bond market valuations during 2010. The Vantium team employed a very conservative investment approach which was demonstrated in the first Vantium asset investment which was a purchase of a pool of whole loans from the American Home Mortgage bankruptcy. This pool was purchased in August of 2008, a month prior to the Lehman Brothers bankruptcy, and yet is still outperforming its initial modeled cash flow expectations. We expect our Manager to follow a consistent investment approach.

We believe that access to portfolio companies of funds managed by Apollo and deep industry knowledge and relationships will provide our Manager with an informed perspective when evaluating the fundamental drivers impacting our business. We believe that this investment approach will provide an advantage relative to many of our competitors and enable us to better identify attractive investment opportunities and assess the performance, risk and returns that we should expect from any particular investment.

•	Superior sourcing capabilities

We expect our Manager to be able to utilize Apollo’s extensive proprietary relationships in the public and private real estate ownership, development, financing and services communities. These relationships are complemented by those with Apollo’s corporate private equity and capital markets operating partners in multiple industry categories. We believe this and other relationships will provide us with additional means to source investments in our target assets and originate residential mortgage loans to the extent we expand our investment strategy to include the origination of such loans. We also expect our Manager’s relationship with Apollo to provide us with access to Apollo’s deep, longstanding relationships with major U.S. financial institutions and we expect to be able to access residential mortgage asset and securitization opportunities from these relationships. We believe these relationships will enable our Manager to identify new investment opportunities as we seek to deploy our capital and maximize our risk-adjusted returns.

•	No legacy portfolio

We believe we have a competitive advantage relative to other existing comparable mortgage REITs because we do not have a legacy portfolio of lower-return or problem real estate assets that could potentially dilute the attractive returns that we believe are available in the current environment and distract our Manager’s focus from our investment strategy. As a new business, our portfolio of target assets will consist of newly acquired and currently priced assets and we will have no preexisting assets or legacy exposures. Therefore, we will not have any adverse credit exposure to, and our performance will not be negatively impacted by, previously purchased assets.

•	Alignment of Apollo’s and our interests and no conflicts of interest with Other Apollo Vehicles

We have taken steps to structure our relationship with Apollo and our Manager so that our interests and those of Apollo and our Manager are closely aligned. Certain affiliates and personnel of Apollo, including personnel of our Manager, have agreed to make in the concurrent private placement an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million, at a price per share equal to the initial public offering price of the shares of common stock sold in this offering, without payment of any underwriting fee. Upon completion of this offering and the concurrent private placement, certain affiliates and personnel of Apollo, including personnel of our Manager, will beneficially own 2.4% of our outstanding common stock (or 2.1% if the underwriters fully exercise their overallotment option). The shares purchased in the concurrent private placement will be subject to an agreement with us that will restrict transfers of shares purchased in the concurrent private placement for 12 months following the closing of this offering. We believe that the significant investment in us by certain affiliates and personnel of Apollo, including personnel of our Manager, will align our interests with those of Apollo and our Manager, which will create an incentive for Apollo and our Manager to seek to maximize returns for our stockholders.

Further, other than Vantium, which plans to cease acquiring assets upon completion of this offering and is currently winding down its existing portfolio of assets, no existing Other Apollo Vehicle currently focuses on our target asset classes as part of its core investment strategy and no existing Other Apollo Vehicle currently holds significant investments in our target assets. See “Our Management—Conflicts of Interest.” We also do not plan to purchase any assets from Vantium as it completes the liquidation of its assets.

Our Investment Strategy

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a portfolio of assets that will consist initially of Agency MBS, but over time will be diversified to cover a broader range of other residential mortgage assets. We believe that the diversification of our portfolio of assets over time, our expertise among our target asset classes and flexibility of our strategy will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

We plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS. We believe that the initial focus of our business plan around the Agency MBS asset class will enable us to take advantage of favorable market conditions that currently exist for this asset class. In addition, we believe that the depth and liquidity of the Agency MBS market will allow us to invest a significant portion of our capital in a relatively short period of time.

We also anticipate that over time we will begin to diversify our Agency MBS portfolio by investing in non-Agency MBS at first, over the course of several months following the closing of this offering and the concurrent private placement. Based on current market conditions, we expect to further diversify into single family residential mortgage loans that we expect to source through bulk acquisitions of pools of whole loans originated by third parties and other residential mortgage assets, reaching a fully-diversified portfolio over the course of approximately one or two years following the closing of this offering and the concurrent private placement. Our current expectations are that at the end of such two-year period, our portfolio of target assets will consist of between 20% to 40% of each of Agency MBS assets, non-Agency MBS assets and residential mortgage loans and 10% to 20% of other residential mortgage assets.

As market conditions change, we intend to adjust our strategy by shifting our asset allocations across our target asset classes to take advantage of changes in interest rates and credit spreads as well as economic and credit conditions. We believe that the diversification of our portfolio of assets, our expertise among our target assets and the flexibility of our strategy will position us to generate attractive risk-adjusted returns for our stockholders in a variety of assets and market conditions.

We will rely on our Manager’s expertise in identifying assets within the target assets described below and, to the extent that leverage is employed, efficiently financing those assets. We expect that our Manager will make decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

In order to capitalize on the changing sets of investment opportunities that may be present in the various points of an economic cycle, we may expand or refocus our investment strategy by emphasizing investments in different parts of the capital structure and different sectors of real estate. Our investment strategy may be amended from time to time, if recommended by our Manager and approved by our board of directors. We will not be required to seek stockholder approval when amending our investment strategy.

Our Target Assets

Based on current market conditions, we plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS assets, but over time we will seek to diversify our portfolio to cover a broader range of other residential mortgage assets, including non-Agency MBS, as well as single family residential mortgage loans and other residential mortgage assets. We believe that the initial focus of our business plan around the Agency MBS asset class will enable us to take advantage of favorable market conditions that currently exist for this asset class. The following is a summary of the assets that we expect to target for investment:

Asset classes	Principal assets
Agency MBS	Agency MBS, primarily whole pool Agency MBS, and Agency CMOs.

Non-Agency MBS	Non-Agency MBS, including highly rated, as well as non-investment grade and unrated, tranches backed by Alt-A mortgage loans, subprime mortgage loans and prime mortgage loans, which may be adjustable-rate, hybrid or fixed-rate.

Residential Mortgage Loans	Prime mortgage loans, jumbo mortgage loans, Alt-A mortgage loans and subprime mortgage loans. These may be performing, sub-performing and non-performing and may be adjustable-rate, hybrid or fixed-rate.

Other Residential Mortgage Assets	Interest only and principal only Agency MBS and non-Agency MBS, inverse floating rate and floating rate securities, and other Agency and non-Agency MBS derivative securities, as well as other financial assets, including common stock, preferred stock and debt of other real estate-related entities.

We believe that the diversification of our portfolio of assets over time, our expertise within our target asset classes and the flexibility of our strategy will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles. There is no assurance that upon the completion of this offering and the concurrent private placement we will not allocate the net proceeds from these offerings in a different manner among our target assets. In addition, in the future we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act.

Our Financing Strategy

As described in detail below, we anticipate using conservative levels of borrowings as part of our financing strategy. Our financing sources will include the net proceeds of this offering and the concurrent private placement and borrowings in the form of repurchase agreements, warehouse facilities, securitizations, resecuritizations, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances, in addition to transaction or asset specific funding arrangements.

We expect to use leverage to increase potential returns to our stockholders. We initially expect to finance our initial Agency MBS with repurchase agreement financing. To date, we have entered into master repurchase agreements with Morgan Stanley & Co. LLC, an affiliate of Nomura Securities International, Inc. and RBS Securities Inc., each of which is an underwriter or an affiliate of an underwriter in this offering, and we have also entered into master repurchase agreements with Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Bank, N.A./Wells Fargo Securities, LLC. We are in discussions with a number of other financial institutions which we expect in the near future will provide us with additional repurchase agreement financing. We expect the terms of our repurchase agreements will generally conform to the terms in the standard master repurchase agreement as published by SIFMA as to repayment, margin requirements and segregation of all securities that will be initially sold under the repurchase transaction. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage.

Although we are not required to maintain any particular debt-to-equity leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We expect, initially, that we may deploy, on a debt-to-equity basis, up to ten to one leverage on our Agency MBS assets. In addition, we expect to deploy, on a debt-to-equity basis, up to three to one leverage on our non-Agency MBS assets and up to six to one leverage on our residential mortgage loans. To the extent we securitize any residential mortgage loans in the future, we expect to deploy up to thirteen to one leverage through such structures. We believe these initial leverage ratios are conservative for these asset classes and are representative of the conservative levels of borrowings we intend to use over time. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In addition, we intend to rely on short-term financing such as repurchase transactions under master repurchase agreements, the duration of which is typically 30 to 90 days but in some cases may be longer.

Our Hedging Strategy

Subject to maintaining our qualification as a REIT, we may utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements, interest rate cap agreements, options on interest rate swaps (or swaptions), financial futures, options, floors and forward sales in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we may hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will include, where desirable, locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our stockholders.

Investment Process

Our investment strategy will be implemented through a highly disciplined investment process that will extend to asset sourcing, screening and risk management, initial due diligence and underwriting, evaluation and approval by our Manager’s Investment Committee and asset management and portfolio monitoring. See “Business—Investment Process” for a more detailed discussion of this process.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

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We depend on our Manager and its key personnel for our success and upon their access to Apollo’s investment professionals and partners. We may not find a suitable replacement for our Manager if our management agreement is terminated, or if key personnel leave the employment of our Manager or Apollo or otherwise become unavailable to us.

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Our management agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

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The termination of our management agreement may be difficult and require payment of a substantial termination fee or other amounts, including in the case of termination for unsatisfactory performance, which may adversely affect our inclination to end our relationship with our Manager.

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Our Manager manages our portfolio pursuant to very broad investment guidelines and our board of directors does not approve each investment decision made by our Manager, which may result in our making riskier investments.

•	There are various conflicts of interest in our relationship with Apollo which could result in decisions that are not in the best interests of our stockholders.

•	We have no operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.

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We operate in a competitive market for investment opportunities and future competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.

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We may change our operational policies (including our investment guidelines, strategies and policies and the targeted assets in which we invest) with the approval of our board of directors but without stockholder consent or notice at any time, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

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We expect to use leverage as part of our investment strategy but we do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder consent.

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We cannot at the present time predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

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Loss of our exemption under the Investment Company Act of 1940, as amended, would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of the management agreement with our Manager.

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We may depend on repurchase agreements, warehouse facilities, securitizations, resecuritizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.

•	We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

•	Stockholders will not have input on our asset selection.

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The mortgage loans that we will acquire, and the mortgage and other loans underlying the MBS, respectively, that we will acquire, are subject to delinquency, foreclosure and loss, which could result in losses to us.

•	The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

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We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future. Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds, make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities, or utilize a portion of the net proceeds of this offering and the concurrent private placement to fund our distributions.

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Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

•	Complying with REIT requirements may force us to liquidate or forego otherwise attractive investments.

Our Structure

We were formed as a Maryland corporation on March 15, 2011. The following chart shows our anticipated structure after giving effect to this offering and the concurrent private placement to certain affiliates and personnel of Apollo, including personnel of our Manager:

(1)	Apollo Global Management, LLC indirectly controls 100% of ARM Manager, LLC.

(2)	Assumes (A) 250,000 shares of our common stock are sold to certain affiliates and personnel of Apollo, including personnel of our Manager, in a concurrent private placement and (B) 20,000 restricted shares of common stock are granted to our independent directors under our 2011 equity incentive plan. Excludes 1,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option in full and 31,000 shares of common stock underlying 31,000 restricted stock units to be granted to our officers, our Manager’s personnel and our Manager under our 2011 equity incentive plan.

Our Management Agreement

We will be externally managed and advised by our Manager, an indirect subsidiary of Apollo Global Management, LLC. Pursuant to the terms of a management agreement between us and our Manager, our Manager will be responsible for administering our business activities and day-to-day operations and will provide us with our management team and appropriate support personnel. Our Manager will at all times be subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. We do not expect to have any employees.

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to the terms of the management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager will be responsible for, among other duties: (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and financings, (4) performing asset management duties and (5) performing financial and accounting management. Our Manager has an Investment Committee comprised of Messrs. Becker, Commaroto, Khedouri, Rothstein, Stevens and Zelter, and Ms. Patrick, which will advise and consult with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leverage strategies and investment guidelines.

The initial term of the management agreement will extend for three years from the closing of this offering and the concurrent private placement, with one-year renewal terms starting on the third anniversary of the closing of this offering. Our independent directors will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We will provide our Manager with 180 days prior notice of such termination. Upon such a termination, we will pay our Manager a termination fee as described in the table below. We may also terminate the management agreement with 30 days prior notice from our board of directors, without payment of a termination fee, for cause, as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement following the initial term by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. The management agreement will renew automatically unless terminated by either party.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager:

Type	Description	Payment
Management fee	1.5% per annum of our stockholders’ equity, calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with accounting principles generally accepted in the United States, or GAAP, except without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items (such as depreciation and amortization) after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the management fee, could be greater than or less than the amount of stockholders’ equity shown on our financial statements prepared in accordance with GAAP. We expect the management fee to be paid to our Manager in the first full fiscal year to be approximately $3 million (or approximately $3.5 million if the underwriters exercise their overallotment option in full), assuming (i) the maximum number of shares of common stock offered are sold in this offering and the concurrent private placement and (ii) we do not effect any follow-on equity offerings during such period.	Quarterly in cash.

Expense reimbursement	Reimbursement of expenses related to us incurred by our Manager, including legal, accounting, due diligence and other services. We will not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel, except for the allocable share of the compensation of (1) our Chief Financial Officer based on the percentage of his time spent on our affairs and (2) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment professional personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs based on the percentage of time devoted by such personnel to our affairs. We expect the expense reimbursement to be paid to the Manager in the first full fiscal year to be approximately $750,000 to $1.5 million.	Monthly in cash.

Type	Description	Payment

Our obligation to pay for the expenses incurred in connection with this offering and the concurrent private placement will be capped at 1% of the total gross proceeds from this offering and the concurrent private placement (or approximately $2.05 million, and approximately $2.35 million if the underwriters exercise their overallotment option in full). Our Manager will pay the expenses incurred above this 1% cap.

Termination fee	Termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. Such termination fee will be payable upon termination of the management agreement except in certain limited circumstances.

2011 equity incentive plan	Our officers, our Manager’s personnel and our Manager will be granted restricted stock units under our 2011 equity incentive plan. The shares of common stock underlying these restricted stock units, together with the restricted shares of common stock to be granted to our independent directors under our 2011 equity incentive plan, will represent 0.5% of the aggregate issued and outstanding shares of our common stock after giving effect to the shares sold in this offering and the concurrent private placement, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option. The initial restricted shares of common stock to be granted to our independent directors and the restricted stock units to be granted to our officers, our Manager’s personnel and our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of three years. With respect to the restricted stock units, following the expiration of the final vesting period, we will deliver shares of non-restricted common stock equal to the number of vested restricted stock units. In addition, the restricted stock units grant the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our common stock.

Conflicts of Interest

We do not expect to have any employees and we rely completely on our Manager to provide us with investment and advisory services. Our Chairman, Chief Executive Officer and Chief Financial Officer also serve as officers of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees, expense reimbursements and other amounts payable to our Manager, may not be as favorable to us as if it had been negotiated at arm’s length between unaffiliated third parties.

Certain of our officers and directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors or partners of Apollo as well as Apollo sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by Apollo’s affiliates or our Manager (we refer to all of the foregoing as Other Apollo Vehicles). Accordingly, the ability of our Manager and its officers and other personnel to engage in other business activities may reduce the time our Manager spends managing our business. In addition, officers and other personnel of our Manager may have obligations to those entities, the fulfillment of which might not be in the best interests of us or our stockholders.

Our Manager and Apollo Global Management, LLC have agreed that, for so long as our management agreement is in effect and Apollo Global Management, LLC controls our Manager, neither they nor any entity controlled by Apollo Global Management, LLC will sponsor or manage any U.S. publicly traded REIT that invests primarily in the asset classes described in “Business—Our Target Assets” other than us. However, our Manager, Apollo Global Management, LLC and their respective affiliates may sponsor or manage another U.S. publicly traded REIT that invests generally in real estate assets but not primarily in our target assets. In September 2009, Apollo launched Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI), or ARI, which originates, acquires, invests in and manages performing commercial first mortgage loans, commercial MBS, mezzanine financings and other commercial real estate-related debt investments in the United States.

In 2007, certain funds managed by Apollo founded Vantium, an integrated residential real estate investment platform developed to take advantage of significant dislocation in the residential mortgage market. Vantium is in the process of winding down its existing portfolio of mortgage assets and plans to cease acquiring assets upon completion of this offering. Other than Vantium, no existing Other Apollo Vehicle currently focuses on our target asset classes as part of its core investment strategy and no existing Other Apollo Vehicle currently holds significant investments in our target assets. However, it is possible that in the future such Other Apollo Vehicles as well as existing or future portfolio companies of funds managed by Apollo may from time to time acquire our target assets as a part of their larger business strategies. To the extent such Other Apollo Vehicles or such portfolio companies seek to acquire our target assets, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. Our Manager and Apollo have an investment allocation policy in place that is intended to enable us to share equitably with any such Other Apollo Vehicles. According to this policy, investments may be allocated pursuant to a pro rata allocation or in certain circumstances pursuant to a pre-defined arrangement that is other than pro rata. The investment allocation policy may be amended by our Manager and Apollo at any time without our consent.

In addition to the fees payable to our Manager under the management agreement, our Manager and its affiliates may benefit from other fees paid to it in respect of our investments. For example, if we seek to securitize our residential mortgage loans, Apollo and/or our Manager may act as collateral manager. In addition, an affiliate of Apollo may act as servicer for some of our mortgage loans or for any securitization vehicles we may establish. In any of these or other capacities, Apollo and/or our Manager may receive market based fees for their roles, but only if approved by a majority of our independent directors.

We may, in the future, invest in, acquire or sell assets to joint ventures with affiliates of Apollo or co-invest with, purchase assets from, sell assets to or arrange financing from or provide financing to Other Apollo Vehicles. Any such transactions will require approval by a majority of our independent directors under our management agreement. To the extent we co-invest with Other Apollo Vehicles, we will not be responsible for fees other than as set forth in our management agreement, except our proportionate share of fees if approved by a majority of our independent directors.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors and executive officers, as well as employees of our Manager or Apollo who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors.

Dividend Reinvestment Plan

In the future, we intend to adopt a dividend reinvestment plan that will permit stockholders who elect to participate in the plan to have their cash dividends reinvested in additional shares of our common stock.

Operating and Regulatory Structure

REIT Qualification

In connection with this offering, we intend to elect to qualify as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2011. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. Any distributions paid by us generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply (through 2012) to certain distributions received by individuals from taxable corporations.

1940 Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company and conduct our businesses primarily through ARM Operating, LLC. Both Apollo Residential Mortgage, Inc. and ARM Operating, LLC intend to conduct operations so that they comply with the 40% test. The securities issued to ARM Operating, LLC by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities (exclusive of U.S. government securities and cash items) ARM Operating, LLC may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold our self out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the Securities and Exchange Commission, or the SEC, to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We expect that most of our other majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act. Consequently, we expect that our interests in these subsidiaries (which will constitute a substantial majority of our assets) will not constitute “investment securities” for purposes of the 40% test. As a result, we expect to be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.

We anticipate that one or more of our subsidiaries will qualify for an exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of such subsidiaries’ total assets must be comprised of qualifying assets and at least another 25% of each of their total assets must be comprised of qualifying assets and real estate-related assets under the 1940 Act. We take the position that qualifying assets for this purpose include mortgage loans where 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the loan and other assets, such as the entire ownership in whole pool Agency and non-Agency MBS, that the SEC staff in various no-action letters or other pronouncements has determined are the functional equivalent of whole mortgage loans for purposes of the 1940 Act. While the SEC staff has issued a no-action letter that permits the treatment of such interests in Agency whole pool MBS as qualifying assets, no such SEC staff guidance is available with respect to non-Agency whole pool MBS. Accordingly, we will rely on our own judgment and analysis in treating non-Agency whole pool MBS as qualifying assets by analogy to Agency whole pool MBS. We expect each of our subsidiaries relying on

Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. The SEC has not, however, published guidance with respect to some of our assets under Section 3(c)(5)(C). To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Although we intend to monitor the assets of our subsidiaries relying on the Section 3(c)(5)(C) exemption periodically and prior to each acquisition, there can be no assurance that we will be able to maintain this exemption for these subsidiaries. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain real estate companies or in assets not related to real estate. This exemption also prohibits us from issuing redeemable securities.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

The mortgage-related investments that we acquire are limited by the provisions of the 1940 Act. We also may be required at times to adopt less efficient methods of financing certain of our mortgage-related investments and we may be precluded from acquiring certain types of mortgage-related investments. If the SEC or its staff takes a position contrary to our analysis with respect to the characterization of our target assets, we may be deemed an unregistered investment company. Therefore, in order not to be required to register as an investment company, we may need to dispose of a significant portion of our assets or acquire significant other additional assets which may have lower returns than our expected portfolio, or we may need to modify our business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing our indebtedness, which could also require us to sell a significant portion of our assets. See “Business—Operating and Regulatory Structure—1940 Act Exemption.”

Since we will not be subject to the 1940 Act, we will not be subject to its substantive provisions, including but not limited to, provisions requiring diversification of investments, limiting leverage and restricting investments in illiquid assets.

Restrictions on Ownership and Transfer of Our Capital Stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 9.8% ownership limit with respect to a particular stockholder if such ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors will establish an exemption from this ownership limit which permits Apollo and certain of its affiliates to collectively hold up to 25% of our common stock. Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void.

The Offering

Common stock offered by us	10,000,000 shares (plus up to an additional 1,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock to be outstanding after this offering	10,270,000 shares(1)

Use of proceeds	We plan to use all of the net proceeds from this offering and the concurrent private placement to purchase Agency MBS assets. We anticipate that approximately 50% of our initial Agency MBS assets will consist of fixed-rate Agency MBS and that the remaining 50% will consist of ARM Agency MBS. We expect that the fixed-rate Agency MBS will have the following characteristics: (i) coupons ranging from 3.0% to 6.5%; (ii) original maturities of either 15 years or 30 years; and (iii) current weighted average months to maturity ranging from 70 months to 360 months. We expect that the ARM Agency MBS will have the following characteristics: (i) net weighted average coupons ranging from 2.0% to 6.0%; (ii) with respect to hybrid ARM Agency MBS, original months to first initial reset of underlying loans of either 36 months, 60 months, 84 months or 120 months; and (iii) current weighted average months to maturity ranging from 70 months to 360 months.

We believe that the depth and liquidity of the Agency MBS market will allow us to invest a significant portion of our capital in a relatively short period of time. Depending on the availability of our targeted investments during this period, until we invest the net proceeds of this offering and the concurrent private placement in our target assets, we may temporarily invest in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from our target assets. Based on current market conditions, we expect that our initial portfolio will be comprised of Agency MBS and we expect to diversify this initial portfolio by investing in non-Agency MBS at first, over the course of several months following the closing of this offering and the concurrent private placement. We expect to further diversify into residential mortgage loans and other residential mortgage assets over time, reaching a fully-diversified portfolio over the course of approximately one or two years following the closing of this offering and the concurrent private placement. See “Use of Proceeds.”

(1)	Assumes (A) 250,000 shares of our common stock are sold to certain affiliates and personnel of Apollo, including personnel of our Manager, in a concurrent private placement and (B) 20,000 restricted shares of common stock are granted to our independent directors under our 2011 equity incentive plan. Excludes 1,500,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option in full and 31,000 shares of common stock underlying 31,000 restricted stock units to be granted to our officers, our Manager’s personnel and our Manager under our 2011 equity incentive plan.

Distribution policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income. We plan to pay our first dividend in respect of the period from the closing of this offering through December 31, 2011, which may be prior to the time that we have fully used the net proceeds from this offering and the concurrent private placement to acquire our target assets.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

We cannot assure you that we will make any distributions to our stockholders.

Proposed NYSE symbol	“AMTG”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” beginning on page 23 and all other information in this prospectus before investing in our common stock.

Our corporate information

Our principal executive offices are located at 9 West 57th Street, 43rd Floor, New York, New York 10019. Our telephone number is (212) 515-3200. Our website is www.ApolloResidentialMortgage.com. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose a part or all of your investment.

Risks Related to Our Relationship with Our Manager

We depend on our Manager and its key personnel for our success and upon their access to Apollo’s investment professionals and partners. We may not find a suitable replacement for our Manager if our management agreement is terminated, or if key personnel leave the employment of our Manager or Apollo or otherwise become unavailable to us.

We do not expect to have any employees and we rely completely on our Manager to provide us with investment and advisory services. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We depend on the diligence, skill and network of business contacts of our Manager. We expect to benefit from the personnel, relationships and experience of our Manager’s executive team and other personnel and investors of Apollo. The executive officers and key personnel of our Manager will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. We also depend, to a significant extent, on our Manager’s access to the investment professionals and partners of Apollo and the industry insight and deal flow generated by the Apollo investment professionals in the course of their investment and portfolio management activities.

The departure of any of the senior personnel of our Manager, or of a significant number of the investment professionals or partners of Apollo, could have a material adverse effect on our ability to achieve our investment objectives. In addition, we offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager’s or Apollo’s executive officers and other investment professionals. The initial term of our management agreement with our Manager only extends until the third anniversary of the closing of this offering, with automatic one-year renewals thereafter. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

The ability of our Manager and its officers and other personnel to engage in other business activities may reduce the time our Manager spends managing our business and may result in certain conflicts of interest.

Certain of our officers and directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors or partners of Other Apollo Vehicles. Further, the officers and other personnel of the Manager may be called upon to provide managerial assistance to Other Apollo Vehicles. These demands on their time may distract them or slow the rate of our investments. Although these Other Apollo Vehicles do not currently focus on our target asset classes as part of their core investment strategies, these vehicles or others that may be organized by Apollo or funds managed by Apollo in the future may at times compete with us for some of our target investments.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors and executive officers, as well as personnel of our Manager or Apollo who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors. In addition, our management agreement with our Manager does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, some of which could compete with us.

Our management agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

Our management agreement was negotiated between related parties and its terms, including fees payable to our Manager may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

The termination of our management agreement may be difficult and require payment of a substantial termination fee or other amounts, including in the case of termination for unsatisfactory performance, which may adversely affect our inclination to end our relationship with our Manager.

Termination of the management agreement with our Manager without cause is difficult and require payment of a substantial termination fee or other amounts. The term “cause” is limited to those circumstances described under “Our Manager and the Management Agreement—Management Agreement.” Termination for unsatisfactory financial performance does not constitute “cause” under the management agreement. The management agreement provides that, in the absence of cause, it may only be terminated by us after the third anniversary of the closing of this offering, upon the vote of at least two-thirds of our independent directors based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager will be provided 180 days prior notice of any such termination. Additionally, upon non-renewal or a termination by us without cause (or upon a termination by our Manager due to our material breach), the management agreement provides that we will pay our Manager a termination payment equal to three times the average annual management fee earned by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions increase the effective cost to us of electing not to renew, or defaulting in our obligations under, the management agreement, thereby adversely affecting our inclination to end our relationship with our Manager, even if we believe our Manager’s performance is not satisfactory.

Our Manager is only contractually committed to serve us until the third anniversary of the closing of this offering. Thereafter, the management agreement is renewable on an annual basis; provided, however, that our Manager may terminate the management agreement annually upon 180 days prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Our Manager’s and Apollo’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of the management agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager (including Apollo) and any person providing services to our Manager will not be liable to us, any subsidiary of ours, our stockholders or partners or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. In addition, we have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement.

Our Manager’s failure to make investments on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time in the future would materially and adversely affect us.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management team of our Manager and its ability to identify and to make investments on favorable terms that meet our investment criteria as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon our Manager’s ability to successfully hire, train, supervise and manage new personnel. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We do not own the Apollo name, but we may use the name pursuant to a license agreement with Apollo. Use of the name by other parties or the termination of our license agreement may harm our business.

We have entered into a license agreement with Apollo pursuant to which it has granted us a non-exclusive, royalty-free license to use the name “Apollo.” Under this agreement, we have a right to use this name for so long as our Manager serves as our Manager pursuant to the management agreement. Apollo will retain the right to continue using the “Apollo” name. We will further be unable to preclude Apollo from licensing or transferring the ownership of the “Apollo” name to third parties, some of whom may compete with us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of Apollo or others. Furthermore, in the event that the license agreement is terminated, we will be required to change our name and cease using the name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business. The license agreement will terminate concurrently with the termination of the management agreement.

The manner of determining the management fee may not provide sufficient incentive to our Manager to maximize risk-adjusted returns on our investment portfolio since it is based on our stockholders’ equity (as defined in the management agreement) and not on other measures of performance.

Our Manager is entitled to receive a management fee that is based on the amount of our stockholders’ equity (as defined in the management agreement) at the end of each quarter, regardless of our performance. Our stockholders’ equity for the purposes of calculating the management fee is not the same as, and could be greater than, the amount of stockholders’ equity shown on our consolidated financial statements. The possibility exists that significant management fees could be payable to our Manager for a given quarter despite the fact that we could experience a net loss during that quarter. Our Manager’s entitlement to such significant nonperformance-based compensation may not provide sufficient incentive to our Manager to devote its time and effort to source and maximize risk-adjusted returns on our investment portfolio, which could, in turn, adversely affect our ability to make distributions to our stockholders and the market price of our common stock. Furthermore, the compensation payable to our Manager will increase as a result of future equity offerings, even if the offering were dilutive to existing stockholders.

Our Manager manages our portfolio pursuant to very broad investment guidelines and our board of directors does not approve each investment decision made by our Manager, which may result in our making riskier investments.

Our Manager will be authorized to follow very broad investment guidelines. While our directors periodically review our investment guidelines and our investment portfolio, they do not review all of our proposed investments. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies and transactions entered into by our Manager that may be difficult or impossible to unwind by the time they are reviewed by our directors. Our Manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Decisions made and investments entered into by our Manager may not fully reflect our stockholders’ best interests.

Our Manager may change its investment process, or elect not to follow it, without stockholder consent at any time which may adversely affect our investments.

Our Manager may change its investment process without stockholder consent at any time. In addition, there can be no assurance that our Manager will follow the investment process in relation to the identification and underwriting of prospective investments. Changes in our Manager’s investment process may result in inferior due diligence and underwriting standards, which may affect our investments.

There are various conflicts of interest in our relationship with Apollo which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with Apollo, including our Manager. In the future, we may enter into additional transactions with Apollo. In particular, we may invest in, or acquire, certain of our investments through joint ventures with affiliates of Apollo or purchase assets from, sell assets to or arrange financing from or provide financing to Other Apollo Vehicles. Any such transactions will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction.

Our Manager and Apollo have agreed that, for so long as our management agreement is in effect and Apollo controls our Manager, neither they nor any entity controlled by Apollo will sponsor or manage any U.S. publicly traded REIT that invests primarily in the asset classes described in “Business—Our Target Assets” other than us. However, our Manager, Apollo and their respective affiliates may sponsor or manage another U.S. publicly traded REIT that invests generally in real estate assets but not primarily in our target assets. In September 2009, Apollo launched ARI, which originates, acquires, invests in and manages performing commercial first mortgage loans, commercial MBS, mezzanine financings and other commercial real estate-related debt investments in the United States. In addition, certain of our officers and other personnel of our Manager will be involved with the winding down of Vantium’s existing portfolio of mortgage assets.

Vantium is in the process of winding down its existing portfolio of mortgage assets and plans to cease acquiring assets upon completion of this offering. Other than Vantium, no existing Other Apollo Vehicle currently focuses on our target asset classes as part of its core investment strategy and no existing Other Apollo Vehicle currently holds significant investments in our target assets. It is possible that in the future Other Apollo Vehicles as well as existing or future portfolio companies of funds managed by Apollo may from time to time acquire our target assets as a part of their larger business strategies. To the extent such Other Apollo Vehicles or such portfolio companies seek to acquire our target assets, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. Our Manager and Apollo have an investment allocation policy in place that is intended to ensure that each client is treated in a manner that, over time, is fair and equitable. According to this policy, investments may be allocated pursuant to a pro rata allocation or in certain circumstances pursuant to a pre-defined arrangement that is other than pro rata. The investment allocation policy may be amended by our Manager and Apollo at any time without our consent.

In addition to the fees payable to our Manager under the management agreement, our Manager and its affiliates may benefit from other fees paid to it in respect of our investments. For example, if we seek to securitize our residential mortgage loans, Apollo and/or our Manager may act as collateral manager. In addition, an affiliate of Apollo may act as servicer for some of our mortgage loans or for any securitization vehicles we may establish. In any of these or other capacities, affiliates of Apollo and/or our Manager may receive market based fees for their roles, but only if approved by a majority of our independent directors.

Possession of material, non-public information could prevent us from undertaking advantageous transactions; Apollo could decide to establish information barriers.

Apollo does not generally deploy information barriers to control the flow of information between Apollo investment professionals. If our Manager were to receive material non-public information about a real estate related entity, or have an interest in investing in a real estate-related entity, Apollo or its affiliates may be prevented from investing in such company. Conversely, if Apollo or its affiliates were to receive material non-public information about a particular real estate related entity, or have an interest in investing in an entity, we may be prevented in investing in such company. This risk affects us more than it does investment vehicles that are not related to Apollo, as Apollo generally does not use information barriers that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. Apollo’s decision not to implement these barriers could prevent our Manager’s investment professionals from undertaking advantageous investments or dispositions that would be permissible for them otherwise. In addition, Apollo could in the future decide to establish information barriers, particularly as its business expands and diversifies. In such event, Apollo’s ability to operate as an integrated platform will be restricted and our Manager’s resources may be limited.

Investigations and reviews of affiliate use of placement agents could harm our reputation, depress our stock price or have other negative consequences.

Affiliates of our Manager sometimes use placement agents to assist in marketing certain of the investment funds that they manage. Various state attorneys general and federal and state agencies have initiated industry-wide investigations into the use of placement agents in connection with the solicitation of investments, particularly with respect to investments by public pension funds. Certain affiliates of our Manager have received subpoenas and other requests for information from various government regulatory agencies and investors in Apollo’s funds, seeking information regarding the use of placement agents. The California Public Employees’ Retirement System, or CalPERS, one of Apollo’s strategic investors, announced on October 14, 2009, that it had initiated a special review of placement agents and related issues. The report of the CalPERS special review was issued on March 14, 2011. That report does not allege any wrongdoing on the part of Apollo or its affiliates. In addition, on May 6, 2010, the California Attorney General filed a civil complaint against Alfred Villalobos and his company, Arvco Capital Research, LLC (a placement agent that Apollo has used) and Federico Buenrostro Jr., the former CEO of CalPERS, alleging conduct in violation of certain California laws in connection with CalPERS’ purchase of securities in various funds managed by affiliates of our Manager and another asset manager. None of us, our Manager or any other Apollo entity is a party to the civil lawsuit, nor does the lawsuit allege any misconduct on the part of any Apollo entity. Apollo has informed us that it believes that it has handled its use of placement agents in an appropriate manner and that it is continuing to cooperate with such investigations and other reviews. Any unanticipated developments from these or future investigations or changes in industry practice may adversely affect Apollo’s business (including with respect to our Manager) or indirectly thereby, our business. Even if these investigations or changes in industry practice do not directly or indirectly affect Apollo’s or our respective businesses, adverse publicity could harm our reputation and may cause us to lose existing investors, fail to gain new investors, depress our stock price or have other negative consequences.

Risks Related to Our Company

We have no operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to make or sustain distributions to our stockholders.

We were formed on March 15, 2011 and have no operating history. We have no assets and will commence operations only upon completion of this offering and the concurrent private placement. We cannot assure you that we will be able to operate our business successfully, find suitable investments or implement our operating policies and strategies as described in this prospectus. Our ability to provide attractive risk-adjusted returns to our stockholders over the long term is dependent on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we cannot assure you we will do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make distributions to stockholders. The results of our operations and the implementation of our business plan depend on several factors, including the availability of opportunities for investment in our target assets, the level and volatility of interest rates, the availability of adequate equity capital as well as short and long-term financing, conditions in the financial markets and economic conditions.

Difficult and volatile conditions in the mortgage and residential real estate markets as well as the broader financial markets may cause us to experience market losses related to our asset portfolio and there can be no assurance that we will be successful in implementing our business strategies amidst these conditions.

Our results of operations may be materially affected by conditions in the market for mortgages and mortgage-related assets, including MBS, as well as the residential real estate market, the financial markets and the economy generally. Continuing concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues, unemployment and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. In particular, the U.S. residential mortgage market has been severely affected by changes in the lending landscape and has experienced defaults, credit losses and significant liquidity concerns, and there is no assurance that these conditions have stabilized or that they will not worsen. Beginning with the onset of the credit crisis in 2007, there has been significant volatility in non-Agency MBS prices as a result of trends in market technicals such as prepayment rates and delinquency rates, and forced selling by hedge funds and other institutions as a result of market conditions. These factors have impacted investor perception of the risk associated with residential mortgage loans, MBS, real estate-related securities and various other assets we may acquire. As a result, values for Agency MBS, non-Agency MBS, residential mortgage loans, and other residential mortgage assets we may acquire have experienced volatility which could result in sudden declines in their value. Declines in the value of our portfolio, or perceived market uncertainty about the value of our assets, would likely make it difficult for us to obtain financing on favorable terms or at all. Our profitability may be materially adversely affected if we are unable to obtain cost effective financing. A continuation or increase in the volatility and deterioration in the broader residential mortgage and MBS markets as well as the broader financial markets may adversely affect the performance and market value of our assets, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

We operate in a competitive market for investment opportunities and future competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.

A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other mortgage REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. Furthermore, competition for investments in our target assets may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

We may change our operational policies (including our investment guidelines, strategies and policies and the targeted assets in which we invest) with the approval of our board of directors but without stockholder consent or notice at any time, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to the targeted assets in which we invest, dispositions, growth, operations, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders at any time. We may change our investment guidelines and our strategy at any time with the approval of our board of directors but without the consent of or notice to our stockholders, which could result in our making investments that are different in type from, and possibly riskier than, the investments contemplated in this prospectus.

We expect to use leverage as part of our investment strategy but we do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder consent.

We expect to use leverage as part of our investment strategy but we do not have a formal policy limiting the amount of debt we may incur. Although we are not required to maintain any particular leverage ratio, the amount of leverage we will deploy for particular investments in our target assets will depend upon our Manager’s assessment of a variety of factors, which may include the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and the creditworthiness of our financing counterparties. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our leverage policy at any time. Our board of directors may change our leverage policy at any time without the consent of our stockholders, which could result in an investment portfolio with a different risk profile.

Our ability to generate returns for our stockholders through our investment, finance and operating strategies is subject to the existing market conditions, and we may make significant changes to these strategies in response to changing market conditions.

We have been formed to generate attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by investing in, acquiring, financing and managing a diversified portfolio of our target assets. In the future, to the extent that market conditions change and we have sufficient capital to do so, we may, depending on prevailing market conditions, change our investment guidelines in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any of our target assets at any given time.

We depend on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

Our business is dependent on the communications and information systems of Apollo. Any failure or interruption of Apollo’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions to our stockholders.

We cannot at the present time predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

The U.S. government, the Federal Reserve, the U.S. Treasury, the SEC and other governmental and regulatory bodies have taken or are taking various actions to address the financial crisis. The far-ranging government intervention in the economic and financial system may carry unintended consequences and cause market distortions. We are unable to predict at this time the extent and nature of such unintended consequences and market distortions, if any. For example, to the extent that new government programs are designed, in part, to restart the market for certain of our target assets, the establishment of these programs may result in increased competition and higher prices for our target assets. In addition, the U.S. government, the Federal Reserve Board of Governors, or the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. On July 21, 2010 President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The Dodd-Frank Act may impact the securitization market in that it requires, among other things, that a securitizer generally retain not less than 5% of the credit risk for certain types of securitized assets that are transferred, sold or conveyed through issuance of an asset-backed security. The Dodd-Frank Act creates a new regulator, the Consumer Financial Protection Bureau, which will now oversee many of the core laws which regulate the mortgage industry, including among others the Real Estate Settlement Procedures Act and the Truth in Lending Act. Additionally, the SEC has adopted significant changes to Regulation AB, which could have sweeping changes to residential mortgage loan securitization markets as well as to the market for the resecuritization of mortgage-backed securities. Such changes, among other things, require that issuers of asset-backed securities disclose about certain fulfilled and unfulfilled repurchase demands for asset-backed securities, conduct reviews of the asset pools underlying asset-backed securities, and publicly disclose the results of such reviews. The SEC has also proposed rules which would require issuers and underwriters to make any third-party due diligence reports on asset-backed securities publicly available. In addition to the foregoing, the U.S. government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have a material and adverse effect on our ability to execute our business strategies. We cannot predict whether or when such actions may occur. However, such actions could have a dramatic impact on our business, results of operations and financial condition, and the cost of complying with any additional laws and regulations could have a material adverse effect on our financial condition and results of operations. Mortgage loan modification programs and future legislative action may adversely affect the value of, and the returns on, the assets that we acquire.

The U.S. government, through the Federal Reserve, the Federal Housing Administration, or the FHA, and the Federal Deposit Insurance Corporation, has implemented a number of federal programs designed to assist homeowners, including the Home Affordable Modification Program, or HAMP, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures, the Hope for Homeowners Program, or H4H Program, which allows certain distressed borrowers to refinance their mortgages into FHA-insured loans in order to avoid residential mortgage loan foreclosures, and the Home Affordable Refinance Program, which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments at loan-to-value ratios up to 125% without new mortgage insurance. In addition, current administration officials and certain members of the U.S. Congress have indicated support for additional legislative relief for homeowners, including an amendment of the bankruptcy laws to permit the modification of mortgage loans in bankruptcy proceedings. Loan modifications are more likely to be used when borrowers are less able to refinance or sell their homes due to market conditions, and when the potential recovery from a foreclosure is reduced due to lower property values. A significant number of loan modifications could result in a significant reduction in cash flows to the holders of the mortgage securities on an ongoing basis. These loan modification programs, as well as future legislative or regulatory actions, including amendments to the bankruptcy laws, that result in the modification of outstanding mortgage loans may adversely affect the value of, and the returns on, the assets that we intend to acquire.

The diminished level of Agency participation in and other changes in the role of the Agencies in the mortgage market may adversely affect our business.

In the Housing Report, the U.S. Treasury and the Department of Housing and Urban Development announced to Congress their intention to gradually diminish the level of Agency participation in the mortgage market. The Housing Report also calls for phasing in increased pricing of Agency guarantees, reducing conforming loan limits by allowing the temporary increase in conforming loan limits to reset as scheduled on October 1, 2011 to the lower levels set in the Housing and Economic Recovery Act and continuing to wind down the size of the Agencies’ investment portfolio at an annual rate of no less than 10% per year. If Agency participation in the mortgage market were reduced or eliminated, or their structures were to change, our ability to acquire Agency MBS could be adversely affected. These developments could also materially and adversely impact our then existing Agency MBS portfolio.

We could be negatively affected in a number of ways depending on the manner in which related events unfold for the Agencies. We will rely on our Agency MBS (as well as non-Agency MBS) as collateral for our financings under the repurchase agreements that we intend to enter into in connection with the completion of this offering. Any decline in their value, or perceived market uncertainty about their value, may make it more difficult for us to obtain financing on our Agency MBS on acceptable terms or at all, or to maintain our compliance with the terms of any financing transactions. Further, the current support provided by the U.S. Treasury to Fannie Mae and Freddie Mac, and any additional support it may provide in the future, could have the effect of lowering the interest rates we expect to receive from Agency MBS, thereby tightening the spread between the interest we earn on our Agency MBS and the cost of financing those assets. A reduction in the supply of Agency MBS could also negatively affect the pricing of Agency MBS by reducing the spread between the interest we earn on our portfolio of agency securities and our cost of financing that portfolio.

Future legislation affecting the Agencies may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or the Agencies. As a result, such laws could increase the risk of loss on our investments in Agency MBS. It also is possible that such laws could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially and adversely affect our business, operations and financial condition.

Our ability to originate residential mortgage loans in the future could be limited by the increasing number of proposed U.S. federal, state and local laws affecting certain mortgage-related assets.

Legislation has been proposed which, among other provisions, could hinder the ability of a servicer to foreclose promptly on defaulted mortgage loans or would permit limited assignee liability for certain violations in the mortgage loan origination process, which could result in our Manager or us being held responsible for violations in the mortgage loan origination process. We cannot predict whether or in what form the U.S. Congress or the various state and local legislatures may enact legislation affecting our business. We will evaluate the potential impact of any initiatives which, if enacted, could affect our future practices and results of operations. We are unable to predict whether U.S. federal, state or local authorities will enact laws, rules or regulations that will require changes in our practices in the future, and any such changes could adversely affect our cost of doing business and profitability.

Loss of our exemption under the Investment Company Act of 1940, as amended, would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of the management agreement with our Manager.

We are organized as a holding company and conduct our businesses primarily through ARM Operating, LLC. Both Apollo Residential Mortgage, Inc. and ARM Operating, LLC intend to conduct operations so that they comply with the 40% test. In addition, certain of our subsidiaries intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally means that at least 55% of each such subsidiaries’ total assets must be comprised of qualifying assets and at least another 25% of its total assets must be comprised of qualifying assets and real estate-related assets under the 1940 Act. We take the position that qualifying assets for this purpose include mortgage loans where 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the loan and other assets, such as the entire ownership in whole pool Agency and non-Agency MBS, that the SEC staff in various no-action letters or other pronouncements has determined are the functional equivalent of whole mortgage loans for purposes of the 1940 Act. While the SEC staff has issued a no-action letter that permits the treatment of such interests in Agency whole pool MBS as qualifying assets, no such SEC staff guidance is available with respect to non-Agency whole pool MBS. Accordingly, we will rely on our own judgment and analysis in treating non-Agency whole pool MBS as qualifying assets by analogy to Agency whole pool MBS. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. The SEC has not, however, published guidance with respect to some of our assets under Section 3(c)(5)(C). To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Although we intend to monitor the assets of our subsidiaries relying on the Section 3(c)(5)(C) exemption periodically and prior to each acquisition, there can be no assurance that we will be able to maintain this exemption for each of these subsidiaries.

If the SEC or its staff takes a position contrary to our analysis with respect to the characterization of our target assets, we may be deemed an unregistered investment company. Therefore, in order not to be required to register as an investment company, we may need to dispose of a significant portion of our assets or acquire significant other additional assets which may have lower returns than our expected portfolio, or we may need to modify our business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing our indebtedness, which could also require us to sell a significant portion of our assets. We cannot assure you that we would be able to complete these dispositions or acquisitions of assets, or deleveraging, on favorable terms, or at all. Consequently, any modification of our business plan could have a material adverse effect on us. Further, if the SEC determined that we were an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we would potentially be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period for which it was established that we were an unregistered investment company. Any of these results would have a material adverse effect on us. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Rapid changes in the values of our target assets may make it more difficult for us to maintain our qualification as a REIT or our exemption from the 1940 Act.

If the market value or income potential of our target assets declines as a result of increased interest rates, prepayment rates, general market conditions, government actions or other factors, we may need to increase our real estate assets and income or liquidate our non-qualifying assets to maintain our REIT qualification or our exemption from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets we may own. We may have to make decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

Risks Related to Financing

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

We expect to use leverage to finance our assets through borrowings from a number of sources, including repurchase agreements, warehouse facilities, securitizations, resecuritizations and bank credit facilities (including term loans and revolving facilities), public and private equity and debt issuances, in addition to transaction or asset specific funding arrangements. To the extent available on desirable terms, we initially expect to finance our initial Agency MBS with repurchase agreement financing. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage. Weakness in the financial markets, the residential mortgage markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. The return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or increase the cost of our financing relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distributions to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations.

We may depend on repurchase agreements, warehouse facilities, securitizations, resecuritizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.

Our ability to fund our acquisitions may be impacted by our ability to secure repurchase agreements, warehouse facilities, securitizations, resecuritizations and bank credit facilities (including term loans and revolving facilities) on acceptable terms. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing. For example, the term of a repurchase transaction under a master repurchase agreement is typically 30 to 90 days, but in some cases may be longer. To date, we have entered into master repurchase agreements with Morgan Stanley & Co. LLC, an affiliate of Nomura Securities International, Inc. and RBS Securities Inc., each of which is an underwriter or an affiliate of an underwriter in this offering, and we have also entered into master repurchase agreements with Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Bank, N.A./Wells Fargo Securities, LLC. However, this financing is uncommitted and the continuation of such financing cannot be assured. Therefore, we can provide no assurance that lenders will be willing or able to provide us with sufficient financing.

It is possible that the lenders that will provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our portfolio of assets. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability.

The recent dislocations in the residential mortgage sector have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

An increase in our borrowing costs relative to the interest we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to our stockholders.

Borrowing rates are currently at historically low levels that may not be sustained in the long run. As our repurchase agreements and other short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the returns on our assets and the cost of our borrowings. This would adversely affect the returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders. In addition, because repurchase agreements and warehouse facilities are short-term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing. If we are not able to renew our then existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may have to curtail our asset acquisition activities and/or dispose of assets.

Interest rate fluctuations could reduce the income on our investments and increase our financing costs.

Changes in interest rates will affect our operating results as such changes will affect the interest we receive on our floating rate interest bearing investments and the financing cost of our debt, as well as our interest rate swaps that we utilize for hedging purposes. Changes in interest rates may also affect borrower default rates, which may result in losses for us.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in repurchase transactions, we will generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders will be obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we will receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with us. We expect that our repurchase agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. If a default occurs under any of our repurchase agreements and the lenders terminate one or more of our repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.

Our rights under our repurchase agreements may be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders under the repurchase agreements, which may allow our lenders to repudiate our repurchase agreements.

In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

The repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) that we use to finance our asset acquisitions may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We will use repurchase agreements, warehouse facilities, securitizations and bank credit facilities to finance our asset acquisitions. Our repurchase agreements are uncommitted and the counterparty may refuse to advance funds under the agreements to us. If the market value of the loans or securities pledged or sold by us to a funding source decline in value, the lending institution has the right to initiate a margin call in its sole discretion, which would require us to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Posting additional collateral will reduce our liquidity and our ability to make distributions to our stockholders and limit our ability to leverage our assets, which could adversely affect our business and could cause the value of our common stock to decline.

We may be forced to sell assets at significantly depressed prices to meet margin calls, post additional collateral and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price. In the event we do not have sufficient liquidity to meet margin calls and post additional collateral, lending institutions can accelerate repayment of our indebtedness, increase our borrowing rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code. In the event of our bankruptcy, our borrowings may qualify for special treatment under the U.S. Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to liquidate the collateral under these agreements without delay. See “—Our rights under our repurchase agreements may be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders under the repurchase agreements, which may allow our lenders to repudiate our repurchase agreements.” Further, financial institutions may require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

We expect that certain of our financing facilities may contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

We expect that certain of our financing facilities may contain restrictions, covenants, and representations and warranties that, among other things, may require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. We also expect our financing agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

The covenants and restrictions we expect in our financing facilities may restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments or acquisitions;

•	make distributions on or repurchase or redeem capital stock;

•	engage in mergers or consolidations;

•	finance mortgage loans with certain attributes;

•	reduce liquidity below certain levels;

•	grant liens or incur operating losses for more than a specified period;

•	enter into transactions with affiliates; and

•	hold mortgage loans for longer than established time periods.

These restrictions may interfere with our ability to obtain financing, including the financing needed to qualify as a REIT, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common stock to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail the returns on our assets.

If we acquire and subsequently re-sell any mortgage loans, we may be required to repurchase such loans or indemnify investors if we breach representations and warranties.

If we acquire and subsequently re-sell any mortgage loans, we would generally be required to make customary representations and warranties about such loans to the loan purchaser. Residential mortgage loan sale agreements and terms of any securitizations into which we may sell loans will generally require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against an originating broker or correspondent. Repurchased loans are typically worth only a fraction of the original price. Significant repurchase activity could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Securitizations would expose us to additional risks.

Based on our Manager’s assessment of market conditions, we expect to acquire residential mortgage loans with the intention of securitizing them and retaining all or a part of the securitized assets in our portfolio. To the extent that we securitize residential mortgage loans, we anticipate that we will often hold the most junior certificates associated with a securitization. As a holder of the most junior certificates, we are more exposed to losses on the portfolio investments because the equity interest we retain in the issuing entity would be subordinate to the more senior notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, we believe that the return of an active private MBS market is going to take some time to develop as rating agencies recalibrate risk metrics and sort through the evolving regulatory landscape for the private MBS market, and we cannot be assured that we will in fact be able to access the securitization market, or be able to do so at favorable rates. The inability to securitize our portfolio could hurt our performance and our ability to grow our business.

Risks Related to Hedging

We may enter into hedging transactions that could expose us to contingent liabilities in the future and adversely impact our financial condition.

Subject to maintaining our qualification as a REIT, part of our strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

The use of interest rate hedges will introduce the risk of interest rate mismatches and exposures, which could materially adversely affect our business, financial condition and results of operations and ability to make distributions to our stockholders.

Our adjustable-rate MBS will generally be subject to interest rate caps, which potentially could cause such MBS to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. This issue will be magnified to the extent we acquire adjustable-rate and hybrid mortgage assets that are not based on mortgages which are fully indexed. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. During periods of changing interest rates, these mismatches could cause our business, financial condition and results of operations and ability to make distributions to our stockholders to be materially adversely affected.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Subject to maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•

the amount of income that a REIT may earn from certain hedging transactions other than through taxable REIT subsidiaries, or TRSs, to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

If we choose not to pursue, or fail to qualify for, hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

We may choose not to pursue, or fail to qualify for, hedge accounting treatment relating to derivative and hedging transactions. We may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the Accounting Standards Codification, or ASC, Topic 815 definition of a derivative (such as short sales), we fail to satisfy ASC Topic 815 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for, or choose not to pursue, hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

Risks Related to Our Assets

Stockholders will not have input on our asset selection.

Our assets will be selected by our Manager and our stockholders will not have input into such investment decisions. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns or cause a material adverse effect on our business, financial condition, liquidity and results of operations.

We may not realize gains or income from our assets, which could cause the value of our common stock to decline.

We seek to generate attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. However, the assets we acquire may not appreciate in value and, in fact, may decline in value, and the debt securities we acquire may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our assets. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

We may acquire Alt-A and subprime mortgage loans and MBS collateralized by Alt-A and subprime mortgage loans, which are subject to increased risks.

We may acquire Alt-A and subprime mortgage loans and MBS backed by collateral pools of Alt-A and subprime mortgage loans, which are mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting prime mortgage loans. These lower standards include mortgage loans made to borrowers having imperfect or impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, Alt-A and subprime mortgage loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of the higher delinquency rates and losses associated with Alt-A and subprime mortgage loans, the performance of MBS backed by Alt-A and subprime mortgage loans that we may acquire could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.

Our portfolio of assets may be concentrated and will be subject to risk of default.

We plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS assets. We also anticipate that over time we will diversify our portfolio to cover a broader range of other residential mortgage assets, including non-Agency MBS assets, single family residential whole mortgage loans and other residential mortgage assets. While we intend to diversify our portfolio of assets in the manner described in this prospectus, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our portfolio of assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations. To the extent that our portfolio is concentrated in any one region or type of security, downturns relating generally to such region or type of security may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our shares and accordingly reduce our ability to make distributions to our stockholders. Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets in which we intend to invest.

Our Manager’s use of models in connection with the valuation of our assets subjects us to potential risks in the event that such models are incorrect, misleading, or based on incomplete information.

As part of the risk management process our Manager intends to use detailed proprietary models to evaluate, depending on the asset class, house price appreciation and depreciation by region, prepayment speeds and foreclosure frequency, cost, and timing. Models and data will be used to value assets or potential assets and also in connection with hedging our acquisitions. Many of the models are based on historical trends. These trends may not be indicative of future results. Furthermore, the assumptions underlying the models may prove to be inaccurate, causing the models to also be incorrect. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, our Manager may be induced to buy certain assets at prices that are too high, to sell certain other assets at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

We may acquire non-Agency MBS assets in the “first loss” position, subjecting us to greater risk of losses.

If we acquire subordinate classes of non-Agency MBS, in the event of default and the exhaustion of any classes senior to those we may acquire and there is any further loss, we will not be able to recover all of our investment in the securities we purchase. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated securities, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying MBS to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

Increases in interest rates could adversely affect the value of our assets and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

We expect to focus primarily on investing in, financing and managing Agency MBS, non-Agency MBS, residential mortgage loans and other residential mortgage assets in the United States. In a normal yield curve environment, some of these types of assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with these assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these assets could decline, and the duration and weighted-average life of the assets could increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into to finance the purchase of these securities.

Market values of our assets may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, increases or expected increases in voluntary prepayments for those assets that are subject to prepayment risk or widening of credit spreads.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets, net of credit losses, and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets.

Interest rate fluctuations may adversely affect the value of our assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates, and may adversely affect our income and the value of our common stock. Furthermore, the stock market has recently experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. Additionally, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

We may experience a decline in the fair value of our assets.

A decline in the fair market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Some of the assets in our portfolio will be recorded at fair value and, as a result, there will be uncertainty as to the value of these assets.

Some of the assets in our portfolio will be in the form of securities that are not publicly traded. The fair value of securities and other assets that are not publicly traded may not be readily determinable. We will value these assets quarterly at fair value, as determined in accordance with GAAP, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these assets were materially higher than the values that we ultimately realize upon their disposal.

Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

The failure of servicers to effectively service the mortgage loans underlying certain of the assets in our portfolio would materially and adversely affect us.

Most residential mortgage loans and securitizations of residential mortgage loans require a servicer to manage collections on each of the underlying loans. Both default frequency and default severity of loans may depend upon the quality of the servicer. If servicers are not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If servicers take longer to liquidate non-performing assets, loss severities may tend to be higher than originally anticipated. The failure of servicers to effectively service the mortgage loans underlying certain assets in our portfolio could negatively impact the value of our investments and our performance. Servicer quality is of prime importance in the default performance of residential mortgage loans. Many servicers have gone out of business in recent years, requiring a transfer of servicing to another servicer. This transfer takes time and loans may become delinquent because of confusion or lack of attention. In the case of pools of securitized loans, servicers may be required to advance interest on delinquent loans to the extent the servicer deems those advances recoverable. In the event the servicer does not advance, interest may be interrupted even on more senior securities. Servicers may also advance more than is in fact recoverable once a defaulted loan is disposed, and the loss to the trust may be greater than the outstanding principal balance of that loan (greater than 100% loss severity).

Any credit ratings assigned to our assets will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our assets may be rated by nationally recognized statistical rating organizations. Any credit ratings on our assets are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our assets in the future, the value of these assets could significantly decline, which would adversely affect the value of our portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our assets and harm our operations.

We believe the risks associated with our business will be more severe during periods of economic slowdown or recession, especially if these periods are accomplished by declining real estate values. Our non-Agency MBS and residential mortgage loans will be particularly sensitive to these risks.

Declining real estate values will likely reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers may also be less able to pay principal and interest on our loans if the value of real estate weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our Manager’s ability to acquire, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Prepayment rates may adversely affect the value of our portfolio of assets.

The value of our assets may be affected by prepayment rates on mortgage loans. If we acquire mortgage loans and mortgage related securities, we anticipate that the mortgage loans or the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the assets may, because of the risk of prepayment, benefit less than other fixed income securities from declining interest rates.

Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our portfolio of assets.

Our success depends on our ability to analyze the relationship of changing interest rates on prepayments of the mortgage loans that underlie our assets. Changes in interest rates and prepayments affect the market price of the assets that we intend to purchase and any asset that we hold at a given time. As part of our overall portfolio risk management, we will analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our portfolio of assets. In conducting our analysis, we will depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the residential mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (i) assess the market value of our portfolio of assets, (ii) implement our hedging strategies and (iii) implement techniques to reduce our prepayment rate volatility would be significantly affected, which could materially adversely affect our financial position and results of operations.

The mortgage loans that we will acquire, and the mortgage and other loans underlying the MBS, respectively, that we will acquire, are subject to delinquency, foreclosure and loss, which could result in losses to us.

Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In addition, we intend to acquire non-Agency MBS, which are backed by residential real property but, in contrast to Agency MBS, their principal and interest are not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

We are subject to counterparty risk and may be unable to seek indemnity or require our counterparties to repurchase mortgage loans if they breach representations and warranties, which could cause us to suffer losses.

When we purchase loans, our counterparty will typically make customary representations and warranties about such loans to us. Our residential mortgage loan purchase agreements may entitle us to seek indemnity or demand repurchase or substitution of the loans in the event our counterparty breaches a representation or warranty given to us. However, there can be no assurance that our mortgage loan purchase agreements will contain appropriate representations and warranties, that we will be able to enforce our contractual right to repurchase or substitution, or that our counterparty will remain solvent or otherwise be able to honor its obligations under our mortgage loan purchase agreements. Our inability to obtain indemnity or require repurchase of a significant number of loans could harm our business, financial condition, liquidity, results of operations and our ability to make distributions to our stockholders.

Our real estate assets are subject to risks particular to real property, which may reduce our return from an affected property or asset and reduce or eliminate our ability to make distributions to stockholders.

We will own assets secured by real estate and may own real estate directly in the future, either through direct acquisitions or upon a default of mortgage loans. Real estate investments are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or asset and reduce or eliminate our ability to make distributions to our stockholders.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to our stockholders.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. The presence of hazardous substances, if any, on our properties may adversely affect our ability to sell the affected properties and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

We may acquire assets or other instruments that are not liquid, including securities and other instruments that are not publicly traded. Moreover, turbulent market conditions, such as those currently in effect, could significantly and negatively impact the liquidity of our assets. It may be difficult or impossible to obtain third-party pricing on the assets we purchase. Illiquid assets typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. In addition, validating third-party pricing for illiquid assets may be more subjective than more liquid assets. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. To the extent that we utilize leverage to finance our purchase of assets that are or become liquid, the negative impact on us related to trying to sell assets in a short period of time for cash could be greatly exacerbated. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Risks Related to Our Common Stock

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

Shares of our common stock are newly-issued securities for which there is no established trading market. Our common stock has been approved for listing on the New York Stock Exchange, or NYSE, subject to official notice of issuance. However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;

•	actual or perceived conflicts of interest with our Manager or Apollo and individuals, including our executives;

•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	actual or anticipated accounting problems;

•	publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	additions to or departures of our Manager’s or Apollo’s key personnel;

•	speculation in the press or investment community;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

•

increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

•	failure to maintain our REIT qualification or exemption from the 1940 Act;

•	price and volume fluctuations in the stock market generally; and

•	general market and economic conditions, including the current state of the credit and capital markets.

Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

Common stock and preferred stock eligible for future sale may have adverse effects on our share price.

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional authorized shares of common stock and preferred stock on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future. Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds, make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities, or utilize a portion of the net proceeds of this offering and the concurrent private placement to fund our distributions.

We are generally required to distribute to our stockholders at least 90% of our taxable income each year for us to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to make distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. We currently do not expect to use the proceeds from this offering and the concurrent private placement to make distributions to our stockholders. Therefore, although we anticipate initially making quarterly distributions to our stockholders, our board of directors has the sole discretion to determine the timing, form and amount of any distributions to our stockholders, and the amount of such distributions may be limited until we have a portfolio of income-generating assets. Although we currently do not intend to do so, until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. In addition, we could be required to utilize the net proceeds of this offering and the concurrent private placement to fund our quarterly distributions, which would reduce the amount of cash we have available for investing, distribution and other purposes and may be dilutive to our financial results. Funding our distributions from the net proceeds of this offering and the concurrent private placement may constitute a return of capital to our investors, which would have the effect of reducing the basis of a stockholder’s investment in our common stock. Our board of directors will make determinations regarding distributions based upon various factors, including our earnings, our financial condition, our liquidity, our debt and preferred stock covenants, maintenance of our REIT qualification, applicable provisions of the Maryland General Corporation Law, or MGCL, and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to make distributions to our stockholders:

•	the profitability of the investment of the net proceeds of this offering and the concurrent private placement;

•	our ability to make profitable investments;

•	margin calls or other expenses that reduce our cash flow;

•	defaults in our asset portfolio or decreases in the value of our portfolio; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in shares of our common stock.

Investing in our common stock may involve a high degree of risk.

The investments that we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

Future offerings of debt or equity securities, which may rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any equity securities or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock and (ii) two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL also do not apply to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (x) between us and any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (y) between us and Apollo and its affiliates and associates and (z) persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There can be no assurance that our board of directors will not amend or revoke this exemption in the future.

The “control share” provisions of the MGCL provide that a holder of “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) has no voting rights with respect to such shares except to the extent approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the defense costs incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. See “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and the Limitation of Directors’ and Officers’ Liability.”

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of holders of any series of preferred stock, a director may be removed with or without cause upon the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2011, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To assist us in preserving our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limit could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Our board of directors will establish an exemption from this ownership limit which permits Apollo and certain of its affiliates to collectively hold up to 25% of our common stock.

Risks Related to Our Taxation as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT for the subsequent four taxable years following the year in which we failed to qualify.

Complying with REIT requirements may force us to liquidate or forego otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities, shares in REITs and other qualifying real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities. The remainder of our investment in securities (other than government securities and REIT qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, TRS securities and securities that are qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our taxable income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

In addition, our taxable income may substantially exceed our net income as determined by GAAP or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue interest and discount income on MBS, mortgage loans, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. We may also acquire distressed debt instruments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. We may be required under the terms of the indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize taxable income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to: (i) sell assets in adverse market conditions (ii) borrow on unfavorable terms (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash or (v) use cash reserves, in order to comply with the REIT distribution requirements and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate income or franchise taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through TRSs. Any taxes paid by such TRSs would decrease the cash available for distribution to our stockholders.

The failure of MBS or mortgage loans subject to a repurchase agreement to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire MBS or debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the MBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such MBS will be made. If such MBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable. Finally, in the event that any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate MBS at their stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. The IRS recently issued Revenue Procedure 2011-16, which interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.

Although it is not contemplated that we will invest in mortgage loans to which the interest apportionment rules described above would apply, if the IRS were to assert successfully that our mortgage loans were secured by property other than real estate, the interest apportionment rules applied for purposes of our REIT testing, and that the position taken in IRS Revenue Procedure 2011-16 should be applied to our portfolio, then depending upon the value of the real property securing our mortgage loans and their face amount, and the sources of our gross income generally, we may fail to meet the 75% REIT gross income test discussed under “U.S. Federal Income Tax Considerations—Gross Income Tests.” If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty to the IRS.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a result, we could have “excess inclusion income.” Certain categories of stockholders, such as non-U.S. stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to any such excess inclusion income. In the case of a stockholder that is a REIT, a regulated investment company, or RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. In addition, to the extent that our common stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of any excess inclusion income. Because this tax generally would be imposed on us, all of our stockholders, including stockholders that are not disqualified organizations, generally will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A RIC, or other pass-through entity owning our common stock in record name will be subject to tax at the highest U.S. federal corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Moreover, we could face limitations in selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. Finally, if we were to fail to qualify as a REIT, any taxable mortgage pool securitizations would be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated U.S. federal corporate income tax return. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

We may choose to make distributions in our own common stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

Although we have no current plans to do so, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, publicly traded REITs may generally distribute a taxable dividend payable in cash and shares with respect to taxable year 2011 if up to 90% of any such taxable dividend is payable in stock. However, because Revenue Procedure 2010-12 does not apply to taxable dividends payable in a combination of cash and stock with respect to taxable years after 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS.

If the rules provided in Revenue Procedure 2010-12 were to apply to any such dividend payable by us, taxable stockholders receiving such dividends would be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder were to sell the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sales may put downward pressure on the trading price of our common stock.

No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. Subject to certain exceptions, a TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. TRSs that we may form will pay U.S. federal, state and local income or franchise tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us, unless necessary to maintain our REIT qualification. While we will be monitoring the aggregate value of the securities of our TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 15% (through 2012). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including shares of our common stock.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate exposure will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, or certain other specified types of risk, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or the limits on our use of hedging techniques could expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit to us, although such losses may be carried forward to offset future taxable income of the TRS.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing the equity tranche of a securitization, we may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Our ability to invest in TBAs could be limited by our REIT qualification, and we could fail to qualify as a REIT as a result of these investments.

We may purchase forward-settling Agency MBS through “to-be-announced” forward contracts. Pursuant to these TBAs, we will agree to purchase, for future delivery, Agency MBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency MBS to be delivered is not identified until shortly before the TBA settlement date. As with any forward purchase contract, the value of the underlying Agency MBS may decrease between the contract date and the settlement date, which may result in the recognition of income or gains or loss. The law is unclear regarding whether TBAs are qualifying assets for the 75% REIT asset test.

Accordingly, our ability to purchase Agency MBS through TBAs or to dispose of TBAs, through these transactions or otherwise, could be limited. We do not expect TBAs to comprise a significant portion of our assets and, therefore, do not expect TBAs to adversely affect our ability to meet the REIT assets tests. No assurance can be given that the IRS would treat TBAs as qualifying assets. In the event that such assets are determined to be non-qualifying, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our TBAs, together with our non-qualifying assets for the 75% asset test, exceeded 25% of our total assets at the end of any calendar quarter or any income from the disposition of TBAs exceeded 25% of our gross income for any taxable year.

Your investment has various U.S. federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in “U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of the proceeds of this offering;

•	market trends in our industry, interest rates, real estate values, the debt securities markets, the U.S. housing market or the general economy or the demand for residential mortgage loans;

•	our business and investment strategy;

•	our or any other companies’ projected operating results;

•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements, including securitizations;

•	the favorable Agency MBS return dynamics available;

•	the level of government involvement in the U.S. mortgage market;

•	the anticipated lower default rates on non-Agency MBS;

•	the return of the non-Agency MBS securitization market;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets;

•	our expected portfolio of assets;

•	our expected investment and underwriting process;

•	interest rate mismatches between our target assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of opportunities to acquire Agency MBS, non-Agency MBS, residential mortgage loans and other residential mortgage assets;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from the initial public offering of our common stock and the concurrent private placement, after deducting our estimated offering and organizational expenses, will be approximately $203 million (based on the offering price of $20.00 per share set forth on the cover of this prospectus), after deducting estimated offering expenses of approximately $2.05 million payable by us. We estimate that our net proceeds will be approximately $233 million if the underwriters exercise their overallotment option in full. Our obligation to pay for the expenses incurred in connection with this offering and the concurrent private placement will be capped at 1% of the total gross proceeds from this offering and the concurrent private placement (or approximately $2.05 million, and approximately $2.35 million if the underwriters exercise their overallotment option in full). Our Manager will pay the expenses incurred above this 1% cap.

All of the shares sold in this offering will be sold to the underwriters at $20.00 per share. Our Manager will pay to the underwriters $0.80 per share for shares sold in this offering. Our total net proceeds from this offering will be approximately $203 million (or, if the underwriters exercise their overallotment option in full, approximately $233 million), after deducting estimated offering expenses.

Concurrently with this offering, we also expect to sell shares of our common stock to certain affiliates of Apollo, including personnel of our Manager, at the initial public offering price per share, for an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million. No underwriting fee is payable in connection with the sale of shares to certain affiliates of Apollo, including personnel of our Manager, in the concurrent private placement.

We plan to use all of the net proceeds from this offering and the concurrent private placement to purchase Agency MBS assets. We anticipate that approximately 50% of our initial Agency MBS assets will consist of fixed-rate Agency MBS and that the remaining 50% will consist of ARM Agency MBS. We expect that the fixed-rate Agency MBS will have the following characteristics: (i) coupons ranging from 3.0% to 6.5%; (ii) original maturities of either 15 years or 30 years; and (iii) current weighted average months to maturity ranging from 70 months to 360 months. We expect that the ARM Agency MBS will have the following characteristics: (i) net weighted average coupons ranging from 2.0% to 6.0%; (ii) with respect to hybrid ARM Agency MBS, original months to first initial reset of underlying loans of either 36 months, 60 months, 84 months or 120 months; and (iii) current weighted average months to maturity ranging from 70 months to 360 months.

We believe that the depth and liquidity of the Agency MBS market will allow us to invest a significant portion of our capital in a relatively short period of time. Depending on the availability of our targeted investments during this period, until we invest the net proceeds of this offering and the concurrent private placement in our target assets, we may temporarily invest in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. Based on current market conditions, we expect our initial portfolio will be comprised of Agency MBS and we expect to diversify this initial portfolio of Agency MBS assets by investing in non-Agency MBS at first, over the course of several months following the closing of this offering and the concurrent private placement. We expect to further diversify into residential mortgage loans and other residential mortgage assets over time, reaching a fully-diversified portfolio over the course of approximately one or two years following the closing of this offering and the concurrent private placement.

DISTRIBUTION POLICY

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income. We plan to pay our first dividend in respect of the period from the closing of this offering through September 30, 2011, which may be prior to the time that we have fully used the net proceeds of this offering to acquire our target assets. Although not currently anticipated, in the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

If we pay a taxable stock distribution, our stockholders would be sent a form that would allow each stockholder to elect to receive its proportionate share of such distribution in all cash or in all stock, and the distribution will be made in accordance with such elections, provided that if our stockholders’ elections, in the aggregate, would result in the payment of cash in excess of the maximum amount of cash to be distributed, then cash payments to stockholders who elected to receive cash will be prorated, and the excess of each such stockholder’s entitlement in the distribution, less such prorated cash payment, would be paid to such stockholder in shares of our common stock.

To the extent that in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We will generally not be required to make distributions with respect to activities conducted through any domestic TRS that we form following the completion of this offering. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Our Company—General.”

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor. The amount of cash available for distribution will be decreased by any fees or expenses payable by us to our Manager under the management agreement. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, any debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization at April 22, 2011 and (2) our capitalization as adjusted to reflect the effects of (A) the sale of our common stock in this offering at an offering price of $20.00 per share after deducting the estimated organizational and offering expenses payable by us, (B) the sale of an aggregate of up to 250,000 shares of our common stock to certain affiliates and personnel of Apollo, including personnel of our Manager, in the concurrent private placement, at the same offering price per share, for an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million and (C) the issuance of 20,000 restricted shares of common stock to be granted to our independent directors under our 2011 equity incentive plan upon closing of this offering. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	As of April 22, 2011
	Actual	As adjusted(1)(2)
Stockholders’ equity:
Common stock, par value $0.01 per share; 450,000,000 shares authorized, 100 shares outstanding, actual, and 450,000,000 shares authorized and 10,270,000 shares outstanding, as adjusted	$1	$102,700
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized and no shares outstanding, actual and as adjusted	—	—
Capital in excess of par value	$999	$204,897,300

Total stockholders’ equity	$1,000	$205,000,000

(1)	Assumes 10,250,000 shares will be sold in this offering and the concurrent private placement at an initial public offering price of $20.00 per share resulting in proceeds of approximately $203 million after deducting the estimated offering and organizational expenses of approximately $2.05 million, payable by us. We will repurchase the 100 shares currently owned by Apollo Principal Holdings I, L.P. acquired in connection with our formation at a cost of $10.00 per share. The shares sold to certain affiliates and personnel of Apollo, including personnel of our Manager, in the concurrent private placement will be sold at the offering price without payment of any underwriting fee. See “Use of Proceeds.”
(2)	Does not include 1,500,000 shares that we may issue and sell upon exercise of the underwriters’ overallotment option or 31,000 shares of common stock underlying 31,000 restricted stock units to be granted to our officers, our Manager’s personnel and our Manager under our 2011 equity incentive plan upon closing of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Apollo Residential Mortgage, Inc. is a newly organized residential real estate finance company that will invest in, finance, and manage a broad range of Agency MBS, non-Agency MBS, residential mortgage loans and other residential mortgage assets in the United States. We refer to these asset classes as our target assets. Our principal objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We believe that the diversification of our portfolio of assets over time, our expertise within our target asset classes and the flexibility of our strategy will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

We intend to initially focus our strategy on acquiring and managing a portfolio of Agency MBS assets. We believe that the initial focus of our business plan around the Agency MBS asset class will enable us to take advantage of favorable market conditions that currently exist for this asset class. We also anticipate that over time we will diversify our portfolio by investing in non-Agency MBS, as well as single family residential mortgage loans that we expect to source through bulk acquisitions of pools of whole loans originated by third parties.

We expect to use leverage to increase potential returns to our stockholders. Initially, we anticipate deploying, on a debt-to-equity basis, up to ten to one leverage on our Agency MBS assets. In addition, we expect to deploy, on a debt-to-equity basis, up to three to one leverage on our non-Agency MBS assets and up to six to one leverage on our residential mortgage loans. To the extent we securitize any residential mortgage loans in the future, we expect to deploy up to thirteen to one leverage through such structures. We believe these initial leverage ratios are conservative for these asset classes and are representative of the conservative levels of borrowings we intend to use over time. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. Our financing sources will include the net proceeds of this offering and the concurrent private placement and, depending on market conditions, borrowings in the form of repurchase agreements, warehouse facilities, securitizations, resecuritizations, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances, in addition to transaction or asset specific funding arrangements. We expect to finance our initial Agency MBS with repurchase agreement financing. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In addition, we intend to rely on short-term financing such as repurchase transactions under master repurchase agreements, the duration of which is typically 30 to 90 days but in some cases may be longer. To date, we have entered into master repurchase agreements with Morgan Stanley & Co. LLC, an affiliate of Nomura Securities International, Inc. and RBS Securities Inc., each of which is an underwriter or an affiliate of an underwriter in this offering, and we have also entered into master repurchase agreements with Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Bank, N.A./Wells Fargo Securities, LLC. We are in discussions with a number of other financial institutions which we expect in the near future will provide us with additional repurchase agreement financing.

Subject to maintaining our qualification as a REIT, we may utilize derivative financial instruments (or hedging instruments) to hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will include, where desirable, locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our stockholders.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Factors Impacting Our Operating Results

We expect that the results of our operations will be affected by a number of factors and will primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, non-Agency MBS, Agency MBS, residential mortgage loans and other residential mortgage assets in the marketplace. Our net interest income includes the actual interest payments we receive on our MBS, residential mortgage loans and other assets and is also impacted by the amortization of purchase premiums and accretion of purchase discounts. Changes in various factors such as prepayment speeds, estimated future cash flows and credit quality could impact the amount of premium to be amortized or discount to be accreted into interest income for a given period. Interest rates and prepayment rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipation or unanticipated credit events experienced by borrowers whose mortgage loans are included in our non-Agency MBS or are held directly by us.

Changes in Market Value of our Assets. It is our business strategy to hold our assets as long-term investments. As such, we expect that our MBS will be carried at their fair value, as available-for-sale in accordance with ASC 320, Investments—Debt and Equity Securities, or ASC 320, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. As a result, we do not expect that changes in the market value of our MBS assets will normally impact our operating results. However, at least on a quarterly basis, we will assess both our ability and intent to continue to hold these assets as long-term investments. As part of this process, we will monitor our MBS assets for other-than-temporary impairment. A change in our ability and/or intent to continue to hold any of our MBS assets could result in our recognizing an impairment charge or realizing losses while holding these assets.

Changes in Market Interest Rates. With respect to our proposed business operations, increases in interest rates, in general, may over time cause: (1) the interest expense associated with our borrowings to increase; (2) the value of our assets to decline; (3) the coupons on our adjustable-rate and hybrid MBS and mortgage loans to reset, although on a delayed basis, to higher interest rates; (4) prepayments on our MBS and mortgage loan portfolio to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and (5) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase. Conversely, decreases in interest rates, in general, may over time cause: (A) prepayments on our MBS and mortgage loan portfolio to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts; (B) the interest expense associated with our borrowings to decrease; (C) the value of our assets to increase; (D) to the extent we enter into interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease, and (E) coupons on our adjustable-rate and hybrid MBS assets and mortgage loans to reset, although on a delayed basis, to lower interest rates.

Prepayment Rates. The value of our assets may be affected by prepayment rates on mortgage loans. If we acquire mortgage loans and mortgage related securities, we anticipate that the mortgage loans or the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors, none of which can be predicted with any certainty. Based on our experience, we expect that over time our adjustable-rate and hybrid MBS and mortgage loans will experience higher prepayment rates than do fixed-rate MBS and mortgage loans, as we believe that homeowners with adjustable-rate and hybrid mortgage loans exhibit more rapid housing turnover levels or refinancing activity compared to fixed-rate borrowers. In addition, we anticipate that prepayments on adjustable-rate mortgage loans accelerate significantly as the coupon reset date approaches.

Credit Risk. One of our strategic focuses is acquiring assets which we believe to be of high credit quality. We believe this strategy will generally enable us to keep our credit losses and financing costs low. Although we do not expect to encounter credit risk in our Agency MBS, we do expect to be subject to varying degrees of credit risk in connection with our other target assets. Through our Manager, we will seek to mitigate this risk by seeking to acquire high quality assets at appropriate prices given anticipated and unanticipated losses and employing a comprehensive review and asset selection process and careful ongoing monitoring of acquired assets. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results.

Spreads on MBS. In the aftermath of the global financial crisis, the U.S. Federal Reserve has lowered the target for the Federal Funds Rate to a current targeted range of 0% to 0.25% which has kept financing for Agency MBS at historically low levels. At the same time, according to the Housing Report, an estimated 90% of new mortgages originated in the United States are currently being funded through Agency financings, which is creating an ample supply of newly minted Agency MBS securitizations. The widening of the spread between the cost of funding for and the yield on Agency MBS assets has created a highly attractive investment opportunity in this asset class. The spread between the yield on our assets and our funding costs will affect the performance of our business. Wider spreads imply greater income on new asset purchases but may have a negative impact on our stated book value. Wider spreads may also negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases but may have a positive impact on stated book value of our existing assets. In this case we may be able to reduce the amount of collateral required to secure borrowings.

Extension Risk. Our Manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when we acquire a fixed-rate, adjustable-rate or hybrid MBS, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes all or a portion of our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related assets.

If prepayment rates decrease in a rising interest rate environment, however, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This longer than expected life of the fixed-rate portion of the related asset could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the swap agreement while the income earned on the adjustable-rate or hybrid MBS would remain fixed. This situation may also cause the market value of our adjustable-rate or hybrid MBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Market Conditions. We believe that our target assets currently present highly attractive risk-adjusted return profiles. Beginning in the summer of 2007, adverse changes in the financial markets have resulted in a deleveraging of the entire global financial system and the forced sale of large quantities of mortgage-related and other financial assets. As a result of these conditions, many traditional mortgage investors have suffered significant losses in their residential mortgage portfolios and a number of major market participants have been impaired or failed, resulting in a contraction in liquidity for mortgage loans and mortgage-related assets. In addition, many traditional market participants are focused on managing their legacy portfolios of distressed real estate assets and have been subject to writedowns and losses on their assets, which we believe has created an opportunity for new entrants to the residential mortgage market. We believe that the recent market disruptions in the U.S. housing industry, residential mortgage sector and overall credit markets have created an exceptional opportunity for us to implement our business plan as a new company.

Critical Accounting Policies and Use of Estimates

Our financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will apply based on our expectation of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Classification of Investment Securities and Valuations of Financial Instruments

ASC 320, Investments—Debt and Equity Securities, requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we may hold most of our securities until maturity, we may, from time to time, sell any of our securities as part of our overall management of our asset portfolio. Accordingly, we will elect to classify substantially all of our securities as available-for-sale. All assets classified as available-for-sale will be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. See “—Valuation of Financial Instruments.”

When the estimated fair value of a security is less than amortized cost, we consider whether there is an other-than-temporary impairment, or OTTI, in the value of the security. An impairment is deemed an OTTI if (i) we intend to sell the security, (ii) it is more likely than not that we will be required to sell the security before recovering our cost basis, or (iii) we do not expect to recover the entire amortized cost basis of the security even if we do not intend to sell the security or believe it is more likely than not that we will be required to sell the security before recovering our cost basis. If the impairment is deemed to be an OTTI, the resulting accounting treatment depends on the factors causing the OTTI. If the OTTI has resulted from (i) our intention to sell the security, or (ii) our judgment that it is more likely than not that we will be required to sell the security before recovering our cost basis, an impairment loss is recognized in current earnings equal to the difference between our amortized cost basis and fair value. Whereas, if the OTTI has resulted from our conclusion that we will not recover our cost basis even if we do not intend to sell the security or believe it is more likely than not that we will be required to sell the security before recovering our cost basis, the credit loss portion of the impairment is recorded in current earnings and the portion of the loss related to other factors, such as changes in interest rates, continues to be recognized in accumulated other comprehensive income. Determining whether there is an OTTI may require management to exercise significant judgment and make significant assumptions, including, but not limited to, estimated cash flows, estimated prepayments, loss assumptions, and assumptions regarding changes in interest rates. As a result, actual impairment losses could differ from reported amounts. Such judgments and assumptions are based upon a number of factors, including (i) credit of the issuer or the borrower, (ii) credit rating of the security, (iii) key terms of the security, (iv) performance of the loan or underlying loans, including debt service coverage and loan-to-value ratios, (v) the value of the collateral for the loan or underlying loans, (vi) the effect of local, industry, and broader economic factors, and (vii) the historical and anticipated trends in defaults and loss severities for similar securities.

Fair Value Option

ASC 825, Financial Instruments, or ASC 825, permits us to choose to measure many financial instruments and certain other items at fair value. Changes in fair value, along with transaction costs, would be reported through net income. ASC 825 also establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities. We may elect the fair value option for any qualifying financial assets or liabilities that are not otherwise required to be carried at fair value in our financial statements.

Valuation of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, or ASC 820, establishes a framework for measuring fair value in accordance with GAAP and expands financial statement disclosure requirements for fair value measurements. ASC Topic 820 further specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

•	Level I—Valuation techniques in which all significant inputs are quoted prices from active markets for assets or liabilities that are identical to the assets or liabilities being measured.

•

Level II—Valuation techniques in which significant inputs include quoted prices from active markets for assets or liabilities that are similar to the assets or liabilities being measured and/or quoted prices from markets that are not active for assets or liabilities that are identical or similar to the assets or liabilities being measured. Also, model-derived valuations in which all significant inputs and significant value drivers are observable in active markets are Level II valuation techniques.

•

Level III—Valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are valuation technique inputs that reflect our assumptions about the assumptions that market participants would use in pricing an asset or liability.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

When available, we use quoted market prices to determine the fair value of an asset or liability. If quoted market prices are not available, we will consult independent pricing services or third party broker quotes, provided that there is no ongoing material event that affects the issuer of the securities being valued or the market therefor. If there is such an ongoing event, or if quoted market prices are not available, our pricing officer will determine the fair value of the securities using valuation techniques that use, when possible, current market-based or independently-sourced market parameters, such as interest rates.

Valuation techniques for MBS may be based on models that consider the estimated cash flows of each debt tranche of the issuer, establish a benchmark yield, and develop an estimated tranche-specific spread to the benchmark yield based on the unique attributes of the tranche including, but not limited to, the prepayment speed assumptions and attributes of the collateral underlying such securities. To the extent the inputs are observable and timely, the values would be categorized in Level II of the fair value hierarchy; otherwise they would be categorized as Level III.

We expect that most of the MBS that we intend to acquire upon consummation of this offering and the concurrent private placement, along with any related derivative and hedging instruments, will be valued based on the similar-asset valuation approach using Level II inputs.

Fair value under GAAP represents an exit price in the normal course of business, not a forced liquidation price. If we were forced to sell assets in a short period to meet liquidity needs, the prices we receive could be substantially less than their recorded fair values. Furthermore, the analysis of whether it is more likely than not that we will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales, and the projected identification of which securities would be sold is also subject to significant judgment, particularly in times of market illiquidity.

Any changes to the valuation methodology will be reviewed by our Manager to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we will continue to refine our valuation methodologies. The methods used by us may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We will use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

Interest Income Recognition

We expect that interest income on any securities we may acquire that are not of high credit quality, including unrated securities, will be recognized in accordance with GAAP, which requires that cash flows from a security be estimated applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. We will review and, if appropriate, make adjustments to our cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources, internal models, and our judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized on, or the carrying value of, such securities.

We expect that interest income on our non-Agency MBS and Agency MBS will be accrued based on the actual coupon rate and the outstanding principal balance of such securities. Premiums and discounts will be amortized or accreted into interest income over the lives of the securities using the effective yield method, as adjusted for actual prepayments in accordance with ASC 310-20, Nonrefundable Fees and Other Costs. If our estimate of prepayments is incorrect, we may be required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income. Purchased beneficial interests in securitized financial assets are accounted for in accordance with ASC 325-40, Beneficial Interest in Securitized Financial Assets. Interest income is recognized using the effective yield method. The prospective method is used for adjusting the level yield used to recognize interest income when estimates of future cash flows over the remaining life of the security either increase or decrease. Cash flows are projected based on management’s assumptions for prepayment rates and credit losses. Actual economic conditions may produce cash flows that could differ significantly from projected cash flows, and differences could result in an increase or decrease in the yield used to record interest income or could result in impairment losses.

Hedging Instruments and Hedging Activities

We will account for derivative financial instruments in accordance with ASC 815, Derivatives and Hedging, which requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and if we elect to apply hedge accounting for that instrument. Derivatives are used for hedging purposes rather than speculation. We will value derivative financial instruments in accordance with ASC 820. See “—Valuation of Financial Instruments.”

In the normal course of our business, we may use a variety of derivative financial instruments to manage or hedge interest rate risk on our borrowings. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the effective hedge criteria is marked-to-market with the changes in value included in net income.

Repurchase Agreements

We intend to finance the acquisition of securities for our portfolio through repurchase transactions under master repurchase agreements. Repurchase transactions will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest, as specified in the respective transactions. Although the economic terms of our borrowings under these master repurchase agreements will not be determined until we engage in a repurchase transaction under such agreements, we expect the terms of our repurchase agreements will generally conform to the terms in the standard master repurchase agreement as published by SIFMA as to repayment, margin requirements and segregation of all securities that will be initially sold under the repurchase transaction. We will not engage in any repurchase transactions until after the completion of this offering and the concurrent private placement.

Securities sold under repurchase agreements will be treated as collateralized financing transactions, unless they meet sales treatment. Collateralized financing transactions generally represent a forward contract and are recorded at fair value. Securities financed through a repurchase agreement will remain on our consolidated balance sheet as an asset and cash received from the purchaser will be recorded on our consolidated balance sheet as a liability. Interest paid in accordance with repurchase agreements will be recorded in interest expense.

Manager Compensation

The management agreement provides for the payment of a management fee to our Manager. The management fee is accrued and expensed during the period for which it is calculated and earned. For a more detailed discussion on the management fee payable under the management agreement, see “Our Manager and the Management Agreement—Management Fee, Expense Reimbursement and Termination Fee.”

Income Taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes. We believe that we will operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay U.S. federal corporate level taxes, although our TRSs will be required to pay U.S. federal corporate level taxes on their income. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal, state and local income taxes.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2010-06, Improving Disclosures About Fair Value Measurements. The ASU requires enhanced disclosures about purchases, sales, issuances, and settlements on a gross basis relating to Level III measurements. The disclosure will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our financial statement disclosures.

On July 21, 2010, the FASB issued an update to ASC 310, Receivables, by requiring more robust and disaggregated disclosures about the credit quality of a company’s loans held for investment and if applicable, its allowance for credit losses. The objective of enhancing these disclosures is to improve financial statement users’ understanding of (1) the nature of a company’s credit risk associated with its financing receivables and (2) the company’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The adoption of this ASU did not have a material impact on our financial statement disclosures.

Results of Operations

As of the date of this prospectus, we have not commenced operations other than the organization of our company. We will not commence the acquisition of any of our target assets until we have completed this offering and the concurrent private placement. We are not aware of any material trends or uncertainties, other than economic conditions affecting mortgage loans, MBS and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related assets, other than those referred to in this prospectus.

Liquidity and Capital Resources

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds from this offering and the concurrent private placement, payments of principal and interest we receive on our portfolio of assets, cash generated from our operating results and unused borrowing capacity under our financing sources. Depending on market conditions, we expect that our primary sources of financing will be through repurchase agreements, warehouse facilities, securitizations, resecuritizations, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances in addition to transaction or asset specific funding arrangements. We plan to finance our assets with conservative levels of borrowings as part of our financing strategy, the level of which may vary based upon the particular characteristics of our portfolio and on market conditions. We expect that our repurchase facility borrowings generally will have maturities that range from one month to one year. Initially, we anticipate deploying, on a debt-to-equity basis, up to ten to one leverage on our Agency MBS assets. In addition, we expect to deploy, on a debt-to-equity basis, up to three to one leverage on our non-Agency MBS assets and up to six to one leverage on our residential mortgage loans. To the extent we securitize any residential mortgage loans in the future, we expect to deploy up to thirteen to one leverage through such structures. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We expect to finance our initial Agency MBS with repurchase agreement financing.

Under our repurchase agreements, we will be required to pledge additional assets as collateral to our repurchase agreement counterparties (lenders) when the estimated fair value of the existing pledged collateral under such agreements declines and such lenders, through a margin call, demand additional collateral. Margin calls result from a decline in the value of our assets collateralizing the repurchase agreements, generally following the monthly principal reduction of such investments due to scheduled amortization and prepayments on the underlying mortgages, changes in market interest rates, a decline in market prices affecting such investments and other market factors. To cover a margin call, we may pledge additional securities or cash. At maturity, any cash on deposit as collateral (i.e., restricted cash), if any, would generally be applied against the repurchase agreement balance, thereby reducing the amount borrowed. Should the value of our assets suddenly decrease, significant margin calls on our repurchase agreements could result, causing an adverse change in our liquidity position.

While we generally intend to hold our target assets as long-term investments, certain of our investments securities may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of investment securities, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed, we expect that a significant portion of the proceeds from sales of our assets (if any), prepayments and scheduled amortization will be used to repay balances under our financing sources.

Contractual Obligations and Commitments

As of the date of this prospectus, we had no contractual obligations other than the underwriting agreement among the underwriters, our Manager and us. Prior to the completion of this offering and the concurrent private placement, we will enter into a management agreement with our Manager that will be effective upon closing of this offering and the concurrent private placement. Pursuant to the management agreement, our Manager will be entitled to receive a management fee, the reimbursement of certain expenses (including, under certain circumstances, the portion of the underwriting fee payable by our Manager) and, in certain circumstances, a termination fee. See “Our Manager and the Management Agreement—Management Fee, Expense Reimbursement and Termination Fee.” The management fee will be an amount equal to 1.5% per annum of our stockholders’ equity, calculated and payable quarterly in arrears. See “Our Manager and the Management Agreement—Management Fee, Expense Reimbursement and Termination Fee—Management Fee.” We will also be required to pay a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. Such termination fee will be payable upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement. See “Our Manager and the Management Agreement—Management Fee, Expense Reimbursement and Termination Fee—Termination Fee.”

Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us. We will reimburse our Manager or its affiliates for the allocable share of the compensation of (1) our Chief Financial Officer based on the percentage of his time spent on our affairs and (2) other corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment professional personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs based on the percentage of time devoted by such personnel to our affairs.

We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Dividends

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully used the net proceeds of this offering and the concurrent private placement to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures about Market Risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Credit Risk

We expect to be subject to varying degrees of credit risk in connection with our assets. Although we do not expect to encounter credit risk in our Agency MBS, we do expect to encounter credit risk related to non-Agency MBS and residential mortgage loans and other mortgage related assets we may acquire. Investment decisions will be made following a bottom-up credit analysis and specific risk assumptions. As part of the risk management process our Manager intends to use detailed proprietary models to evaluate, depending on the asset class, house price appreciation and depreciation by region, prepayment speeds and foreclosure frequency, cost, and timing. If our Manager determines that the proposed investment can meet the appropriate risk and return criteria as well as complement our existing asset portfolio, the investment will undergo a more thorough due diligence analysis and underwriting. In our residential mortgage loan portfolio, we may retain the risk of potential credit losses on the mortgage loans that we hold in our portfolio. With respect to our residential mortgage loans, we will seek to obtain representations and warranties from each seller stating that each loan was underwritten to our requirements or, in the event underwriting exceptions were made, we are informed of the exceptions so that we may evaluate whether to accept or reject the loans. A seller who breaches these representations and warranties in making a loan that we purchase may be obligated to repurchase the loan from us. Our Manager will seek to reduce downside risk related to unanticipated credit events through the use of active asset surveillance to evaluate collateral pool performance and will proactively manage positions. Our Manager will have access to an industry leading technology platform, including advanced software which provides real time status and loan level reporting.

Interest Rate Risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the acquisition of our assets through financings in the form of repurchase agreements, warehouse facilities, securitizations, resecuritizations, bank credit facilities (including term loans and revolving facilities) and public and private equity and debt issuances in addition to transaction or asset specific funding arrangements. We may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales. These instruments are intended to serve as a hedge against future interest rate increases on our borrowings.

Interest Rate Effect on Net Interest Income

Our operating results will depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (1) while the yields earned on our leveraged fixed-rate mortgage assets will remain static and (2) at a faster pace than the yields earned on our leveraged adjustable-rate and hybrid mortgage assets, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Interest Rate Cap Risk

Our adjustable-rate MBS will generally be subject to interest rate caps, which potentially could cause such MBS to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. This issue will be magnified to the extent we acquire adjustable-rate and hybrid mortgage assets that are not based on mortgages which are fully indexed. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above under “—Interest rate risk”. Actual economic conditions or implementation of decisions by our Manager may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Prepayment Risk

The value of our assets may be affected by prepayment rates on mortgage loans. If we acquire mortgage loans and mortgage related securities, we anticipate that the mortgage loans or the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated.

Counterparty Risk

When we engage in repurchase transactions, we will generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders will be obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we will receive from the lender when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount.

In addition, if a swap counterparty under an interest rate swap agreement that we intend to enter into as part of our hedging strategy cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that security.

Funding Risk

To the extent available on desirable terms, we initially expect to finance our initial Agency MBS with repurchase agreement financing. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage. Weakness in the financial markets, the residential mortgage markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

Liquidity Risk

The assets that will comprise our asset portfolio will not be publicly traded. A portion of these assets may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises, including in response to changes in economic and other conditions.

BUSINESS

Our Company

Apollo Residential Mortgage, Inc. is a newly organized residential real estate finance company that will invest in, finance, and manage Agency MBS, non-Agency MBS, residential mortgage loans and other residential mortgage assets in the United States. We refer to these asset classes as our target assets. Our principal objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a portfolio of assets that will consist initially of Agency MBS, but over time will be diversified to cover a broader range of other residential mortgage assets. We believe that the diversification of our portfolio of assets over time, our expertise within our target asset classes and the flexibility of our strategy will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

We will be externally managed and advised by our Manager, a recently formed indirect subsidiary of Apollo Global Management, LLC. We intend to utilize and leverage the extensive expertise of our Manager, and its management team. Founded in 1990, Apollo is a leading global alternative asset manager with a contrarian and value-oriented investment approach, with total assets under management of over $67 billion as of December 31, 2010. Apollo has significant and longstanding experience in residential real estate markets through a number of its funds’ investments. For example, a fund managed by Apollo was formerly the owner of WMC Mortgage Corporation, a subprime mortgage originator, which it purchased in 1997 and sold in 2004 for approximately $472 million, generating a gross IRR of 28.3%, which does not give effect to fund-related fees and expenses. In addition, certain funds managed by Apollo are currently the majority owner of Realogy Corporation, a global provider of residential real estate services. Most recently, in 2007, certain funds managed by Apollo founded Vantium, an integrated real estate investment platform established to take advantage of dislocation in the mortgage markets, as described below.

We believe our Manager’s deep understanding of MBS market fundamentals, as well as its ability to analyze, model and set value parameters around the individual mortgages that collateralize Agency MBS and non-Agency MBS, will enable our Manager to selectively acquire assets for us that present attractive risk-adjusted return profiles and the potential for capital appreciation. Our Chief Executive Officer, Michael A. Commaroto, has over 25 years of experience in the mortgage market. Since 2008, Mr. Commaroto has been the CEO-Capital Markets of Vantium Management, L.P. Vantium has invested over $750 million in residential mortgage assets with a combined par value of approximately $2 billion. Of these investments, Vantium has already sold assets consisting of $252 million of invested capital. Inclusive of these sales, and assuming Vantium’s remaining liquid non-Agency MBS were sold at their mark-to-market values as of December 31, 2010, and its remaining mortgage loans and illiquid non-Agency MBS with values below $500,000 were sold at their mark-to-model values as of such date, Vantium would have achieved total asset returns since inception of approximately 23.9%. Vantium followed a strategy that differs from the one we expect to pursue and its returns are not anticipated to be indicative of our returns. See “—About Apollo” for a detailed discussion of the assumptions underlying this calculation.

We plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS assets following the completion of this offering. In the aftermath of the global financial crisis, the U.S. Federal Reserve has lowered the target for the Federal Funds Rate to a current targeted range of 0% to 0.25% which has kept financing for Agency MBS assets at historically low levels. At the same time, according to the Department of the Treasury and the Department of Housing and Urban Development’s recently released report to Congress entitled “Reforming America’s Housing Finance Market,” or the Housing Report, an estimated 90% of new mortgages originated in the United States are currently being funded through Agency financings, which is creating an ample supply of newly minted Agency MBS securitizations. We believe that there is a highly attractive investment opportunity in this asset class that has been created by the widening spread between the cost of funding for, and the yield on, Agency MBS assets (which is exemplified by the average spread between one-month LIBOR and the TBA current coupon Fannie

Mae 30-year yield, which between December 1984 and May 2011 averaged 246 basis points and, as of March 31, 2011, was 400 basis points). The initial focus of our business plan around the Agency MBS asset class will enable us to take advantage of these favorable market conditions as we deploy the net proceeds from this offering and the concurrent private placement. Our Agency MBS investment activity will be led by Keith Rosenbloom, our Manager’s Agency MBS portfolio manager, who has over 18 years of experience investing in mortgage assets.

We also believe that the current level of government involvement in the U.S. mortgage market is not sustainable and that over time, current dominance of this market by the Agencies must be reduced in favor of significantly more investment by private capital sources. In this regard, we anticipate the return in the medium term of an active private non-Agency MBS market, which, according to SIFMA, has fallen from a 2005 peak volume of $740 billion to $5 billion in 2010. We anticipate the return of this market, which we believe is an essential component of any long-term housing industry recovery, is going to create additional supply of non-Agency MBS. In addition, opportunities will also exist for us to purchase legacy non-Agency MBS. Beginning with the onset of the credit crisis in 2007, there has been significant volatility in non-Agency MBS prices as a result of trends in market technicals such as prepayment rates and delinquency rates, and forced selling by hedge funds and other institutions as a result of market conditions. Although these assets have recovered some value from the lows experienced in 2008 and 2009, we believe that opportunities will exist for us to make strategic purchases of legacy non-Agency MBS at significant discounts to par. As a consequence of these factors, we anticipate that we will begin to diversify our Agency MBS portfolio by investing in non-Agency MBS assets over time. Although our Manager is newly formed, its senior personnel have proven expertise—developed in part through the investment by certain funds managed by Apollo in Vantium—in non-Agency MBS portfolio management, underwriting, due diligence and residential mortgage valuation, which we expect to enable us to identify and capitalize on opportunities in the non-Agency MBS asset class.

We also anticipate that we will purchase single family residential whole mortgage loans and other mortgage related assets over time. We plan to source our residential mortgage loans through bulk acquisitions of pools of whole loans originated by third parties that we expect to be available for purchase from existing bulk or pool sellers. In addition, we will seek to purchase legacy non-conforming mortgage loans from a range of financial institutions which according to Inside Mortgage Finance were holding an estimated $4.8 trillion in non-conforming residential mortgage loans on their balance sheets as of December 31, 2010. These loans, which were originated with a view to being sold or financed through the private non-Agency MBS securitization market, have been retained on-balance sheet due to the large-scale reduction in mortgage securitizations since 2007. Our plan is to finance these loan purchases primarily through securitizations we create as the private non-Agency MBS market begins to recover. We may, in the future, seek to originate these assets, leveraging the experience of Apollo’s operating partners.

Our Manager’s personnel will be comprised of an experienced team of senior residential mortgage trading and finance professionals, including Michael A. Commaroto, who will serve as our Chief Executive Officer, and Stuart A. Rothstein, who will serve as our Chief Financial Officer. Messrs. Commaroto and Rothstein will be supported by Keith Rosenbloom, our Manager’s Agency MBS portfolio manager, Paul Mangione, our Manager’s non-Agency MBS portfolio manager, and a team of other senior personnel who have significant experience investing in, financing and managing residential mortgage assets. Our Manager will also draw upon the extensive transactional, financial, managerial and investment skills of Apollo’s private equity, capital markets and real estate investment professionals. We believe our relationship with Apollo will provide us with significant advantages in sourcing, evaluating, underwriting and managing investments in our target assets.

We are organized as a Maryland corporation and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Our Manager

We will be externally managed and advised by our Manager, a recently formed indirect subsidiary of Apollo Global Management, LLC. Pursuant to the terms of a management agreement between us and our Manager, our Manager will be responsible for administering our business activities and day-to-day operations and will provide us with our management team and appropriate support personnel. Our Manager will at all times be subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. We do not expect to have employees.

Our Manager has access to Apollo’s senior management team which has extensive experience in identifying, financing, analyzing, hedging and managing real estate and real estate-related equity, debt and mezzanine investments, as well as a broad spectrum of other private equity and capital markets investments. Our Manager will be led by Michael A. Commaroto and Stuart A. Rothstein. Mr. Commaroto has over 25 years of residential mortgage asset experience. Prior to joining Vantium in 2008, Mr. Commaroto was the U.S. Head of Whole Loan Trading at Deutsche Bank, AG for 8 years. Prior to joining Deutsche Bank, Mr. Commaroto spent over 16 years at Credit Suisse First Boston and its predecessor companies, where, among other responsibilities, he managed the whole loan trading and finance business for the Principal Trading Group and the Mortgage Department. Mr. Rothstein has over 16 years of real estate finance and investment experience. Prior to joining Apollo, Mr. Rothstein was Co-Managing Partner of Four Corners Properties, a real estate investment company formed with a former colleague. Prior to Four Corners Properties, from January 2005 to March 2006, Mr. Rothstein served as a Director of KKR Financial Advisors LLC, overseeing all investments in commercial real estate. Our Manager has formed an Investment Committee which will advise and consult with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leverage strategies and investment guidelines. In addition to Messrs. Commaroto and Rothstein, our Manager’s Investment Committee will consist of senior executives of Apollo, including Marc E. Becker, Frederick N. Khedouri, Eileen Patrick, Justin Stevens and James Zelter. Our Manager’s Investment Committee has over 115 years of investment experience in the aggregate.

In addition to our Manager’s responsibility for administering our business activities and day-to-day operations, we believe that our relationship with our Manager will provide us access to broad referral networks, experience in capital markets, credit analysis, debt structuring, hedging and asset management, as well as corporate operations, finance and governance. Our Manager’s portfolio management resources and infrastructure are fully scalable to support our activities.

About Apollo

Founded in 1990, Apollo is a leading global alternative asset manager with a contrarian and value-oriented investment approach in private equity, credit-oriented capital markets and real estate. Apollo has a flexible mandate in the majority of the funds it manages that enables the funds to invest opportunistically throughout economic cycles. Apollo has significant and longstanding experience in the real estate market and extensive relationships with the real estate investment, corporate, lending and brokerage communities. Apollo’s experience and these relationships are valuable sources for deal flow and debt market intelligence. Apollo raises, invests and manages private equity, capital markets and real estate funds on behalf of some of the world’s most prominent pension and endowment funds as well as other institutional and individual investors. Apollo is led by its managing partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 20 years and lead a team of 485 employees, including 171 investment professionals as of December 31, 2010. This team possesses a broad range of transactional, financial, managerial and investment expertise. Apollo has offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of December 31, 2010, approximately 10% of Apollo’s assets under management were in three different publicly traded vehicles managed by Apollo.

Apollo’s objective is to achieve superior risk-adjusted returns for its fund investors throughout economic cycles. Apollo’s investment approach is value-oriented, emphasizing downside protection and the preservation of capital. Apollo is also frequently contrarian in its investment approach, which is reflected in a number of ways including: (1) the often complex structures it employs in some of its investments; (2) its experience investing during periods of uncertainty or distress in the economy or financial markets when many of its competitors simply reduce their investment activity; and (3) its willingness to undertake transactions that have substantial business, regulatory or legal complexity.

In 2007, certain funds managed by Apollo founded Vantium, an integrated residential real estate investment platform developed to take advantage of significant dislocation in the residential mortgage market. Vantium integrates detailed analytics, bottom-up investment underwriting, proactive asset surveillance, preemptive risk modeling and a long-term, hold-to-maturity strategy, with a flexible investment mandate to acquire performing and non-performing residential whole loans and residential MBS. Since 2008, Mr. Commaroto has been the CEO-Capital Markets of Vantium Management, L.P. Vantium has invested over $750 million in residential mortgage assets with a combined par value of approximately $2 billion. Of these investments, Vantium has already sold assets consisting of $252 million of invested capital. Vantium’s remaining assets consist of both non-Agency MBS and residential mortgage loans. As of December 31, 2010, Vantium valued its remaining non-Agency MBS portfolio, with the exception of illiquid non-Agency MBS with values below $500,000 (in which Vantium had remaining invested capital of approximately $12 million as of December 31, 2010), at market values based on broker quoted prices. In addition, due to the distinctive nature of the individual loans that comprise the retained mortgage loan portfolio and the illiquidity of the non-Agency MBS with values below $500,000, Vantium did not consider broker quoted prices or other market prices to be a reliable source of valuation for these assets and thus valued these assets using a mark-to-model valuation approach. Inclusive of the investments Vantium has already sold, and assuming Vantium’s remaining liquid non-Agency MBS were sold at their mark-to-market values as of December 31, 2010, and its remaining mortgage loans and illiquid non-Agency MBS were sold at their mark-to-model values as of such date, Vantium would have achieved total asset returns since inception of approximately 23.9%. If, however, Vantium ends up selling its remaining illiquid assets for an amount that is less than their mark-to-model values as of December 31, 2010, total asset returns will be less than such amount. In addition, the time period over which Vantium realizes returns on the sale of such illiquid assets may result in a reduction of Vantium’s total asset returns.

Total asset returns of Vantium were positively impacted by a significant recovery in the broader market values of mortgage and mortgage related assets since the valuation low point of these assets in March 2009. Total asset returns represent the asset level return on investments on a gross basis from Vantium’s inception through December 31, 2010.

The model used in the mark-to-model valuation incorporates the following assumptions: (1) with respect to Vantium’s remaining performing mortgage loans and its non-Agency MBS with values below $500,000, a weighted average constant prepayment rate, or CPR, of 1.0% and 0%, respectively, of the outstanding principal balance, a weighted average constant default rate, or CDR, of 17.6% and 25.3%, respectively, of the outstanding principal balance and a weighted average severity rate of realized losses of principal of 55.6% and 64.8%, respectively; and (2) with respect to Vantium’s remaining non-performing mortgage portfolio, a weighted average timeline for recovery of the underlying assets of 19.5 months, a weighted average house price index decrease of 5.0% during the recovery period (consisting of 4.5% over the next six months, 6.5% over the next 12 months, 4.9% over the next 24 months and -1.9% over the next 40 months), the amount of the aggregate total expenses in connection with recovery of the underlying assets of 15.9% of principal and a weighted average loan to value of the mortgage loans of 157.4%. Vantium’s mark-to-model valuations represent the sum of the present value of the estimated future cash flows of a security based on certain assumptions related to future home prices, CPR, CDR and severities, with an assumed discount rate. Although these assumptions are based upon Vantium’s best estimates at the time made, there is no assurance that these assumptions will be correct. Vantium followed a strategy that differs from the one we expect to pursue and its returns are not anticipated to be indicative of our returns.

The following table sets forth summary financial data for Vantium for the periods indicated.

Vantium Summary Financial Data

(in thousands)

	Year Ended December 31,
	2010	2009	2008
Operating Data
Investment income:	$28,019	$7,212	$716
Expenses:
Management fees	1,943	1,672	3,251
Interest expenses	66	23	—
All other expenses	16,051	4,451	6,040
Total expenses	18,060	6,146	9,291
Net investment income (loss)	9,959	1,066	(8,575)
Net realized gain on investments	94,218	30,723	1,566
Net change in unrealized appreciation on investments	(26,609)	(9,352)	(1,573)
Net increase (decrease) in net assets resulting from operations	77,568	22,437	(8,582)

	As of Year Ended December 31,
	2010	2009	2008
Balance Sheet Data
Total assets	$444,356	$293,428	$17,480
Total borrowings(1)	—	—	—

(1)	Vantium has not used leverage as part of its business.

Apollo also founded a real estate business in 2008, Apollo Global Real Estate Management, L.P., or AGRE. AGRE benefits from Apollo’s long-standing history of investing in real estate-related sectors such as hotels and lodging, leisure and logistics. AGRE, which includes 38 investment professionals as of December 31, 2010, is led by Joseph Azrack, who joined Apollo in 2008 with 30 years of real estate investment management experience, serving most recently as President and Chief Executive Officer of Citi Property Investors, a global integrated real estate investment platform acquired from Citigroup in 2010. As of December 31, 2010, AGRE’s real estate business had total and fee-generating assets under management of approximately $6.5 billion and $2.7 billion, respectively. AGRE, through its subsidiaries, manages a variety of vehicles, including Citi Property Investors, ARI, a commercial mortgage REIT that commenced operations in 2009, and AGRE CMBS Fund L.P., a real estate strategic investment account formed to invest principally in CMBS and leverage those investments by borrowing from the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility and repurchase facilities, that commenced operations in 2009.

Apollo’s suite of public investment vehicles also includes Apollo Investment Corporation, or AIC, ARI and Apollo Senior Floating Rate Fund, or AFT. AIC focuses on subordinated debt, select senior secured loans and select equity investments. AIC went public in April 2004 and, as of March 31, 2011, had a market capitalization of approximately $2 billion. ARI originates, acquires, invests in and manages performing commercial first mortgage loans, commercial MBS, mezzanine financings and other commercial real estate-related debt investments in the United States. ARI went public in September 2009 and, as of March 31, 2011, had a market capitalization of approximately $287 million. AFT focuses on senior secured floating rate loans. AFT went public in February 2011 and, as of March 31, 2011, had a market capitalization of approximately $301 million.

Apollo’s investment professionals frequently collaborate and share information across disciplines including market insight, management, banking and consultant contacts as well as potential investment opportunities, which Apollo believes enables it to successfully invest across a company’s capital structure. We believe that Apollo’s integrated approach towards investing distinguishes it from other alternative asset managers.

We believe our relationship with Apollo will provide us with significant advantages in sourcing, evaluating, underwriting and managing investments. Apollo has long-standing relationships with its investors as well as extensive corporate finance and lending relationships that we believe will facilitate attractive and creative means to originate transactions and finance our business.

Market Opportunities

We believe that our target assets currently present highly attractive risk-adjusted return profiles. Beginning in the summer of 2007, adverse changes in the financial markets have resulted in a deleveraging of the entire global financial system and the forced sale of large quantities of mortgage-related and other financial assets. As a result of these conditions, many traditional mortgage investors have suffered significant losses in their residential mortgage portfolios and a number of major market participants have failed or been impaired, resulting in a contraction in liquidity for mortgage-related assets. In addition, many traditional market participants are focused on managing their legacy portfolios of distressed real estate assets and have been subject to writedowns and losses on their assets, which we believe has created an opportunity for new entrants to the residential mortgage market.

We believe that the recent market disruptions in the U.S. housing industry, residential mortgage sector and overall credit markets have created an exceptional opportunity for us to implement our business plan as a new company based, in part, upon the following factors:

Steep Yield Curve and Attractive Spread Environment. In the aftermath of the global financial crisis, the U.S. Federal Reserve has lowered the target for the Federal Funds Rate to a current targeted range of 0% to 0.25% which has kept financing for Agency MBS at historically low levels. At the same time, according to the Housing Report, an estimated 90% of new mortgages originated in the United States are currently being funded through Agency financings, which is creating an ample supply of newly minted Agency MBS securitizations. The widening of the spread between the cost of funding for and the yield on Agency MBS assets has created a highly attractive investment opportunity in this asset class. We expect these favorable Agency MBS return dynamics to continue for the foreseeable future.

Opportunistic Non-Agency MBS and Mortgage Loans Investment Opportunities. Financial institutions were holding an estimated $4.8 trillion in non-conforming residential mortgage loans on their balance sheets as of December 31, 2010. These loans, which were originated with a view to being sold or financed through the private non-Agency MBS securitization market, are being held on-balance sheet by these financial institutions due to the virtual shut down of this market since 2007. We anticipate the return of this market, which we believe is an essential factor in a long term housing industry recovery, is going to create additional supply of non-Agency MBS. In addition, opportunities will also exist for us to purchase legacy non-Agency MBS. Beginning with the onset of the credit crisis in 2007, there has been significant volatility in non-Agency MBS prices as a result of trends in market technicals such as prepayment rates and delinquency rates, and forced selling by hedge funds and other institutions as a result of market conditions. Although these assets have recovered some value from the lows experienced between November 2008 and March 2009, we believe that opportunities will exist for us to make strategic purchases of legacy non-Agency MBS at significant discounts to par.

Reduction of Government Support. We believe, and the Housing Report supports this view, that the current level of government involvement in the U.S. mortgage market is not sustainable and that over time current Agency dominance of this market must be reduced in favor of significantly more involvement by private capital. We believe that this presents an attractive opportunity for us to acquire Agency and non-Agency MBS, as a declining role by the Agencies will increase investment opportunities for private credit providers and increase yields on residential mortgage assets.

Supportive Market Trends. As shown in the chart below, a long-term period of correlation between borrower prepayment rates and refinanceability of mortgage loans (as defined by the spread between available rates in the market and the legacy rates being paid by borrowers) has partially de-linked over the past several years. We believe this trend has resulted from a number of factors, including tightening lending standards and the inability of some borrowers to refinance based on the depressed valuations of their homes. We believe that the reduction in prepayment risk volatility will allow us to hedge our interest rate exposure more effectively.

In addition, we expect the tightening of lending standards to lead to fewer defaults on newly originated loans, which will improve our performance in terms of lower default rates on non-Agency assets, and improve our accuracy in forecasting the duration of our Agency assets. At the same time, national average prices for single family homes (which peaked in March 2007 at approximately $275,000) have remained stable at approximately $206,000 since December 2009. A further sign of market pricing stability is that single family housing starts, or new residential construction, which declined between December 2007 and December 2009 by approximately 59%, have since leveled off, and between December 2009 and December 2010 slightly increased by approximately 6%. We believe that the continuation of home price stability into future periods will also support lower default rates on non-Agency assets, and improve our accuracy in forecasting the duration of our Agency assets.

Our Business Strengths and Competitive Advantages

The following summarizes the key strengths and competitive advantages of our business:

•	Experienced management team

Our Manager will be comprised of an experienced team of senior residential mortgage trading and finance professionals, including Mr. Commaroto, who will serve as our Chief Executive Officer, and Mr. Rothstein, who will serve as our Chief Financial Officer. Messrs. Commaroto and Rothstein will be supported by Keith Rosenbloom, our Manager’s Agency MBS portfolio manager, Paul Mangione, our Manager’s non-Agency MBS portfolio manager, and a team of other senior personnel who have significant experience investing in, financing and managing residential mortgage assets. Our Manager’s senior personnel includes a group of seasoned investment professionals that has experience across various stages of the residential mortgage investment cycle. Since 2008, Vantium invested over $750 million in residential mortgage assets with a combined par value of approximately $2 billion. We believe our Manager’s deep understanding of MBS market fundamentals, as well as its ability to analyze, model and set value parameters around the individual mortgages that collateralize Agency MBS and non-Agency MBS, will enable our Manager to selectively acquire assets for us that present attractive risk-adjusted return profiles and the potential for capital appreciation.

•	Opportunistic and flexible investment strategy

Our Manager’s investment team is opportunistic and flexible, which will enable us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies in the residential mortgage market as attractive investment opportunities arise. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach will allow us to identify undervalued opportunities in all market cycles across our target assets, often before other investors identify such opportunities.

•	Significant benefits from our relationship with Apollo

Apollo generally operates its global franchise as an integrated investment platform with a free flow of information across its businesses. Apollo’s investment professionals interact frequently across its businesses on a formal and informal basis. We believe Apollo’s integrated investment model offers us deep industry relationships, market intelligence and execution capabilities that will support the implementation and growth of our business. Our Manager will also draw upon the experience of Apollo’s operating partners which we believe will provide us with differentiated expertise. Apollo’s managing partners have worked together for more than 20 years and lead a team of 171 investment professionals as of December 31, 2010. This team possesses a broad range of transactional, financial, managerial and investment expertise, including the creation of publicly traded vehicles.

We expect that our Manager will be able to leverage Apollo’s perspective and expertise in debt capital markets. As of December 31, 2010, Apollo’s credit-oriented capital markets funds had total assets under management of approximately $22 billion. These vehicles include six distressed and event-driven hedge funds, three mezzanine funds, seven senior credit funds, and a European non-performing loan fund. Between September 30, 2007 and December 31, 2010, Apollo’s private equity and capital markets funds have invested a combined $41.6 billion in debt securities with a face value of approximately $57 billion. The approximately $42 billion invested includes approximately $29 billion of capital from the funds managed by Apollo and approximately $13 billion of additional leverage. We believe that Apollo’s broad participation in real estate and debt capital markets provides our Manager with insights to evaluate opportunities across the spectrum of our target assets, including Agency MBS, non-Agency MBS and residential mortgage loans, and identify those opportunities offering the most compelling risk-return profile.

•	Comprehensive investment process and risk management

Our Manager’s senior personnel have extensive experience analyzing and managing the interest rate risk, maturity risk, prepayment risk and liquidity risk associated with owning a leveraged portfolio of residential mortgage assets. Our Manager’s expertise includes the ability to effectively finance these assets in order to enhance the returns from our target assets and appropriately hedge our financing to protect against adverse changes in interest rates.

Consistent with Apollo’s credit-oriented investment approach, the foundation of our investment strategy will be based on a deep understanding of the collateral that we purchase as part of residential mortgage loan pools as well as the collateral underlying our non-Agency MBS. While at Vantium, Mr. Commaroto and his team primarily invested in two assets types, non-Agency residential mortgage loans and non-Agency MBS. Vantium’s investments were made following an in-depth, asset level evaluation and risk assessment of each investment opportunity using rigorous quantitative and qualitative analysis. Risk assumptions were driven by detailed proprietary modeling, incorporating Mr. Commaroto and his team’s proprietary views on house price appreciation or depreciation by region, prepayment speeds, and the potential costs and timing of foreclosures. Underwriting was based on “hold-to-maturity” assumptions on valuation, which resulted in Vantium realizing sales on the majority of its MBS assets at returns significantly in excess of the original modeled investment analysis following the increase in bond market valuations during 2010. The Vantium team employed a very conservative investment approach which was demonstrated in the first Vantium asset investment which was a purchase of a pool of whole loans from the American Home Mortgage bankruptcy. This pool was purchased in August of 2008, a month prior to the Lehman Brothers bankruptcy, and yet is still outperforming its initial modeled cash flow expectations. We expect our Manager to follow a consistent investment approach.

We believe that access to portfolio companies of funds managed by Apollo and deep industry knowledge and relationships will provide our Manager with an informed perspective when evaluating the fundamental drivers impacting our business. We believe that this investment approach will provide an advantage relative to many of our competitors and enable us to better identify attractive investment opportunities and assess the performance, risk and returns that we should expect from any particular investment.

•	Superior sourcing capabilities

We expect our Manager to be able to utilize Apollo’s extensive proprietary relationships in the public and private real estate ownership, development, financing and services communities. These relationships are complemented by those with Apollo’s corporate private equity and capital markets operating partners in multiple industry categories. We believe this and other relationships will provide us with additional means to source investments in our target assets and originate residential mortgage loans to the extent we expand our investment strategy to include the origination of such loans. We also expect our Manager’s relationship with Apollo to provide us with access to Apollo’s deep, longstanding relationships with major U.S. financial institutions and we expect to be able to access residential mortgage asset and securitization opportunities from these relationships. We believe these relationships will enable our Manager to identify new investment opportunities as we seek to deploy our capital and maximize our risk-adjusted returns.

•	No legacy portfolio

We believe we have a competitive advantage relative to other existing comparable mortgage REITs because we do not have a legacy portfolio of lower-return or problem real estate assets that could potentially dilute the attractive returns that we believe are available in the current environment and distract our Manager’s focus from our investment strategy. As a new business, our portfolio of target assets will consist of newly acquired and currently priced assets and we will have no preexisting assets or legacy exposures. Therefore, we will not have any adverse credit exposure to, and our performance will not be negatively impacted by, previously purchased assets.

•	Alignment of Apollo’s and our interests and no conflicts of interest with Other Apollo Vehicles

We have taken steps to structure our relationship with Apollo and our Manager so that our interests and those of Apollo and our Manager are closely aligned. Certain affiliates and personnel of Apollo, including personnel of our Manager, have agreed to make in the concurrent private placement an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million, at a price per share equal to the initial public offering price of the shares of common stock sold in this offering, without payment of any underwriting fee. Upon completion of this offering and the concurrent private placement, certain affiliates and personnel of Apollo, including personnel of our Manager, will beneficially own 2.4% of our outstanding common stock (or 2.1% if the underwriters fully exercise their overallotment option). The shares purchased in the concurrent private placement will be subject to an agreement with us that will restrict transfers of shares purchased in the concurrent private placement for 12 months following the closing of this offering. We believe that the significant investment in us by certain affiliates and personnel of Apollo, including personnel of our Manager, will align our interests with those of Apollo and our Manager, which will create an incentive for Apollo and our Manager to seek to maximize returns for our stockholders.

Further, other than Vantium, which plans to cease acquiring assets upon completion of this offering and is currently winding down its existing portfolio of assets, no existing Other Apollo Vehicle currently focuses on our target asset classes as part of its core investment strategy and no existing Other Apollo Vehicle currently holds significant investments in our target assets. See “Our Management—Conflicts of Interest.” We also do not plan to purchase any assets from Vantium as it completes the liquidation of its assets.

Our Target Assets

The following is a discussion of the assets that we expect to target for investment:

Agency MBS Assets

We plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS, which include single-family residential mortgage pass-through securities and CMOs that a government sponsored enterprise such as Ginnie Mae, Fannie Mae or Freddie Mac guarantees payments of principal and interest on the securities.

Agency MBS are collateralized by either FRMs, ARMs or hybrid ARMs. FRMs have an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. Our allocation of our Agency MBS collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves.

•	Single-family residential mortgage pass-through certificates

Single-family residential mortgage pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus prepaid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer or guarantor and servicers of the securities.

•	CMOs

CMOs are securities which are structured from Agency single-family residential mortgage pass-through certificates. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying single-family residential mortgage pass-through certificates into different classes of securities. CMOs can have different maturities and different weighted average lives than the underlying single-family residential mortgage pass-through certificates. CMOs can redistribute the risk characteristics of single-family residential mortgage pass-through certificates to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayments, volatility, floating versus fixed interest rate and payment and interest rate risk. Monthly payments of principal, including prepayments, are generally first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired.

The types of single-family residential mortgage pass-through certificates in which we may invest, or which may comprise the CMOs in which we may invest, are described below.

Freddie Mac certificates

Freddie Mac is a shareholder-owned, federally-chartered corporation created pursuant to an act of Congress on July 24, 1970. The principal activity of Freddie Mac currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac issues and guarantees mortgage participation certificates, which are securities that represent undivided beneficial ownership interest in, and receive payments from, pools of one- to four-family fixed-rate or ARM residential mortgages that are held in trust for investors. These underlying mortgage loans may have original terms to maturity of up to 40 years. Freddie Mac guarantees interest and principal payments on these securities. Specifically, for gold certificates Freddie Mac guarantees timely payment of interest at the applicable pass-through rate and principal on the holder’s pro rata share of the unpaid principal balance of the related mortgage loans, whether or not it receives these payments from the servicers of the underlying mortgages. Freddie Mac gold certificates are backed by pools of single-family mortgage loans or multi-family mortgage loans. For ARM participation certificates, Freddie Mac guarantees the timely payment of interest at the applicable participation certificates coupon, whether or not it receives these payments from the servicers of the underlying mortgages, and the full and final payment of any principal no later than the month following the final payment date. It does not guarantee the timely payment of scheduled principal on ARM participation certificates. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy these obligations, distributions to holders of Freddie Mac certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Freddie Mac certificates. In September 2008, Freddie Mac was placed into the conservatorship of the U.S. government and has been receiving significant support from the U.S. government.

Fannie Mae certificates

Fannie Mae is a shareholder-owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a stockholder-owned company. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae issues guaranteed mortgage pass-through certificates. Each certificate represents a beneficial ownership interest in a pool of mortgage loans held in a trust. Fannie Mae guarantees to the registered holder of a certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to holders of Fannie Mae certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of Fannie Mae certificates. In September 2008, Fannie Mae was placed into the conservatorship of the U.S. government and has been receiving significant support from the U.S. government.

Fannie Mae certificates may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. Fannie Mae certificates may pay interest at a fixed rate or an adjustable rate. Each series of Fannie Mae ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and Fannie Mae’s guarantee fee. The specified index used in different series has included the U.S. Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed Fannie Mae ARM certificates equal the applicable index rate plus a specified number of percentage points. The majority of series of Fannie Mae ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.00% or 2.00% and to a lifetime cap of 5.00% or 6.00% over the initial interest rate.

Ginnie Mae certificates

Ginnie Mae is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development. The National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the FHA or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guarantee by Ginnie Mae.

At present, most Ginnie Mae certificates are backed by single-family mortgage loans. The interest rate paid on Ginnie Mae certificates may be a fixed rate or an adjustable rate. The interest rate on Ginnie Mae certificates issued under Ginnie Mae’s standard ARM program adjusts annually in relation to the U.S. Treasury index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1.00% and to a lifetime cap of 5.00% over the initial coupon rate.

•	Agency debentures

We may invest in debentures issued directly by Fannie Mae, Freddie Mac or the U.S. Treasury and other debt instruments that are guaranteed by the U.S. government or entities sponsored by the U.S. government such as the Federal Home Loan Banks, which we refer to collectively as Agency debentures. Income on Agency debentures is generally exempt from state and local taxes, but not federal income tax. Income from Agency debentures is not qualifying income for purposes of the 75% gross income test applicable to REITs, but is qualifying income for purposes of the 95% gross income test applicable to REITs. Agency debentures are qualifying assets for purposes of the 75% asset test applicable to REITs. See “U.S. Federal Income Tax Considerations.”

•	TBAs

In addition to acquiring issued pools of Agency MBS, we may also acquire forward-settling Agency MBS where the pool is “to-be-announced.” Pursuant to these TBAs, we will agree to purchase, for future delivery, Agency MBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency MBS to be delivered is not identified until shortly before the TBA settlement date. Our ability to purchase agency securities through TBAs or to dispose of TBAs may be limited by the 75% asset test and 75% gross income test applicable to REITs. See “U.S. Federal Income Tax Considerations.”

Non-Agency MBS

We anticipate that over time we will diversify our Agency MBS portfolio by acquiring, among other things, non-Agency MBS. Like Agency MBS, non-Agency MBS represent interests in “pools” of mortgage loans secured by residential real property. However, unlike Agency MBS, payments of principal and interest on non-Agency MBS are not guaranteed by any of the Agencies but instead rely solely on the performance of the underlying residential mortgage assets to deliver returns to investors. Non-Agency MBS typically issue notes or certificates to investors that are secured by a pool of mortgage loans. The notes or certificates may be issued in the capital markets to a variety of investors, including banks, non-bank financial institutions and other investors. Normally, the notes or certificates issued in a non-Agency securitization are tranched into a series of notes or certificates with the most senior notes or certificates enjoying the first priority lien position in the collateral and the most junior or subordinated notes or certificates holding only a residual interest in the collateral after the more senior notes or certificates are paid in full. The notes or certificates may be AAA rated through unrated. The rating, as determined by one or more of the nationally recognized statistical rating organizations, including Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, indicates the rating organization’s view of the creditworthiness of the investment. The collateral backing the senior tranches may include Alt-A, subprime and prime mortgage loans, which may be FRMs, ARMs or hybrid ARMs. The mortgage loan collateral for non-Agency MBS generally consists of residential mortgage loans that do not conform to the Agency underwriting guidelines due to certain factors including, but not limited to, mortgage balance in excess of such guidelines, and level of documentation.

Residential Mortgage Loans

Residential mortgage loans are loans secured by residential real property. We anticipate that over time we will diversify our Agency MBS portfolio by acquiring, among other things, residential mortgage loans. We generally expect to acquire residential mortgage loans secured by single-family residential properties in the United States. We expect to acquire a range of residential mortgage loans, including prime, jumbo, Alt-A and subprime mortgage loans. Prime mortgage loans are mortgage loans that generally conform to Agency underwriting guidelines. Jumbo mortgage loans are mortgage loans that generally conform to Agency underwriting guidelines except that the mortgage balance exceeds the maximum amount permitted by Agency underwriting guidelines. Alt-A mortgage loans are mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to Agency underwriting guidelines, but whose borrower characteristics may. Generally, Alt-A mortgage loans allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation. The credit quality of Alt-A borrowers generally exceeds the credit quality of subprime borrowers. Subprime mortgage loans are loans that do not conform to Agency underwriting guidelines.

We expect that the residential mortgage loans we acquire will be first lien, single-family FRMs, ARMs and Hybrid ARMs with original terms to maturity of not more than 40 years and that are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter. We expect to initially finance our residential mortgage loan portfolio through the use of repurchase agreements and then, our plan is to finance these loan purchases primarily through securitizations we create as the private non-Agency MBS market begins to recover. See “—Our Financing Strategy.” We may, in the future, seek to originate residential mortgage loans, leveraging the experience of Apollo’s operating partners.

Other Residential Mortgage Assets

•	Interest only and principal only MBS

Stripped securities are MBS structured with two or more classes that receive different distributions of principal or interest on a pool of Agency or non-Agency MBS or whole loans. A common type of stripped security will receive only interest (the interest-only class, or IO strips) while other classes of stripped securities will receive only principal (the principal-only class, or PO strips). The yield to maturity on an IO strip is extremely sensitive to the rate of principal payments (including prepayments) on the related underlying assets. The yield to maturity on the PO strips may be extremely sensitive to the rate of principal payments, including prepayments, on the related underlying assets. If we decide to invest in stripped securities, we anticipate doing so primarily to take advantage of particularly attractive prepayment-related or structural opportunities in the Agency securities markets.

•	Inverse floating rate and floating rate securities

A fixed-rate bond can be split into a pair of simultaneously floating rate bonds known as “floaters” and “inverse floaters.” A floater is a CMO bond whose coupon resets periodically at a specified spread over a specified index (typically one-month LIBOR) subject to a certain cap and floor. In contrast, an inverse floater has a coupon that has an inverse relationship to its index, and is also subject to caps and floors. The structuring parameters (that is, the face amounts, coupons and caps and floors) of the floater and inverse floater are jointly determined such that the weighted average coupon of the pair matches the coupon on the underlying bond for all values of the index.

•	Inverse interest only MBS

Inverse interest only MBS, similar to an inverse floater, have a coupon that has an inverse relationship to its index and is subject to caps and floors. The main difference between an inverse floater and an inverse interest only is that the inverse floater will receive principal payments while an inverse interest only will receive interest only payments based on a notional principal balance. An inverse interest only can be created either directly from a fixed-rate bond or from an inverse floater in a number of ways.

•	Other financial assets

Subject to maintaining our qualification as a REIT, over time, we may acquire securities, including mortgage servicing rights, debt and equity tranches of securitizations backed by various asset classes, and common stock, preferred stock and debt of other real estate-related entities.

We plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS assets. We believe that the initial focus of our business plan around the Agency MBS asset class will enable us to take advantage of favorable market conditions that currently exist for this asset class. We also anticipate that we will begin to diversify our Agency MBS portfolio by investing in non-Agency MBS and residential mortgage loans as well as other residential mortgage assets over time. We believe that the diversification of our portfolio of assets, our expertise within our target asset classes and the flexibility of our strategy will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles. In the future, depending on market conditions, we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act.

Our Investment Strategy

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a portfolio of assets that will consist initially of Agency MBS, but over time will be diversified to cover a broader range of other residential mortgage assets. We believe that the diversification of our portfolio of assets over time, our expertise among our target asset classes and flexibility of our strategy will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

Based on current market conditions, we plan to initially focus our strategy on acquiring and managing a portfolio of Agency MBS assets, but over time we will seek to diversify our portfolio to cover a broader range of other residential mortgage assets, including non-Agency MBS, as well as single family residential mortgage loans and other residential mortgage assets. We believe that the initial focus of our business plan around the Agency MBS asset class will enable us to take advantage of favorable market conditions that currently exist for this asset class. In addition, we believe that the depth and liquidity of the Agency MBS market will allow us to invest a significant portion of our capital in a relatively short period of time. We also anticipate that, as market conditions change, over time, we will diversify our Agency MBS portfolio by investing in non-Agency MBS at first, over the course of several months following the closing of this offering and the concurrent private placement. Based on current market conditions, we expect to further diversify into single family residential mortgage loans that we expect to source through bulk acquisitions of pools of whole loans originated by third parties and other residential mortgage assets, reaching a fully-diversified portfolio over the course of approximately one or two years following the closing of this offering and the concurrent private placement. Our current expectations are that at the end of such two-year period, our portfolio of target assets will consist of between 20% to 40% of each of Agency MBS assets, non-Agency MBS assets and residential mortgage loans and 10% to 20% of other residential mortgage assets. There is no assurance that, upon the completion of this offering and the concurrent private placement, we will not allocate our capital in a different manner among our target assets.

As market conditions change, we intend to adjust our strategy by shifting our asset allocations across our target asset classes to take advantage of changes in interest rates and credit spreads as well as economic and credit conditions. We believe that the diversification of our portfolio of assets, our expertise among our target assets and the flexibility of our strategy will position us to generate attractive risk-adjusted returns for our stockholders in a variety of assets and market conditions.

We will rely on our Manager’s expertise in identifying assets within the target assets described below and, to the extent that leverage is employed, efficiently financing those assets. We expect that our Manager will make decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act.

In order to capitalize on the changing sets of investment opportunities that may be present in the various points of an economic cycle, we may expand or refocus our investment strategy by emphasizing investments in different parts of the capital structure and different sectors of real estate. Our investment strategy may be amended from time to time, if recommended by our Manager and approved by our board of directors. We will not be required to seek stockholder approval when amending our investment strategy.

Our Portfolio Turnover Policy

We will invest in our target assets with the intention of holding them in our portfolio until they are mature, subject to the following qualifications. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act, we currently expect to typically hold assets that we acquire for between three and twelve years. However, in order to maximize returns, diversify our portfolio (including acquiring target assets beyond our initial Agency MBS) and manage portfolio risk while remaining opportunistic, we may dispose of an asset earlier than anticipated or hold an asset longer than anticipated if we determine it to be appropriate depending upon prevailing market conditions, credit performance, availability of leverage or factors regarding a particular asset or our capital position. We may also, if available, securitize or term finance the senior portion of our assets, which we expect to be equivalent to AAA-rated target assets, while retaining the subordinate securities in our portfolio.

Our Financing Strategy

As described in detail below, we anticipate using conservative levels of borrowings as part of our financing strategy. Our financing sources will include the net proceeds of this offering and the concurrent private placement and borrowings in the form of repurchase agreements, warehouse facilities, securitizations, resecuritizations, bank credit facilities (including term loans and revolving facilities), and public and private equity and debt issuances, in addition to transaction or asset specific funding arrangements.

We expect to use leverage to increase potential returns to our stockholders. We initially expect to finance our initial Agency MBS with repurchase agreement financing. To date, we have entered into master repurchase agreements with Morgan Stanley & Co. LLC, an affiliate of Nomura Securities International, Inc. and RBS Securities Inc., each of which is an underwriter or an affiliate of an underwriter in this offering, and we have also entered into master repurchase agreements with Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Bank, N.A./Wells Fargo Securities, LLC. We are in discussions with a number of other financial institutions which we expect in the near future will provide us with additional repurchase agreement financing. We expect the terms of our repurchase agreements will generally conform to the terms in the standard master repurchase agreement as published by SIFMA as to repayment, margin requirements and segregation of all securities that will be initially sold under the repurchase transaction. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage.

Although we are not required to maintain any particular debt-to-equity leverage ratio, the amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. We expect, initially, that we may deploy, on a debt-to-equity basis, up to ten to one leverage on our Agency MBS assets. In addition, we expect to deploy, on a debt-to-equity basis, up to three to one leverage on our non-Agency MBS and up to six to one leverage on our residential mortgage loans. To the extent we securitize any residential mortgage loans in the future, we expect to deploy up to thirteen to one leverage through such structures. We believe these initial leverage ratios are conservative for these asset classes and are representative of the conservative levels of borrowings we intend to use over time. We intend to use leverage for the primary purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity.

The following is a description of the types of borrowings we may access:

Repurchase agreements. We intend to rely on repurchase transactions under master repurchase agreements, the duration of which is typically 30 to 90 days but in some cases may be longer, to finance our assets. Repurchase agreements effectively allow us to borrow against loans and securities that we own. Under these agreements, we will sell our loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. During the term of the repurchase agreement, we earn the principal and interest on the related loans and securities and pay interest to the counterparty. We intend to maintain formal relationships with multiple counterparties to obtain repurchase agreement financing on favorable terms.

Warehouse facilities. We may use warehouse facilities as a source of short-term financing for our assets. Warehouse facilities are typically lines of credit from commercial and investment banks that can be drawn upon to fund the acquisition of assets. Warehouse facilities are typically collateralized loans made to investors who invest in loans and securities that in turn pledge the resulting loans and securities to the warehouse lender. Third party custodians, usually large banks, typically hold the loans and securities funded with the warehouse facility borrowings, including the loans, securities, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the loans and securities and, if there is a default under the warehouse line, for the benefit of the warehouse lender.

Securitization. Based on our Manager’s assessment of market conditions, we expect to acquire residential mortgage loans with the intention of securitizing them and retaining all or a part of the securitized assets in our portfolio. However, the return of an active private MBS market, which we believe is an essential factor in a long term housing industry recovery, is going to take some time to develop as rating agencies recalibrate risk metrics and sort through the evolving regulatory landscape for the private MBS market. We anticipate that as this market redevelops, securitizations will offer us the opportunity to match fund the residential mortgage loan assets we hold with long term debt in the form of the notes issued by the securitization vehicle. To the extent that we securitize residential mortgage loans, we anticipate that we will often hold the most junior certificates associated with a securitization. As a holder of the most junior certificates, we are more exposed to losses on the portfolio investments because the equity interest we retain in the issuing entity would be subordinate to the more senior notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses.

Resecuritization. We may engage in transactions with non-Agency MBS in which we would acquire originally investment grade non-Agency MBS and would further enhance the credit of these securities by re-securitizing them and selling all or a portion of the senior securities issued by the new securitization trust while retaining a portion of the rated or unrated tranches. We would expect to purchase the non-Agency MBS in the secondary markets. The non-Agency MBS that we would consider purchasing would undergo a strict underwriting process in which we would review, analyze and re-underwrite the residential mortgage loans underlying such non-Agency MBS.

Bank credit facilities. We may use bank credit facilities (including term loans and revolving facilities) to finance our assets. These financings may be collateralized or non-collateralized and may involve one or more lenders. Credit facilities typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates.

Other potential sources of financing. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may in the future use other funding sources to acquire our target assets, including warehouse facilities and other secured and unsecured forms of borrowing, to the extent such funding sources are available to us on attractive terms. In the future, may also seek to raise further equity capital or issue debt securities in order to fund our future investments.

For a description of risks related to our financing, see “Risk Factors—Risks Related to Financing—We may depend on repurchase agreements, warehouse facilities, securitizations, resecuritizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.”

Our Hedging Strategy

Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes, we may, from time to time, utilize derivative financial instruments to hedge the interest rate risk associated with our borrowings, if any. We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a domestic TRS that is fully subject to U.S. federal corporate income taxation. Our interest rate management techniques may include:

•	interest rate swap agreements, interest rate cap agreements and swaptions;

•	Eurodollar futures contracts and options on such contracts;

•	puts and calls on securities or indices of securities;

•	U.S. Treasury securities and options on U.S. Treasury securities; and

•	other similar transactions.

We expect to attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we may seek (1) to match the maturities of our debt obligations with the maturities of our assets and (2) to match the interest rates on our assets with like-kind debt (i.e., we may finance floating rate assets with floating rate debt and fixed-rate assets with fixed-rate debt), directly or through the use of interest rate swap agreements, interest rate cap agreements or other financial instruments, or through a combination of these strategies. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

Investment Process

Our investment strategy will be implemented through a highly disciplined underwriting, investment and asset management process.

Step 1: Sourcing

Our Manager’s senior personnel have a strong focus on security selection and on the relative value of various sectors within the Agency and non-Agency mortgage market. In building our portfolio, our Manager will incorporate its views on the economic environment and the outlook for the mortgage market including relative valuation, supply and demand trends, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity. We intend to take advantage of our Manager’s outlook for the mortgage market in our investment strategy; in addition, we will look to differentiate our investment strategy through a granular process of asset selection. We will focus on a myriad of loan-specific characteristics to make our investment decisions. For example, having observed that historically low balance mortgage loans tend to experience lower prepayment rates compared to other mortgage loans, our Manager would expect to analyze average loan size as part of its review process. Our Manager will have sourcing processes in place that apply to each of our target asset classes. The following describes our Manager’s asset sourcing strategy in connection with residential mortgage loans, where our Manager expects to identify certain investment opportunities through its extensive network of relationships within the banking, finance, mortgage servicing and origination industries. Our Manager’s senior investment professionals have deep, longstanding management relationships across the residential mortgage market and have developed a reputation for integrity. In addition, we expect our Manager to be able to utilize

Apollo’s extensive proprietary relationships in the public and private real estate ownership, development, financing and services communities. These relationships are complemented by those of Apollo’s corporate private equity and capital markets partners in multiple industry categories. We believe this and other relationships will provide us with additional means to source investments in our target assets and originate residential mortgage loans to the extent we expand our investment strategy to include the origination of such loans. We also expect our Manager’s relationship with Apollo to provide us with access to Apollo’s deep, longstanding relationships with major U.S. financial institutions and we expect to be able to access mortgage loans and securitization opportunities from these relationships. We believe these relationships will enable our Manager to identify new investment opportunities as we seek to deploy our capital and maximize our risk-adjusted returns.

Step 2: Screening/Risk Management

Our Manager expects to also evaluate the investment opportunity based on its expected risk adjusted return relative to other comparable investment opportunities available to us. The investment will be screened by our Manager to determine its impact on maintaining our company’s REIT qualification and our company’s exemption from registration under the 1940 Act. Prior to making an investment decision, our Manager expects to determine whether an investment will cause the portfolio to be too heavily weighted to any specific asset class or geographic location. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration as well as the hedging and financing costs, net interest margins and the return on equity. Our Manager expects to analyze any risks posed by illiquidity or correlations with other securities in the portfolio. As part of the risk management process our Manager intends to use detailed proprietary models, including loan level non-performing loan models, to evaluate, depending on the asset class, house price appreciation and depreciation by region, prepayment speeds and foreclosure frequency, cost, and timing. Our Manager expects to perform an initial credit review of potential non-Agency MBS and residential mortgage assets to determine whether our Manager believes that it is beneficial to pursue the potential investment. If our Manager determines that the proposed investment can meet the appropriate risk and return criteria as well as complement our existing investment portfolio, the investment will undergo a more thorough due diligence analysis and underwriting.

Step 3: Initial Due Diligence/Underwriting

Our Manager’s Investment Committee is expected to have regularly scheduled meetings, and members of our Manager’s Investment Committee are expected to be available on an ad-hoc basis, to discuss prospective investments. Our Manager expects to enhance its due diligence and underwriting efforts by accessing Apollo’s extensive knowledge base and industry contacts. Apollo has a long history investing across a number of industries that support and connect with the mortgage business, such as banking, mortgage origination, insurance and residential real estate brokerage. We believe that access to portfolio companies of funds managed by Apollo, including Realogy Corporation, a global provider of real estate services, and deep industry knowledge and relationships will provide our Manager with an informed perspective when evaluating the fundamental drivers impacting our business. Apollo is a broad participant in the capital markets through its capital markets businesses and strategies. As Apollo develops its views of the mortgage business and macro markets and determines investment strategy, we believe our Manager will benefit from Apollo’s insights into the broader capital markets and investment themes across the economy. Our Manager will evaluate each one of our opportunities based on their expected risk-adjusted return relative to the returns available from other comparable assets.

When evaluating Agency MBS, our Manager will analyze various factors affecting the rate at which mortgage prepayments occur, including changes in the level and directional trends in housing prices, interest rates, general economic conditions, the age of the mortgage loan, the location and type of the property and other social and demographic conditions.

The evaluation process with respect to non-Agency MBS will include relative value analyses based on yield, credit rating, average life, effective duration, option-adjusted spreads, prepayment, default and foreclosure frequency and loss severity assumptions, credit exceptions and credit loss cushions built into the individual bonds. For example, under certain market conditions, our Manager may conclude, based on available market prices for different bonds, that MBS collateralized by Alt-A mortgage loans represent a better relative value compared to MBS collateralized by prime mortgage loans, even taking into account that estimated ultimate credit losses on the Alt-A mortgage loans may exceed the credit losses on prime mortgage loans by many times. Under different market conditions, our Manager may conclude that MBS collateralized by prime mortgage loans represent the better relative value based on its assessment that the pricing differential between MBS collateralized by prime mortgage loans and those collateralized by Alt-A mortgage loans is too small to justify the higher estimated credit losses and risks associated with MBS collateralized by Alt-A mortgage loans.

With respect to our residential mortgage loans, we will seek to obtain representations and warranties from each seller stating that each loan was underwritten to our requirements or, in the event underwriting exceptions were made, we are informed of the exceptions so that we may evaluate whether to accept or reject the loans. A seller who breaches these representations and warranties in making a loan that we purchase may be obligated to repurchase the loan from us. As added security, we will use the services of a third-party document custodian to insure the quality and accuracy of all individual mortgage loan closing documents and to hold the documents in safekeeping. As a result, to the extent available, all of the original loan collateral documents that are signed by the borrower, other than the original credit verification documents, are examined, verified and held by the third-party document custodian. We initially expect to retain highly rated servicers, which may include affiliates of Apollo, to service our mortgage loan portfolio. We will also conduct a due diligence review of each servicer before executing a servicing agreement. We may also purchase certain residential mortgage loans on a servicing-retained basis. In the future, however, we may elect to service mortgage loans. Once a potential residential loan package investment has been identified, our Manager will analyze the loan pool and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors which the underwriters will consider include, but are not limited to, documentation, debt-to-income ratio, borrower credit scores, loan-to-value ratios and property valuation. The diligence findings are then measured along with other key factors such as price of the pool, geographic concentrations and type of product to determine the pools relative attractiveness. Our Manager will refine its underwriting criteria based upon actual loan portfolio experience and as market conditions and investor requirements evolve.

Step 4: Investment Committee

All investments made by our company will either require approval by our Manager’s Investment Committee or must comply with a set of investment parameters defined by our Investment Committee. Our Manager’s Investment Committee will be comprised of senior professionals from Apollo and executive officers of our Manager, including the following individuals: Michael A. Commaroto, Marc E. Becker, Frederick N. Khedouri, Eileen Patrick, Stuart A. Rothstein, Justin Stevens and James Zetter.

Our Manager’s Investment Committee expects to meet regularly to evaluate potential investments and review our investment portfolio. Additionally, the members of our Manager’s Investment Committee are anticipated to be available to guide our Manager’s investment professionals throughout their evaluation, underwriting and structuring of prospective investments. Generally, our Manager’s investment will be responsible for presenting to our Manager’s Investment Committee a memorandum on the investment opportunities that provides an in-depth overview of the collateral, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants.

Step 5: Asset Management and Portfolio Monitoring

Our Manager will seek to reduce downside risk related to unanticipated credit events through the use of active asset surveillance to evaluate collateral pool performance and will proactively manage positions consistent with our qualification as a REIT. Our Manager will have access to an industry leading technology platform, including advanced software which provides real time status and loan level reporting.

We expect to retain servicers, which may include affiliates of Apollo, to service our mortgage loan portfolio. Our Manager’s selection of the appropriate loan servicer for an individual investment will be tailored to the specific collateral and structure of the investment. When securities are acquired, in the form of MBS, our Manager will be responsible for interacting with the servicer or trustee and reviewing in detail the monthly reports from the issuer. Our Manager’s will manage the relationship with our loan servicers. With respect to our residential mortgage loans a critical component of our strategy is to work successfully with the borrowers to avoid foreclosure where possible, cure loan defaults and prevent future defaults. Our Manager will seek to resolve payment issues with non-performing borrowers and, with appropriate consideration of the borrowers’ specific economic situation and our objectives, modify loans to enable the borrowers to continue to make payments and otherwise perform on the modified mortgage loan terms. Moreover, we will proactively approach currently non-delinquent borrowers who our Manager determines, through its proprietary analysis, to be “at risk” of future stress in order to mitigate loss before delinquency occurs. Any material modification or amendment to a security will require the approval of our Manager’s Investment Committee.

Investment Guidelines

Our board of directors is expected to adopt the following investment guidelines:

•	no investment will be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment will be made that would cause us to register as an investment company under the 1940 Act;

•	our investments will be predominantly in our target assets;

•	no investment will be made in non-U.S. assets;

•

until appropriate investments can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts or funds, that are consistent with our intention to qualify as a REIT.

These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. In addition, our Manager must recommend and our board of directors must approve any change in our investment strategy that would modify or expand the types of assets in which we invest.

Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our equity that will be invested in any of our target assets at any given time. We believe that the flexibility of our investment strategy, combined with our Manager’s expertise among our target asset classes, will enable us to make distributions and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive risk-adjusted long term returns to our stockholders under a variety of market conditions and economic cycles.

Conflicts of Interest Policy

For a discussion of the conflicts of interest facing our company and our policies to address these conflicts, see “Our Management—Conflicts of Interest.”

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to authorize us to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future. We may also make loans to third parties, including, to joint ventures in which we participate. We may, but do not intend to, underwrite securities of other issuers or invest in the securities of other issuers for the purpose of exercising control.

We may, subject to gross income and asset tests necessary for REIT qualification, acquire securities of other REITs, other entities engaged in real estate activities or securities of other issuers.

Our board of directors may change any of these policies at any time without prior notice to you or a vote of our stockholders.

Dividend Reinvestment Plan

In the future, we intend to adopt a dividend reinvestment plan that will permit stockholders who elect to participate in the plan to have their cash dividends reinvested in additional shares of our common stock. As a result, if our board of directors authorizes, and we declare, a cash dividend or other distribution, then our stockholders who have elected to participate in our dividend reinvestment plan will have their cash distribution reinvested in additional shares of common stock, rather than receiving the cash distribution.

Historical Performance of Apollo

Set forth below is certain prior performance information for certain Apollo sponsored investment vehicles which has been prepared to conform to the prior performance disclosure requirements included in Securities Act Industry Guide 5. The information presented in this section should not be considered as indicative of our possible operations and you should not rely on this information as an indication of our future performance. Investors who purchase shares of our common stock will not thereby acquire an ownership interest in Apollo or any of the entities to which the following information relates.

Apollo raises, invests and manages funds on behalf of some of the world’s most prominent pension and endowment funds, as well as other institutional and individual investors. As of December 31, 2010, Apollo had assets under management of $67.6 billion in its private equity, capital markets and real estate businesses, of which approximately 91% of such assets under management was in funds with a contractual life at inception of seven years or more, approximately 10% of which was in permanent capital vehicles with unlimited duration.

During the ten-year period ended December 31, 2010, while several Apollo sponsored investment vehicles have made investments in real estate assets, only one vehicle had pursued a strategy where the primary investment objective is real estate-related. That vehicle, ARI, a NYSE-listed REIT, does not pursue an investment strategy that is similar to ours, but instead invests primarily in commercial real estate-related debt investments. Through December 31, 2010, ARI raised aggregate equity of approximately $320.4 million through its initial public offering and concurrent private placement on September 29, 2009 as well as a follow-on public offering on September 22, 2010. As of December 31, 2010, ARI had made investments totaling approximately $835.7 million since it commenced operations in 2009 and had sold approximately $12.2 million of such investments. ARI has been successful in deploying its capital in a range of income producing assets which have been available to purchase in the aftermath of the global financial crisis.

In addition, Apollo European Principal Finance Fund, L.P., or EPF, launched in 2007, is focused on investing in European distressed loans in a range of industries acquired from European financial institutions or the European divisions of global financial institutions. EPF was launched during a time of significant dislocation in loan markets, and aimed to take advantage of liquidation of European loan assets through opportunistic investing. These markets have recovered somewhat since EPF’s inception, though still not to pre-2007 levels. As of December 31, 2010, EPF has investments throughout Europe with its largest concentrations in the United Kingdom, Germany, Spain and Portugal. Since its initial launch, EPF has seen its assets under management invested in European loans in the real estate industry grow from 9.2% as of December 31, 2007 to approximately

74.8% as of December 31, 2010. EPF has approximately €1.3 billion ($1.7 billion using an exchange rate of €1.00 to $1.34 as of December 31, 2010) in total equity commitments. Through December 31, 2010, the fund had invested approximately €935 million ($1.25 billion using an exchange rate of €1.00 to $1.34 as of December 31, 2010). EPF had a net asset value of approximately $1.12 billion as of December 31, 2010 based on an exchange rate of €1.00 to $1.34 as of such date.

Operating and Regulatory Structure

REIT Qualification

In connection with this offering, we intend to elect to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2011. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, we must meet on a continuing basis, through our organization and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of shares of our stock. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. Any distributions paid by us generally will not be eligible for taxation at the preferential U.S. federal income tax rates that currently apply (through 2012) to certain distributions received by individuals from taxable corporations.

1940 Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company and conduct our businesses primarily through ARM Operating, LLC. Both Apollo Residential Mortgage, Inc. and ARM Operating, LLC intend to conduct operations so that they comply with the 40% test. The securities issued to ARM Operating, LLC by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities ARM Operating, LLC may own, may not have a value in excess of 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold our self out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The 1940 Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The 1940 Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We expect that most of our other majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the 1940 Act. Consequently, we expect that our interests in these subsidiaries (which will constitute a substantial majority of our assets) will not constitute “investment securities” for purposes of the 40% test. As a result, we expect to be able to conduct our operations so that we are not required to register as an investment company under the 1940 Act.

We anticipate that one or more of our subsidiaries will qualify for an exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of such subsidiaries’ total assets must be comprised of qualifying assets and at least another 25% of each of their total assets must be comprised of qualifying assets and real estate-related assets under the 1940 Act. We take the position that qualifying assets for this purpose include mortgage loans where 100% of the loan is secured by real estate when we acquire it and we have the unilateral right to foreclose on the loan and other assets, such as the entire ownership in whole pool Agency and non-Agency MBS, that the SEC staff in various no-action letters or other pronouncements has determined are the functional equivalent of whole mortgage loans for purposes of the 1940 Act. While the SEC staff has issued a no-action letter that permits the treatment of such interests in Agency whole pool MBS as qualifying assets, no such SEC staff guidance is available with respect to non-Agency whole pool MBS. Accordingly, we will rely on our own judgment and analysis in treating non-Agency whole pool MBS as qualifying assets by analogy to Agency whole pool MBS. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. The SEC has not, however, published guidance with respect to some of our assets under Section 3(c)(5)(C). To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Although we intend to monitor the assets of our subsidiaries relying on the Section 3(c)(5)(C) exemption periodically and prior to each acquisition, there can be no assurance that we will be able to maintain this exemption for these subsidiaries. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain real estate companies or in assets not related to real estate. This exemption also prohibits us from issuing redeemable securities.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

If the SEC or its staff takes a position contrary to our analysis with respect to the characterization of our target assets, we may be deemed an unregistered investment company. Therefore, in order not to be required to register as an investment company, we may need to dispose of a significant portion of our assets or acquire significant other additional assets which may have lower returns than our expected portfolio, or we may need to modify our business plan to register as an investment company, which would result in significantly increased operating expenses and would likely entail significantly reducing our indebtedness, which could also require us to sell a significant portion of our assets. We cannot assure you that we would be able to complete these dispositions or acquisitions of assets, or deleveraging, on favorable terms, or at all. Consequently, any modification of our business plan could have a material adverse effect on us. Further, if the SEC determined that we were an unregistered investment company, we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, we would potentially be unable to enforce contracts with third parties and third parties could seek to obtain rescission of transactions undertaken during the period for which it was established that we were an unregistered investment company. Any of these results would have a material adverse effect on us. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Competition

Our net income will depend, in part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring our target assets, we will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of mortgage assets suitable for purchase and origination. Our anticipated competitors may be significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Impacting Our Operating Results—Market Conditions.”

In the face of this competition, we expect to have access to our Manager’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We believe that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related to Our Company—We operate in a competitive market for investment opportunities and future competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.”

Staffing

We will be managed by our Manager pursuant to the management agreement between our Manager and us. All of our officers are employees of our Manager or its affiliates. We will have no employees upon completion of this offering. See “Our Manager and the Management Agreement—Management Agreement.”

Legal Proceedings

Neither we nor our Manager is currently subject to any legal proceedings which we consider or it considers to be material.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally advised and managed by our Manager. All of our officers are employees of our Manager or its affiliates. The executive offices of our Manager are located at 9 West 57th Street, 43rd Floor, New York, New York 10019, and the telephone number of our Manager’s executive offices is (212) 515-3200.

Executive Officers and Key Personnel of Our Manager

The following table sets forth certain information with respect to each of the executive officers and certain other key personnel of our Manager:

Executive officer	Age	Position held with our Manager	Position held with Apollo
Michael A. Commaroto	54	Chief Executive Officer and President; Chair of Investment Committee	CEO-Capital Markets of Vantium Management, L.P.
Marc E. Becker	38	Vice President; Investment Committee member	Partner of Apollo’s private equity business
Frederick N. Khedouri	60	Vice President; Investment Committee member	Partner of Apollo Management International LLP
Eileen Patrick	43	Vice President; Investment Committee member	Principal, Strategic Planning and Development of Apollo’s capital markets business
Stuart A. Rothstein	45	Vice President; Investment Committee member	Chief Financial Officer of Apollo’s real estate business
Justin Stevens	30	Vice President; Investment Committee member	Principal of Apollo’s private equity business
James Zelter	48	Vice President; Investment Committee member	Managing Director of Apollo’s capital markets business
Paul Mangione	39	Portfolio Manager
Keith Rosenbloom	41	Portfolio Manager

Biographical Information

Set forth below is biographical information for the key personnel of our Manager.

Marc E. Becker. Mr. Becker is one of our directors. Mr. Becker is also a member of our Manager’s Investment Committee. Mr. Becker is a Partner of Apollo Management, L.P. and joined Apollo in 1996. Mr. Becker currently serves as a director of Affinion Group Inc., a financial and business services firm, Realogy Corporation, Quality Distribution, Inc. (NASDAQ: QLTY), a provider of bulk transportation services, Evertec Corporation, a leading payment processor headquartered in Puerto Rico, and Vantium. He also served as a director of WMC Finance Co. from 2001 to 2004, Countrywide plc from 2007 to 2009, Metals USA Holdings Corp. (NYSE: MUSA), a distribution and transportation firm, from 2005 to 2007, Metals USA, Inc., a distribution and transportation firm, from 2005 to 2007, National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from 1999 to 2007, UAP Holding Corp. from 2003 to 2006, and Pacer International Inc. (NASDAQ: PACR), a provider of intermodal and logistics services, from 1999 to 2006. Mr. Becker also serves as a director of Mt. Sinai Children’s Center. Mr. Becker received a B.S. in Economics from the Wharton School of Business at the University of Pennsylvania. Mr. Becker’s extensive experience in a variety of director and senior leadership roles contributes to the range of experience of the board of directors.

Michael A. Commaroto. Mr. Commaroto is our Chief Executive Officer and President. Mr. Commaroto is also the Chief Executive Officer of our Manager and the head of our Manager’s Investment Committee. Mr. Commaroto is also the CEO-Capital Markets of Vantium Management, L.P., an Apollo-sponsored investment manager with a focus on investing in a static pool of residential mortgage loans in both whole loan and securitized forms. Prior to joining Vantium Management, L.P. in 2008, Mr. Commaroto was at Deutsche Bank, AG as the U.S. Head of Whole Loan Trading. Mr. Commaroto joined Deutsche Bank, AG in 2000 and under his leadership through 2007, the trading desk was responsible for the issuance of over $50 billion of asset-backed and mortgage-backed securities collateralized by mortgage loans that it had purchased. Prior to joining Deutsche Bank, AG, Mr. Commaroto spent over 16 years at Credit Suisse First Boston and its predecessor companies, where, among other responsibilities, he managed the whole loan trading and finance business for the Principal Trading Group and the Mortgage Department. Mr. Commaroto started his career at Arthur Andersen & Co. where he focused on auditing broker dealers and investment banks. He received a B.A. in Economics from Union College, and an M.B.A. from the University of Rochester with a concentration in Accounting and Finance.

Frederick N. Khedouri. Mr. Khedouri is the Chairman of our board of directors. Mr. Khedouri is also a Vice President and a member of our Manager’s Investment Committee. He is a partner of Apollo Management International LLP and serves as a member of the investment committee and as Chief Investment Officer of Apollo European Principal Finance Fund L.P., a €1.3 billion fund that began operations in 2007 and focuses primarily on financial assets in Western Europe. Prior to joining Apollo in 2008, Mr. Khedouri spent 22 years in the investment banking and mortgage-backed securities division of Bear Stearns & Co. Inc. Mr. Khedouri became a Senior Managing Director at Bear Stearns in 1991. In the course of his career there, he oversaw the firm’s activities relating to the U.S. savings and loan crisis from 1989 to 1993, leading over $35 billion of residential and commercial mortgage securities offerings for the Resolution Trust Corporation, the government agency responsible for liquidating the assets of failed institutions. He subsequently served as global head of the financial institutions investment banking group. In 2006, he transferred to London to manage the firm’s U.K. and European mortgage and asset-backed securities principal investing, mortgage origination, and advisory and underwriting businesses. Prior to joining Bear Stearns in 1987, he served in senior policy posts in the White House under President Reagan. From 1981 to 1985, he was deputy for policy and associate director for natural resources, energy, and science in the White House Office of Management and Budget. From 1985 to 1987, he was Assistant to the Vice President for Policy and Deputy Chief of Staff to Vice President George Bush. Mr. Khedouri graduated from the University of Chicago with an A.B. in European History and attended the University of Texas School of Law becoming a member of the State Bar of Texas in 1976. Mr. Khedouri was selected to serve as a director on our board of directors because of his depth of knowledge about the real estate industry and his extensive managerial and executive experience.

Paul Mangione. Mr. Mangione is a portfolio manager at our Manager and focuses on non-Agency MBS. Mr. Mangione joined Vantium in 2008 as the senior trader for whole loans and private label MBS. From 2000 to 2008, Mr. Mangione worked at Deutsche Bank Securities, Inc., focusing primarily on loan trading, interest rate and credit hedging and securitization management, and most recently traded the Subprime Whole Loan and Residual position. Prior to joining Deutsche Bank, Mr. Mangione worked at Credit Suisse First Boston, where he ran the Financial Engineering Group for the Asset Backed Securities Department, developing securitization models and structuring. He began his career at Credit Suisse First Boston developing trade entry and allocation systems for the MBS Department. Mr. Mangione received an M.S. and a B.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

Eileen Patrick. Ms. Patrick is a Vice President and a member of the Investment Committee of our Manager. Ms. Patrick is also a Vice President and a member of our Manager’s Investment Committee. Ms. Patrick is a Principal, Strategic Planning and Development of Apollo’s capital markets business. Ms. Patrick joined Apollo in January 2010. She joined as head of strategic planning and business development for Apollo Investment Management L.P. Prior to joining Apollo, she worked as a Senior Managing Director at Bear Stearns in the Financial Institutions Group focusing on strategic and capital advisory since 1998. Ms. Patrick graduated summa cum laude with an Honors B.S. in Accounting from the Pennsylvania State University and received an M.B.A. in finance from Columbia University.

Keith Rosenbloom. Mr. Rosenbloom is a portfolio manager at our Manager and focuses on Agency MBS. From 2006 until he joined our Manager in 2011, Mr. Rosenbloom was a portfolio manager at Fischer Francis Trees & Watts, Inc., a specialist manager of single and multi-currency fixed income investment portfolios, where he managed structured product portfolios, evaluating mortgage derivative and levered pass-through strategies and advising on mortgage-indexed portfolios. From 2004 to 2005, Mr. Rosenbloom was a portfolio manager at Gracie Square, LLC, an investment management firm, where he started an MBS hedge fund. From 2002 to 2004, he was a managing director and senior portfolio manager at PartnerRe Asset Management Corporation, an investment management firm, where he was a founding member and Head of Structured Products. From 1993 to 2002, he was a vice president, portfolio manager and principal of Sanford C. Bernstein/Alliance Capital, LLC, managing MBS and trading mortgage related and structured product securities. Mr. Rosenbloom received a B.S. in Economics from the Wharton School of Business at the University of Pennsylvania.

Stuart A. Rothstein. Mr. Rothstein is our Chief Financial Officer, Secretary and Treasurer. He is also a Vice President and a member of the Investment Committee of our Manager. Mr. Rothstein is the Chief Financial Officer of Apollo’s real estate business. He joined Apollo in 2009. Mr. Rothstein currently serves as the Chief Financial Officer, Secretary and Treasurer of ARI. Mr. Rothstein was previously Co-Managing Partner of Four Corners Properties, a real estate investment company formed with a former colleague, which acquired over $200 million of real estate comprising approximately 1.2 million square feet in Silicon Valley. Prior to Four Corners Properties, from January 2005 to March 2006, Mr. Rothstein served as a Director of KKR Financial Advisors LLC, overseeing all investments in commercial real estate. During his tenure, KKR Financial completed over $600 million in investments across a broad range of commercial real estate loans and securities, including mezzanine debt, B-notes, CMBS, syndicated bank debt and preferred and common equity. Mr. Rothstein also served as acting Chief Financial Officer of KKR Financial Holdings LLC through May 2005. From May 2004 to December 2004, Mr. Rothstein was a Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. From August 2002 to March 2004, Mr. Rothstein was an Executive Vice President and Chief Financial Officer of the Related Capital Company, also serving as Chief Financial Officer for three then publicly traded operating companies, Centerline Capital Group (formerly CharterMac), American Mortgage Acceptance Company and Aegis Realty. From 1994 to 2001, Mr. Rothstein worked in various finance positions for Spieker Properties, including as its Chief Financial Officer from September 1999 to July 2001. Mr. Rothstein received a B.S. in Accounting from Pennsylvania State University and an M.B.A. from Stanford University.

Justin Stevens. Mr. Stevens is one of our directors. Mr. Stevens is also a Vice President and a member of our Manager’s Investment Committee. Mr. Stevens is a Principal of Apollo’s private equity business. Mr. Stevens joined Apollo in 2003. Prior to that time, Mr. Stevens was a member of the Leverage Finance Group at Deutsche Bank. Mr. Stevens serves on the board of Countrywide Ltd., a leading provider of real estate agency and ancillary services in the United Kingdom, and Vantium Capital Inc. He also served as a director of Momentive Performance Materials Holdings Inc., a global chemicals manufacturer, from 2008 to 2010. Mr. Stevens received a B.S. in Applied Economics & Management from Cornell University. Mr. Stevens’ acute business judgment and extensive business and management expertise will enhance the breadth of experience of our board of directors.

James Zelter. Mr. Zelter is a Vice President and a member of the Investment Committee of our Manager. Mr. Zelter is the Managing Director of Apollo’s capital markets business. Mr. Zelter joined Apollo in 2006. Prior to joining Apollo, Mr. Zelter was with Citigroup Inc. and its predecessor companies from 1994 to 2006. From 2003 to 2005, Mr. Zelter was Chief Investment Officer of Citigroup Alternative Investments, and prior to that he was responsible for the firm’s Global High Yield and Leveraged Finance franchise. Prior to joining Citigroup in 1994, Mr. Zelter was a High Yield Trader at Goldman, Sachs & Co. Mr. Zelter has significant experience in global credit markets and has overseen the broad expansion in the Apollo capital markets platform. Mr. Zelter is a board member of DUMAC, the investment management company that oversees the Duke Endowment and Duke Foundation. Mr. Zelter received a degree in Economics from Duke University.

Investment Committee

Our Manager has formed an Investment Committee which will advise and consult with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leverage strategies and investment guidelines. The Investment Committee will be chaired by Mr. Commaroto and will also include Mr. Rothstein, Marc E. Becker, Frederick N. Khedouri, Eileen Patrick, Justin Stevens and James Zelter. For biographical information on the members of the Investment Committee, see “Our Management—Biographical Information.” The Investment Committee will meet as frequently as it believes is necessary.

Management Agreement

Upon completion of this offering, we will enter into a management agreement with our Manager pursuant to which it will provide for the day-to-day management of our operations and will provide our company with our management team and appropriate support personnel.

The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager will be responsible for (1) the selection, purchase and sale of our portfolio of assets, (2) our financing activities and (3) providing us with advisory services. Our Manager will be responsible for our day-to-day operations and will perform (or cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our acquisition of assets, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

(ii)	forming our Manager’s investment committee, which will advise and consult with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leveraging strategies and investment guidelines;

(iii)	investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of assets consistent with the investment guidelines;

(iv)	representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, Agency MBS, non-Agency MBS, residential mortgage loans and other residential mortgage assets and the sale and commitment to sell such assets;

(v)	with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(vi)	advising us on, negotiating and entering into, on our behalf, credit facilities (including term loans and revolving facilities), repurchase agreements, resecuritizations, securitizations, warehouse facilities, commercial papers, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for us to conduct our business;

(vii)	establishing and implementing loan origination networks, conducting loan underwriting and the execution of loan transactions;

(viii)	oversight of loan portfolio servicers;

(ix)	providing us with portfolio management;

(x)	engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services and all other services as may be required relating to our assets;

(xi)	coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint venture;

(xii)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xiii)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(xiv)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xv)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xvi)	counseling us in connection with policy decisions to be made by our board of directors;

(xvii)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with the investment guidelines;

(xviii)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xix)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xx)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xxi)	monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxii)	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xxiii)	assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxiv)	assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxv)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended (or Exchange Act), the Securities Act, or by the NYSE;

(xxvi)	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

(xxvii)	placing, or facilitating the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxviii)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxix)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxx)	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxxi)	serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

(xxxii)	performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxxiii)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. In addition, to the extent that officers of our Manager also serve as our officers, these officers will owe us duties under Maryland law in their capacity as our officers. Under the management agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (for example, a transaction was effected in violation of our investment guidelines) or in the trade process (for example, a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

Pursuant to the terms of our management agreement, our Manager is required to provide us with our management team, including a chief executive officer and a chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers, employees or other personnel of our Manager will be dedicated exclusively to us.

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on the third anniversary of the closing of this offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the average annual management fee earned by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

•

our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 60 days after written notice of such breach if our Manager has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the management agreement;

•

the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our Manager.

Our Manager may generally only assign the management agreement or any of its duties thereunder with the written approval of a majority of our independent directors. Our Manager, however, may assign the management agreement or any of its duties thereunder to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

Our Manager may terminate the management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the management agreement following the initial term by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us (or 60 days after written notice of such breach if our Manager has taken steps to cure such breach within 30 days of the written notice), our Manager may terminate the management agreement upon 60 days’ written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

Management Fee, Expense Reimbursement and Termination Fee

We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of our Manager to conduct our day-to-day operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

Management Fee

We will pay our Manager a management fee in an amount equal to 1.5% per annum of our stockholders’ equity, calculated and payable quarterly in arrears. For purposes of calculating the management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with GAAP, except without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items (such as depreciation and amortization) after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the management fee, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. Except as set forth in “Our Management—Executive and Director Compensation—Executive Compensation,” we will not reimburse our Manager or its affiliates for the salaries and other compensation of its personnel.

The management fee of our Manager will be calculated within 45 days after the end of each quarter and such calculation will be promptly delivered to us. We are obligated to pay the management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the management fee for such quarter.

Reimbursement of Expenses

Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the management agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

•

costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager;

•

the compensation and expenses of our directors and the allocable share of cost of liability insurance under a universal insurance policy covering our Manager, Apollo or its affiliates and/or our company to indemnify our directors and officers;

•

costs associated with the establishment and maintenance of any of our credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings (including this offering);

•

expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•

expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our credit facilities, repurchase agreements, securitization vehicles or any of our securities offerings (including this offering);

•

costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business;

•	costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

•

all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

•

expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Manager;

•

expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses incurred in connection therewith, against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

•	all costs and expenses relating to the development and management of our website;

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the allocable share of expenses under a universal insurance policy covering our Manager, Apollo or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

•

all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

Our obligation to pay for the expenses incurred in connection with this offering and the concurrent private placement will be capped at 1% of the total gross proceeds from this offering and the concurrent private placement (or approximately $2.05 million, and approximately $2.35 million if the underwriters exercise their overallotment option in full). Our Manager will pay the expenses incurred above this 1% cap.

Except as set forth in “Our Management—Executive and Director Compensation—Executive Compensation,” we will not reimburse our Manager or its affiliates for the salaries and other compensation of its personnel.

In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of our Manager and its affiliates required for our operations. These expenses will be allocated to us based upon the percentage of time devoted by such personnel to our affairs.

Termination Fee

A termination fee will be payable in the event that the management agreement is terminated without cause upon the affirmative vote of at least two-thirds of our independent directors, based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our manager under the management agreement is not fair, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is fair. The termination fee will be equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Grants of Equity Compensation to Our Manager, Its Personnel and Its Affiliates

Under our 2011 equity incentive plan, our board of directors is authorized to approve grants of equity-based awards to our Manager, its personnel and its affiliates. Our board of directors will approve an initial grant of restricted stock units to our officers, our Manager’s personnel and our Manager. The shares of common stock underlying these restricted stock units, which together with the restricted shares of common stock to be granted to our independent directors, will represent 0.5% of the aggregate issued and outstanding shares of our common stock after giving effect to the shares sold in this offering and the concurrent private placement, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option. The initial restricted shares of common stock and the restricted stock units to be granted to our independent directors, our officers, our Manager’s personnel and our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of three years. With respect to the restricted stock units, following the expiration of the final vesting period, we will deliver shares of non-restricted common stock equal to the number of vested restricted stock units. In addition, the restricted stock units grant the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our common stock. See “Our Management—2011 Equity Incentive Plan.”

OUR MANAGEMENT

Our Directors, Director Nominees and Officers

Upon completion of the offering, our board of directors will be comprised of seven members. We currently have three directors. In connection with the closing of this offering, we expect that our board of directors will increase the size of our board to seven directors and elect four other individuals to fill the vacancies on our board of directors. Our board of directors has determined that our director nominees satisfy the listing standards for independence of the NYSE. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL nor, unless our bylaws are amended, more than 15.

The following sets forth certain information with respect to our directors, director nominees and officers and other key personnel:

Officer/Director	Age	Position Held with our Company
Frederick N. Khedouri	60	Chairman of the Board of Directors
Marc E. Becker	38	Director
Mark C. Biderman	65	Director Nominee
Thomas D. Christopoul	46	Director Nominee
Frederick J. Kleisner	66	Director Nominee
Justin Stevens	30	Director
Hope S. Taitz	46	Director Nominee
Michael A. Commaroto	54	Chief Executive Officer and President
Stuart A. Rothstein	45	Chief Financial Officer, Treasurer and Secretary

Biographical Information

Directors, Director Nominees and Officers

For biographical information on Messrs. Becker, Commaroto, Khedouri, Rothstein and Stevens, see “Our Manager and the Management Agreement—Biographical Information.” Additional biographical information of the director nominees of our company is outlined below.

Mark C. Biderman. Mr. Biderman is one of our director nominees. Since November 2010, Mr. Biderman has been a member of the board of directors of ARI. Since August 2010, Mr. Biderman has been a member of the board of directors of the Full Circle Capital Corporation, an externally managed business development company. Since February 2011, Mr. Biderman has been a member of the board of directors of Atlas Energy, L.P., a midstream energy service provider. Mr. Biderman served as a member of the board of directors of Atlas Energy, Inc., an independent natural gas producer that also owns an interest in an energy services provider, from July 2009 through February 2011. Since January 2009, Mr. Biderman has been a consultant focused on the financial services sector. Mr. Biderman served as Vice Chairman of National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from September 2008 through December 2008. From November 1999 until September 2008, he served as NFP’s Executive Vice President and Chief Financial Officer. From 1987 to 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets, or CIBC, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Prior to investment banking, he was an equity research analyst covering the commercial banking industry. Mr. Biderman was on the “Institutional Investor” All American Research Team from 1973 to 1985 and was First Team Bank Analyst in 1974 and 1976. Mr. Biderman chaired the Due Diligence Committee at CIBC and served on the Commitment and Credit Committees. He serves on the board of governors and as Treasurer of Hebrew Union College-Jewish Institute of Religion, on the Board of Trustees of Congregation Rodeph Sholom and on the board of directors of Center for Jewish Life Princeton University -

Hillel. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman received a B.S.E. degree, with high honors, in chemical engineering from Princeton University and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Biderman was selected to serve as a director on our board of directors because of his business acumen and valuable operational experience.

Thomas D. Christopoul. Mr. Christopoul is one our director nominees. Mr. Christopoul is currently Chairman and Executive Director of GPS Industries, LLC, a developer, manufacturer and distributor of cart-mounted GPS technology for the global golf industry. Mr. Christopoul also serves as Advisor to Falconhead Capital, LLC, a private equity firm, and President of Somerset Shore Associates Inc, a private investment company. Until August 2009, he served as President and Chief Executive Officer of Resources Connection Inc. (NASDAQ: RECN), or Resources, a multinational professional services firm, where he also served as an independent member of the board of directors from 2006. Prior to October 2005, Mr. Christopoul served as Chairman and Chief Executive Officer of the Marketing Services Division of Cendant Corporation (NYSE: CD), or Cendant. During his more than 10 years with Cendant, he led worldwide human resources and information technology, marketing and a broad array of corporate staff functions on a global basis through his service in a number of senior executive positions, including Chairman and Chief Executive Officer of the Financial Services Division of Cendant, where he managed Jackson-Hewitt Tax Services, Senior Executive Vice President and Chief Administrative Officer, Executive Vice President of Corporate Services, Senior Vice President of Human Resources and Vice President of Human Resources for HFS Inc. (Hospitality Franchise Systems, Cendant’s predecessor). Prior to HFS Inc. and Cendant, he was the Director of Labor Relations for the Nabisco Biscuit Company and also worked for several years at the Pepsi-Cola Company. He is a member of the board of directors of several privately held companies. He is also Non-Executive Chairman of Hudson Crossing, LLC, a travel industry consulting and advisory partnership, and was previously Vice Chairman of the Board of Pinnacle Care International, a health advisory firm. Mr. Christopoul received a B.A. from Rutgers University and an M.S. degree from Purdue University. Mr. Christopoul’s extensive managerial and executive experience will enhance the breadth of experience of our board of directors.

Frederick J. Kleisner. Mr. Kleisner served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company, from October 2007 to March 2011. From December 2007 until March 2011, Mr. Kleisner also served as Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ: MHGC), or Morgans, a hospitality company, and as President and Chief Executive Officer (including interim President and Chief Executive Officer) of Morgans from September 2007 until December 2009. Mr. Kleisner also served as a director of Morgans from February 2006 until March 2011. From January 2006 to September 2007, Mr. Kleisner was the Chairman and Chief Executive Officer of Rex Advisors, LLC, a hotel advisory firm. From August 1999 to August 2005, Mr. Kleisner served as President, Chief Operating Officer and, most recently, Chief Executive Officer of Wyndham International, Inc., or Wyndham International, a global hotel company. Mr. Kleisner also has served as the Chairman of Wyndham International’s board from October 2000 to August 2005. From March 1998 to August 1999, he served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group. He has held senior positions with Westin Hotels and Resorts, where he served as President and Chief Operating Officer from 1995 to 1998, Interstate Hotels Company, where he served as Executive Vice President and Group President of Operations from 1990 to 1995, The Sheraton Corporation, where he served as Senior Vice President, Director of Operations, North America Division—East from 1985 to 1990, and Hilton Hotels, Corp., where for 16 years he served as General Manager of several landmark hotels. Mr. Kleisner has served as a director of Innkeepers USA Trust, a subsidiary of Apollo Investment Corporation (NASDAQ: AINV), since November 2007 and as a director of Kindred Healthcare, Inc. (NYSE: KND), a healthcare services company, since April 2009. Mr. Kleisner received a B.A. in Hotel Management from Michigan State University, completed advanced studies at the University of Virginia and attended The Catholic University of America. Mr. Kleisner was selected to serve as a director on our board of directors because of his strong operating, management and real estate investment experience.

Hope S. Taitz. Ms. Taitz is one of our director nominees. Ms. Taitz currently acts as a consultant in the retail/consumer industries. From 1995 to 2004, Ms. Taitz was managing partner of Catalyst Partners, L.P., a money management firm focused on special situations in both debt and equity in sectors including retail, consumer, and specialty finance. From 1990 to 1992, Ms. Taitz was a Vice President at The Argosy Group (now

part of the Canadian Imperial Bank of Commerce (CIBC)) specializing in financial restructuring before becoming a Managing Director at Crystal Asset Management, from 1992 to 1995. From 1986 to 1990, Ms. Taitz was at Drexel Burnham Lambert, first as a mergers and acquisitions analyst and then as an associate in the leveraged buyout group. Ms. Taitz is a founding executive member of Youth Renewal Fund and a current member of the board of directors of Pencils of Promise. Ms. Taitz graduated with honors from the University of Pennsylvania with a B.A. in economics. Ms. Taitz’s extensive background in finance and management will enhance the breadth of experience of our board of directors.

Executive and Director Compensation

Compensation of Directors

We will pay a $75,000 annual base director’s fee to each of our independent directors. Base directors’ fees will be paid 50% in cash and 50% in restricted shares of common stock, which will vest in equal installments, after issuance, on the first business day of each fiscal quarter over three years. In addition, each independent director who serves on the audit, compensation and nominating and corporate governance committees will receive an annual cash retainer of $10,000, $2,000 and $2,000, respectively, and the chairs of the audit, compensation and nominating and corporate governance committees will receive an additional annual cash retainer of $20,000, $5,000 and $5,000, respectively. Each independent director will receive a fee of $1,500 for attending each full board of directors meeting. We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors will also be eligible to receive restricted shares of common stock, options and other stock-based equity awards under our 2011 equity incentive plan. In addition, each of our independent directors will receive 5,000 restricted shares of common stock upon completion of this offering. These initial restricted shares of common stock will vest in equal installments, after issuance, on the first business day of each fiscal quarter over a period of three years.

We will pay directors’ fees only to those directors who are independent under the NYSE listing standards. We have not made any payments to our independent director nominees since our inception.

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager, do not receive cash compensation from us for serving as our officers. However, we will reimburse our Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) our Chief Financial Officer based on the percentage of his time spent on our affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs. In their capacities as officers or personnel of our Manager or its affiliates, they will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

We will grant our officers, our Manager’s personnel and our Manager 31,000 restricted stock units upon completion of this offering. These initial restricted stock units to be granted to our officers, our Manager’s personnel and our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of three years. Following the expiration of the final vesting period, we will deliver shares of non-restricted common stock equal to the number of vested restricted stock units. In addition, the restricted stock units grant the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our common stock.

Except for certain equity grants and except as set forth above, our Manager compensates each of our officers. We pay our Manager a management fee and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and personnel. We will adopt a 2011 equity incentive plan to provide incentive compensation to our officers, our non-employee directors, our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “—2011 Equity Incentive Plan” for detailed description of our 2011 equity incentive plan.

Corporate Governance—Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business. Upon completion of this offering, a majority of our board of directors will be “independent,” as determined by the requirements of the NYSE. Our directors keep informed about our business by attendance at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit Committee

The audit committee will comprise Messrs. Christopoul, Kleisner and Biderman, each of whom will be an independent director and “financially literate” under the rules of the NYSE. The audit committee will be responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee will comprise Messrs. Christopoul and Kleisner, and Ms. Taitz, each of whom will be an independent director. Mr. Christopoul will chair our compensation committee. The principal functions of the compensation committee will be to (1) evaluate the performance of our officers, (2) review the compensation payable to our officers, (3) evaluate the performance of our Manager, (4) review the compensation and fees payable to our Manager under the management agreement, (5) prepare compensation committee reports and (6) administer the issuance of any equity-based awards issued to the personnel of our Manager who provide services to us.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will comprise Ms. Taitz and Mr. Biderman, each of whom will be an independent director. Ms. Taitz will chair our nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as directors and will approve and recommend to the full board of directors the appointment of each of our officers.

It also will periodically prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance and will annually recommend to the board of directors nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Conflicts of Interest

We do not expect to have any employees and we rely completely on our Manager to provide us with investment and advisory services. Our Chairman, Chief Executive Officer and Chief Financial Officer also serve as officers of our Manager. Our management agreement with our Manager was negotiated between related parties and its terms, including fees, expense reimbursements and other amounts payable to our Manager, may not be as favorable to us as if it had been negotiated at arm’s length between unaffiliated third parties.

Certain of our officers and directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors or partners of Apollo as well as Apollo sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by Apollo’s affiliates or our Manager (we refer to all of the foregoing as Other Apollo Vehicles). Accordingly, the ability of our Manager and its officers and other personnel to engage in other business activities may reduce the time our Manager spends managing our business. In addition, officers and other personnel of our Manager may have obligations to those entities, the fulfillment of which might not be in the best interests of us or our stockholders.

Our Manager and Apollo Global Management, LLC have agreed that, for so long as our management agreement is in effect and Apollo Global Management, LLC controls our Manager, neither they nor any entity controlled by Apollo Global Management, LLC will sponsor or manage any U.S. publicly traded REIT that invests primarily in the asset classes described in “Business—Our Target Assets” other than us. However, our Manager, Apollo Global Management, LLC and their respective affiliates may sponsor or manage another U.S. publicly traded REIT that invests generally in real estate assets but not primarily in our target assets. In September 2009, Apollo launched ARI, which originates, acquires, invests in and manages performing commercial first mortgage loans, commercial MBS, mezzanine financings and other commercial real estate-related debt investments in the United States. In addition, certain of our officers and other personnel of our Manager will be involved with the winding down of Vantium’s existing portfolio of mortgage assets.

In 2007, certain funds managed by Apollo founded Vantium, an integrated residential real estate investment platform developed to take advantage of significant dislocation in the residential mortgage market. Vantium is in the process of winding down its existing portfolio of mortgage assets and plans to cease acquiring assets upon completion of this offering. Other than Vantium, no existing Other Apollo Vehicle currently focuses on our target asset classes as part of its core investment strategy and no existing Other Apollo Vehicle currently holds significant investments in our target assets. However, it is possible that in the future such Other Apollo Vehicles as well as existing or future portfolio companies of funds managed by Apollo may from time to time acquire our target assets as a part of their larger business strategies. To the extent such Other Apollo Vehicles or such portfolio companies seek to acquire our target assets, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. Our Manager and Apollo have an investment allocation policy in place that is intended to enable us to share equitably with any such other investment vehicles. According to this policy, investments may be allocated pursuant to a pro rata allocation or in certain circumstances pursuant to a pre-defined arrangement that is other than pro rata. The investment allocation policy may be amended by our Manager and Apollo at any time without our consent.

In addition to the fees payable to our Manager under the management agreement, our Manager and its affiliates may benefit from other fees paid to it in respect of our investments. For example, if we seek to securitize our residential mortgage loans, Apollo and/or our Manager may act as collateral manager. In addition, an affiliate of Apollo may act as servicer for some of our mortgage loans or for any securitization vehicles we may establish. In any of these or other capacities, affiliates of Apollo and/or our Manager may receive market based fees for their roles, but only if approved by a majority of our independent directors.

We may, in the future, invest in, acquire or sell assets to joint ventures with affiliates of Apollo or co-invest with, purchase assets from, sell assets to or arrange financing from or provide financing to Other Apollo Vehicles. Any such transactions will require approval by a majority of our independent directors under our management agreement. To the extent we co-invest with Other Apollo Vehicles, we will not be responsible for fees other than as set forth in our management agreement, except our proportionate share of fees if approved by a majority of our independent directors.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors and executive officers, as well as employees of our Manager or Apollo who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors.

2011 Equity Incentive Plan

Prior to the completion of this offering, we will adopt a 2011 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2011 equity incentive plan will be administered by a committee (which may be the compensation committee) appointed by our board of directors. The 2011 equity incentive plan will permit the granting of stock options, restricted shares of common stock, restricted stock units, phantom shares, dividend equivalent rights and other equity-based awards. Prior to the completion of this offering, we will not have issued any equity-based compensation. Upon completion of this offering, we will grant an aggregate of 31,000 restricted stock units to our officers, our Manager’s personnel and our Manager. The restricted stock units to be granted to our officers, our Manager’s personnel and our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of three years. Following the expiration of the final vesting period, we will deliver shares of non-restricted common stock equal to the number of vested restricted stock units. In addition, the restricted stock units grant the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our common stock.

Administration

The committee appointed by our board of directors to administer the 2011 equity incentive plan has the full authority to administer and interpret the 2011 equity incentive plan, to authorize the granting of awards, to determine the eligibility directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2011 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2011 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2011 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the 2011 equity incentive plan will be administered by a committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grant be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References below to the committee include a reference to the board for those periods in which the board is acting.

Available Shares

Our 2011 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 5.0% of the issued and outstanding shares of our common stock (on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into shares of common stock) and including shares to be sold to certain affiliates and personnel of Apollo, including personnel of our Manager, in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award. If an option or other award granted under the 2011 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2011 equity incentive plan after the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our stockholders. No award may be granted under our 2011 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our common stock. Each independent director will receive 5,000 restricted shares of common stock upon completion of this offering. In addition, our officers, our Manager’s personnel and our Manager will receive 31,000 restricted stock units under our 2011 equity incentive plan. The shares of common stock underlying these restricted stock units, together with the restricted shares of common stock to be granted to our independent directors, will represent 0.5% of the aggregate issued and outstanding shares of our common stock after giving effect to the shares sold in this offering and the concurrent private placement, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option. The initial restricted shares of common stock and the restricted stock units to be granted to our independent directors, our officers, our Manager’s personnel and our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of three years. With respect to the restricted stock units, following the expiration of the final vesting period, we will deliver shares of non-restricted common stock equal to the number of vested restricted stock units.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee.

Restricted Shares of Common Stock. A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the committee may determine. A participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock.

Although dividends will be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares, when issued, will reduce the number of shares available for grant under the 2011 equity incentive plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the committee, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Stock Units. Restricted stock units represent a promise to pay shares of our common stock (or a cash amount equal to the value thereof) upon the completion of a vesting period. Dividend equivalents generally are granted with restricted stock units and are earned during the vesting period, and paid in the year following the year to which they relate.

Other Share-Based Awards. The 2011 equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in Control

Upon a change in control (as defined in the 2011 equity incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments) and provided that any discretionary increase in the aggregate number of shares issuable under the 2011 equity incentive plan must be approved by our board of directors.

Other Changes

Our board of directors may amend, alter, suspend or discontinue the 2011 equity incentive plan but cannot take any action that would impair the rights of a participant’s existing grants. To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in the 2011 equity incentive plan, increase the total number of shares of common stock reserved for issuance under the 2011 equity incentive plan; or

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2011 equity incentive plan.

The committee or our board of directors may amend the terms of any award granted under the 2011 equity incentive plan, prospectively or retroactively, but, generally may not impair the rights of any participant without his or her consent.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity or capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and any employee or agent of our company or of any predecessor.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

“Apollo” License Agreement

Prior to the completion of the offering, we will enter into a license agreement with Apollo pursuant to which Apollo will grant us a non-exclusive, royalty free license to use the name “Apollo.” Other than with respect to this license, we will have no legal right to use the “Apollo” name. In the event the management agreement is terminated, we would be required to change our name to eliminate the use of “Apollo.”

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there will be 100 shares of common stock outstanding and one stockholder of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital stock by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our capital stock; and

•	all of our directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated in the footnotes to the table below, the business address of the persons listed below is the address of our principal executive office, 9 West 57th Street, 43rd Floor, New York, New York 10019.

	Common stock beneficially owned
	Immediately prior to this offering		Immediately after this offering(1)
Name and Address	Shares owned	Percentage	Shares owned	Percentage
Marc E. Becker	—	—	—	—
Mark C. Biderman	—	—	5,000	*
Thomas D. Christopoul	—	—	5,000	*
Frederick N. Khedouri	—	—	—	—
Frederick J. Kleisner	—	—	5,000	*
Justin Stevens	—	—	—	—
Hope S. Taitz	—	—	5,000	*
Michael A. Commaroto	—	—	50,000	*
Stuart A. Rothstein	—	—	—	—
All directors, director nominees, executive officers as a group(3)	—	—	70,000	*
Apollo Principal Holdings I, L.P.(2)(3)	100	100%	190,000	1.9%

*	Represents less than 1% of the shares of common stock outstanding upon the closing of this offering.
(1)	Assumes issuance of 10,000,000 shares offered hereby, 250,000 shares of common stock sold to certain affiliates and personnel of Apollo, including personnel of our Manager, in the concurrent private placement and 20,000 restricted shares of common stock to be granted to our independent directors pursuant to our 2011 equity incentive plan. Does not reflect 1,500,000 shares of common stock reserved for issuance upon exercise of the underwriters’ overallotment option in full or shares of common stock underlying the restricted stock units to be granted to our officers, our Manager’s personnel and our Manager under our 2011 equity incentive plan upon closing of this offering.
(2)	We will repurchase the 100 shares currently owned by Apollo Principal Holdings I, L.P. acquired in connection with our formation.
(3)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the completion of this offering. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

Prior to the completion of this offering, we will enter into a management agreement with our Manager, pursuant to which our Manager will provide the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. The management agreement has an initial three-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a management fee. See “Our Manager and the Management Agreement—Management Agreement.”

Our officers also are employees of our Manager and its affiliates. As a result, the management agreement between us and our Manager was negotiated between related parties, and its terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. See “Our Management—Conflicts of Interest” and “Risk Factors—Risks Related to Our Relationship with Our Manager—There are various conflicts of interest in our relationship with Apollo which could result in decisions that are not in the best interests of our stockholders.”

Our management agreement is intended to provide us with access to Apollo’s private equity, capital markets, credit and distressed debt investment teams, as well as assistance with corporate operations, legal and compliance functions and governance, as well as assistance with corporate operations, legal and compliance functions and governance.

“Apollo” License Agreement

Prior to the completion of the offering, we will enter into a license agreement with Apollo, pursuant to which Apollo will grant us a non-exclusive, royalty free license to use the name “Apollo.” See “Our Management—“Apollo” License Agreement.”

Restricted Common Stock and Other Equity-Based Awards

Our 2011 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 5.0% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to certain affiliates and personnel of Apollo, including personnel of our Manager, in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of the award. Our board of directors will approve an initial grant of restricted stock units to our officers, our Manager’s personnel and our Manager. The shares of common stock underlying these restricted stock units, together with the restricted shares of common stock to be granted to our independent directors, will represent 0.5% of the aggregate issued and outstanding shares of our common stock after giving effect to the shares sold in this offering and the concurrent private placement, excluding shares sold pursuant to the underwriters’ exercise of their overallotment option. The initial restricted shares of common stock and the restricted stock units to be granted to our independent directors, our officers, our Manager’s personnel and our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of three years. With respect to the restricted stock units, following the expiration of the final vesting period, we will deliver shares of non-restricted common stock equal to the number of vested restricted stock units. In addition, the restricted stock units grant the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our common stock.

Purchases of Common Stock by Affiliates

Concurrently with the closing of this offering, we will sell to certain affiliates and personnel of Apollo, including personnel of our Manager, in a concurrent private placement, at the initial public offering price per share, shares of our common stock representing an aggregate investment equal to 2.5% of the gross proceeds raised in this offering, excluding the underwriters’ overallotment option, up to $5 million. No underwriting fee is payable in connection with the sale of shares to certain affiliates and personnel of Apollo, including personnel of our Manager. We plan to use the net proceeds of this offering and the concurrent private placement in accordance with our objectives and strategies described in this prospectus.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of a corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Registration Rights

We will enter into a registration rights agreement with regard to the common stock owned upon completion of this offering and the concurrent private placement by certain affiliates and personnel of Apollo, including personnel of our Manager. Pursuant to the registration rights agreement, we will grant to certain and personnel affiliates of Apollo, including personnel of our Manager, (1) unlimited demand registration rights to have the shares purchased by them in the concurrent private placement registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering. The registration rights of certain affiliates and personnel of Apollo, including personnel of our Manager, with respect to the common stock that it will purchase in the concurrent private placement will only begin to apply 12 months after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire board of directors and without stockholder approval. After giving effect to this offering and the other transactions described in this prospectus, 10,270,000 shares of common stock will be issued and outstanding (11,770,000 if the underwriters’ overallotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

Shares of Common Stock

All of the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of our Manager, Apollo or any of their affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guaranty association coverage or any similar protection.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no pre-emptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, which must be approved by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the amendment) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Our charter contains restrictions on the ownership and transfer of our stock that will become effective upon completion of this offering. The relevant sections of our charter provide that, subject to the exceptions described below, from and after the completion of this offering, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock. We refer to these limits collectively as the “ownership limit.” An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of our stock described below is referred to as a “prohibited owner” if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares of our stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

Our board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors in order to determine or ensure our qualification as a REIT. Our board of directors will create an excepted holder limit for Apollo and certain of its affiliates. The excepted holder limit, which our board of directors will approve, will allow Apollo and certain of its affiliates, together as an excepted holder, to hold up to 25% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 25% by value or number of shares, whichever is more restrictive, of our outstanding capital stock.

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of any other class or series, as applicable, in excess of such percentage ownership of our common stock or stock of all classes and series will be in violation of the ownership limit.

Upon closing of this offering, our charter will further prohibit:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock, or who would have owned shares of our stock transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock as described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of our stock, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common stock to be Wells Fargo Shareowner Services.

SHARES ELIGIBLE FOR FUTURE SALE

After giving effect to this offering and the other transactions described in this prospectus, we will have 10,270,000 shares of common stock outstanding. Shares of our common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to Our Common Stock.”

For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Issuance of Shares of Common Stock and Restricted Stock Units

Upon completion of this offering, we will have reserved for issuance, under our 2011 equity incentive plan, up to an aggregate of 5.0% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to certain affiliates and personnel of Apollo, including personnel of our Manager, in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their overallotment option) at the time of award. In connection with this offering, our board of directors will approve equity-based awards representing an aggregate of 20,000 restricted shares of our common stock to be granted to our independent directors, and an aggregate of 31,000 restricted stock units to our officers, our Manager’s personnel and our Manager under our 2011 equity incentive plan. The initial restricted shares of common stock and the restricted stock units to be granted to our independent directors, our officers, our Manager’s personnel and our Manager will vest in equal installments on the first business day of each fiscal quarter over a period of three years. With respect to the restricted stock units, following the expiration of the final vesting period, we will deliver shares of non-restricted common stock equal to the number of vested restricted stock units.

Rule 144

250,000 shares of our common stock will be issued to certain affiliates and personnel of Apollo, including personnel of our Manager, in the concurrent private placement, and 20,000 shares of restricted common stock will be granted to our independent directors and 31,000 restricted stock units will be granted to our officers, our Manager’s personnel and our Manager under our 2011 equity incentive plan in connection with this offering. These shares of restricted common stock will, when issued, and the shares underlying the restricted stock units will, when delivered, be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Lock-up Agreements

Our directors and executive officers, Apollo and certain of its affiliates and personnel, including personnel of our Manager, have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Morgan Stanley & Co. LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Additionally, certain affiliates and personnel of Apollo, including personnel of our Manager, have agreed with us to a further lock-up period relating only to the shares of our common stock purchased by them in the concurrent private placement that will expire at the date which is 12 months following the date of this prospectus. However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement. In addition, with respect to Apollo and certain of its affiliates, the restrictions described above shall not apply to transfers to their shareholders, members, partners and other equity owners, provided that the transferee agrees in writing to be bound by the terms of the lock-up agreement.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL

CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request.

Our Board of Directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Upon the completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast on the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), (2) between us and Apollo and its affiliates and associates and (3) persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election (which we expect to be upon the closing of this offering), vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or the board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors beginning in 2012. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendment to Our Charter and Bylaws

Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our shares of stock, and the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to us and our stockholders to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Apollo Residential Mortgage, Inc., and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and

•	except to the extent discussed below, tax-exempt organizations and non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF US AS A REIT AND HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX

CONSEQUENCES OF THE HOLDING AND DISPOSITION OF OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of Our Company—General

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2011. We believe that we have been organized and we intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that they and we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in mortgage loan securitizations the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized, and we intend to operate, so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITS in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2012, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

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If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

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If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to wilful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the required distribution, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

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A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC) to the extent that our common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

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We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)	which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year; and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6) above. Our charter provides restrictions regarding the ownership and transfer of shares of our stock, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of shares of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including equity interests in any lower tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We anticipate that we may make TRS elections with respect to certain entities we may form in the future, which would allow such entities to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the

REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We may hold assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our total assets. To the extent that we acquire loans with an intention of selling such loans in a manner that might expose us to a 100% tax on “prohibited transactions,” such loans will be acquired by a TRS. If dividends are paid to us by one or more TRSs we own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible through 2012 for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We may enter into financing and securitization arrangements that give rise to TMPs. Specifically, we may securitize MBS or mortgage loans that we acquire and such securitizations may result in us owning interests in a TMP. To the extent that we do so, we may enter into such transactions through a qualified REIT subsidiary. We would be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes in order to ensure that such entity remains a qualified REIT subsidiary.

A TMP generally is treated as a corporation for U.S. federal income tax purposes; it cannot be included in any consolidated U.S. federal corporate income tax return. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary that would become a TMP, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of our binding commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

Although not currently contemplated, in the event that we invest in a mortgage loan that is fully secured by both real property and other property, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest “principal amount”

of the loan during the year. The IRS recently issued Revenue Procedure 2011-16, which interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. Any mortgage loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16 as described above.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

We may purchase agency securities through “to-be-announced” forward contracts, or TBAs, and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBA could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not expect to have significant income from the disposition of TBAs, and therefore do not expect such income to adversely affect our ability to meet the 75% and 95% gross income tests. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

We believe that the interest income that we receive from our mortgage-related investments and securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In the case of a mortgage loan that is not fully secured, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

We expect that the MBS that we invest in will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from such MBS will be qualifying income for the 95% gross income test. In the case of MBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of MBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. As discussed above, if less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from MBS will be qualifying income for purposes of the REIT gross income tests.

Fee Income

We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Other fees are not qualifying income for purposes of either the 75% or 95% gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Dividend Income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including hedging instruments such as interest rate swap agreements, interest rate cap agreements, interest rate floor or collar agreements, IO Strips, options, futures contracts, forward rate agreements, similar financial instruments or other financial instruments that we deem appropriate. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurances we will be successful in this regard.

Rents from Real Property

Although we do not intend to own rental properties, to the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations. We intend to structure any leases so that the rent payable thereunder will qualify as “rents from real property,” but there can be no assurance we will be successful in this regard.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the greater of 150% of our direct cost in furnishing or rendering the services or the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the MBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on MBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the MBS are not made.

We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

In addition, in the event that any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Failure to Satisfy the Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving our failure to satisfy the gross income tests, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be a significant amount.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of MBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. In the case of any interests in grantor trusts, we would be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We expect that the assets comprising our mortgage-related investments and securities that we own generally will be qualifying assets for purposes of the 75% asset test, and that our holdings of TRSs and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in our TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the REIT asset tests, and could fail to qualify as a REIT. A mortgage loan that we own will generally be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal or greater to the principal amount of the loan. In the event that we invest in a mortgage loan that is fully secured by both real property and other property, recently issued Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any repurchase agreement and that the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

We may purchase Agency MBS through TBAs. The law is unclear regarding whether TBAs will be qualifying assets for purposes of the 75% asset test. Accordingly, our ability to purchase Agency MBS through TBAs could be limited. We do not expect TBAs to comprise a significant portion of our assets and therefore do not expect TBAs to adversely affect our ability to meet the REIT asset tests. No assurance can be given that the IRS would treat TBAs as qualifying assets. In the event that such assets are determined to be non-qualifying, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our TBAs, together with our non-qualifying assets for the 75% asset test, exceeded 25% of our total assets at the end of any calendar quarter.

Failure to Satisfy the Asset Tests

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Stockholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid U.S. federal corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, resulting in original issue discount, such that we will be required to include in our income a portion of the original issue discount each year that the instrument is held before we receive any corresponding cash. Furthermore, we will likely invest in assets that accrue market discount, which may require us to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess Inclusion Income

A portion of our income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” A REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. We are required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	in the case of a stockholder that is a REIT, a RIC, or a common trust fund or other pass through entity, is considered excess inclusion income of such entity,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax,

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders, and

•

is taxable (at the highest U.S. federal corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method.

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we will have an interest to ensure that they will not adversely affect our qualification as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15% through 2012, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable (through 2012) to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2012) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is

60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of our Company—General” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2012, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Recently enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Recent Legislation Relating to Foreign Accounts

Under recently enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock. See “—Recent Legislation Relating to Foreign Accounts” below.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of Subsidiary Entities,” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless they are able to properly exclude certain amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Non-U.S. stockholders should consult their tax advisors concerning the U.S. federal estate consequences of ownership of our common stock.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that would result in a portion of our dividends being considered excess inclusion income, and accordingly, it is possible that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As described below, we do not expect shares of our common stock to constitute USRPIs.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following the offering. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). We do not anticipate that a material portion of our assets will constitute USRPIs.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

(a)	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

(b)	We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we will be a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we will remain a domestically-controlled qualified investment entity; and

(c)	Either (i) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (ii) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 5% of our outstanding common stock any time during the shorter of the five-year period ending on the date of the sale or the period such selling non-U.S. stockholder held our common stock.

Specific wash sales rules applicable to sales of stock in a domestically-controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan (or plan), subject to the Employee Retirement Income Security Act of 1974, as amended (or ERISA), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, among other things, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (or the DOL).

The DOL has issued final regulations (or the DOL Regulations) as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We expect the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as joint bookrunners of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting fee set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
Morgan Stanley & Co. LLC	3,800,000
Credit Suisse Securities (USA) LLC	2,250,000
J.P. Morgan Securities LLC	2,250,000
JMP Securities LLC	500,000
Nomura Securities International, Inc.	500,000
Stifel, Nicolaus & Company, Incorporated	500,000
RBS Securities Inc.	200,000

Total	10,000,000

The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus. No concession was offered by the underwriters to dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,500,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to $0.80 per share. The following table shows the per share and total underwriting fee to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting fee (1)	Without overallotment	With full overallotment
Per share	$0.80	$0.80
Total	$8,000,000	$9,200,000

(1)	Our Manager will pay to the underwriters the total underwriting fee of $0.80 per share for shares sold in the offering.

We estimate that the total expenses of this offering and the concurrent private placement including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting fee, will be approximately $2.05 million. Our obligation to pay for the expenses incurred in connection with this offering and the concurrent private placement will be capped at 1% of the total gross proceeds from this offering and the concurrent private placement (or approximately $2.05 million, and approximately $2.35 million if the underwriters exercise their overallotment option in full). Our Manager will pay the expenses incurred above this 1% cap.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and our Manager have agreed, subject to certain permitted exceptions, not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or, in the case of our company, file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Morgan Stanley & Co. LLC for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, Apollo and certain of its affiliates and personnel, including personnel of our Manager, have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Morgan Stanley & Co. LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, with respect to our directors and executive officers, the restrictions described above shall not apply to bona fide gifts or transfers to family members or trusts for the direct or indirect benefit of the director or executive officer or his or her family members, provided in each case that the transferee agrees in writing to be bound by the terms of the lock-up agreement. In addition, with respect to Apollo and certain of its affiliates, the restrictions described above shall not apply to transfers to their shareholders, members, partners and other equity owners, provided that the transferee agrees in writing to be bound by the terms of the lock-up agreement.

In addition, certain affiliates and personnel of Apollo, including personnel of our Manager, have entered into an agreement with us pursuant to which they have agreed that they will not, without our prior written consent, offer, sell, contract to sell or otherwise dispose of or hedge, or enter into any transaction that is designed to, or could be expected to, result in the disposition of the shares of our common stock purchased in the concurrent private placement held by certain affiliates and personnel of Apollo, including personnel of our Manager, for a period of 12 months after the date of this prospectus.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “AMTG.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting fee received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative of the underwriters. In determining the initial public offering price, we and the representative of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representative;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for the shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area2 which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

[2]	The EU plus Iceland, Norway and Liechtenstein.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Morgan Stanley & Co. LLC, an affiliate of Nomura Securities International, Inc. and RBS Securities Inc. have entered into master repurchase agreements with us. In addition, each of Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Nomura Securities International, Inc., Stifel, Nicolaus & Company, Incorporated, RBS Securities Inc., and their affiliates have provided Apollo and certain of its affiliates in the past, and may provide to us, our Manager, Apollo and/or certain of their respective affiliates from time to time in the future, certain commercial banking, financial advisory, investment banking, prime brokerage and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In the past, certain of the underwriters or affiliates of the underwriters have provided to Apollo credit facilities (including administrative agent and related services) as well as M&A advisory services and secondary market trading services (including swaps and foreign exchange) and have acted as an initial purchaser or underwriter with respect to private or public offerings of certain Apollo securities. In addition, in the past certain of the underwriters or affiliates of the underwriters have provided to certain entities managed by Apollo, certain of the investment funds controlled by Apollo and to certain holding companies, acquisition vehicles and operating portfolio companies owned by those funds services similar to those provided to Apollo, as well as dealer manager and solicitation agent services. In each case, such affiliates of the underwriters received customary fees, commissions and reimbursements of expenses for these transactions and services. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The balance sheet included in this prospectus was audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

APPENDIX I

ASSETS UNDER MANAGEMENT

Assets under management refers to the assets Apollo manages or with respect to which Apollo has control, including capital Apollo has the right to call from its investors pursuant to their capital commitments to various Apollo funds. Apollo’s assets under management equals the sum of: (i) the fair value of Apollo’s private equity investments plus the capital that Apollo is entitled to call from its investors pursuant to the terms of such investors’ capital commitments plus non-recallable capital to the extent a fund Apollo manages is within the commitment period in which management fees are calculated based on total commitments to the fund Apollo manages; (ii) the net asset value, or “NAV,” of Apollo’s capital markets funds, other than certain senior credit funds, which are structured as collateralized loan obligations, plus used or available leverage and/or capital commitments; (iii) the gross asset values of Apollo’s real estate entities and the structured portfolio vehicle investments included within the funds Apollo manages, which includes the leverage used by such structured portfolio vehicles; (iv) the incremental value associated with the reinsurance investments of the funds Apollo manages; and (v) the fair value of any other assets that Apollo manages plus unused credit facilities, including capital commitments for investments that may require pre-qualification before investment plus any other capital commitments available for investment that are not otherwise included in the clauses above.

A-1

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Apollo Residential Mortgage, Inc.

New York, New York

We have audited the accompanying balance sheet of Apollo Residential Mortgage, Inc. (the “Company”) as of April 22, 2011. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Apollo Residential Mortgage, Inc. as of April 22, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 22, 2011

Apollo Residential Mortgage, Inc.

Balance sheet

April 22, 2011

Assets:
Cash	$1,000

Stockholders’ Equity:
Common stock, $0.01 par value, 450,000,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in-capital	999

Total Stockholders’ Equity	$1,000

Please see accompanying notes to the Balance Sheet.

Apollo Residential Mortgage, Inc.

Notes to balance sheet

April 22, 2011

1. Organization

Apollo Residential Mortgage, Inc. (the “Company”) was organized in the state of Maryland on March 15, 2011 to invest in residential mortgage assets in the United States. Under the Company’s charter, the Company is authorized to issue up to 450,000,000 shares of common stock and 50,000,000 shares of preferred stock. The Company has not commenced operations.

2. Formation of the company and initial public offering

The Company intends to conduct an initial public offering of common stock (the “IPO”), which is anticipated to be finalized in 2011. Substantially all of the net proceeds from the IPO will be used to invest in Agency mortgage-backed securities (“MBS”).

The Company will be subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels, and the availability of financing. The Company intends to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code commencing with its taxable period ending on December 31, 2011. In order to maintain its qualification as a REIT, the Company plans to distribute at least 90% of its taxable income to its stockholders.

The sole stockholder of the Company is Apollo Principal Holdings I, L.P., a Delaware limited partnership. The ultimate parent of Apollo Principal Holdings I, L.P. is Apollo Global Management, LLC, a Delaware limited liability company (“Ultimate Parent”). The Ultimate Parent is controlled by Leon Black, Joshua Harris and Marc Rowan. On April 21, 2011, Apollo Principal Holdings I, L.P. made a $1,000 initial capital contribution to the Company.

The Company will be managed by ARM Manager, LLC, a Delaware limited liability company which is controlled by the Ultimate Parent.

3. Significant accounting policies

Use of estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting commissions and offering costs

Underwriting commissions and offering costs to be incurred in connection with the Company’s IPO will be reflected as a reduction of additional paid-in-capital. Costs incurred that are not directly associated with the completion of the IPO will be expensed as incurred.

As of April 22, 2011, ARM Manager, LLC has incurred $0.6 million of costs related to this offering. Upon successful completion of the IPO, the Company will reimburse ARM Manager, LLC for any costs associated with the offering from the proceeds of the offering.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2010-06, Improving Disclosures About Fair Value Measurements. The ASU requires enhanced disclosures about purchases, sales, issuances, and settlements on a gross basis relating to Level III measurements. The disclosure will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our financial statement disclosures.

On July 21, 2010, the FASB issued an update to ASC 310, Receivables, by requiring more robust and disaggregated disclosures about the credit quality of a company’s loans held for investment and if applicable, its allowance for credit losses. The objective of enhancing these disclosures is to improve financial statement users’ understanding of (1) the nature of a company’s credit risk associated with its financing receivables and (2) the company’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. The adoption of this ASU did not have a material impact on our financial statement disclosures.

4. Subsequent Events

The Company did not have any subsequent events through April 22, 2011. Subsequent events have been evaluated through April 22, 2011, the date the balance sheet was available to be issued.

10,000,000 Shares

Common Stock

P R O S P E C T U S

Morgan Stanley

Credit Suisse

J.P. Morgan

JMP Securities

Nomura

Stifel Nicolaus Weisel

RBS

July 21, 2011